UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SYNOVIS LIFE TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SPECIAL MEETING OF SHAREHOLDERS — MERGER VOTE REQUIRED

Dear Shareholder of Synovis Life Technologies, Inc.:

You are cordially invited to attend a special meeting of the shareholders of Synovis Life Technologies, Inc., a Minnesota corporation, which will be held on February 14, 2012 at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Synovis would be indirectly acquired by Baxter International Inc. (or its designee). We entered into this merger agreement on December 12, 2011. If the merger is completed pursuant to the terms of the merger agreement, holders of our outstanding common stock will be entitled to receive $28.00 in cash, without interest, and less any applicable withholding taxes, for each share of common stock they own immediately prior to the effective time of the merger.

After careful consideration, our board of directors unanimously approved the merger agreement and determined the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of our shareholders. Our board of directors unanimously recommends that Synovis shareholders vote “FOR” the approval of the merger agreement.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. If you vote to “ABSTAIN”, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Synovis’s named executive officers by Synovis based on or otherwise relating to the merger. Our board of directors unanimously recommends that Synovis shareholders vote “FOR” the merger-related compensation proposal described in the accompanying proxy statement.

The accompanying proxy statement provides more detailed information about the proposed merger and the special meeting. We encourage you to read the accompanying proxy statement carefully and in its entirety because it explains the proposed merger, the documents related to the merger and the special meeting.

Thank you in advance for your continued support.

Sincerely,

RICHARD W. KRAMP

President and Chief Executive Officer

This proxy statement is dated January 12, 2012 and is first being mailed to shareholders of Synovis Life Technologies, Inc. on or about January 13, 2012.

Synovis Life Technologies, Inc.

2575 University Avenue W.

St. Paul, Minnesota 55114-1024

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON February 14, 2012

To the Shareholders of Synovis Life Technologies, Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of shareholders of Synovis Life Technologies, Inc., a Minnesota corporation, will be held on February 14, 2012 at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis):

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 12, 2011, by and among Baxter International Inc., Twins Merger Sub, Inc. and Synovis Life Technologies, Inc.;

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Synovis’s named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal;

3.	To consider and vote upon any proposal by Synovis’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in support of Proposal 1 if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement; and

4.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Our board of directors has unanimously approved the merger agreement and recommends that Synovis shareholders vote “FOR” the approval of the merger agreement. Our board of directors also recommends that Synovis shareholders vote “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Our board of directors has fixed the close of business on January 6, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Synovis had outstanding and entitled to vote 11,169,190 shares of common stock. Synovis shareholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval of the merger agreement may have dissenters’ rights under Minnesota law in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 45.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date is required to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of our common stock at the close of business on the record date that are present in person or represented by proxy at the special meeting and entitled to vote may approve the compensation proposal. The affirmative vote of the holders of a majority of the shares of our common stock at the close of business on the record date that are present in person or represented by proxy at the special meeting and entitled to vote may approve any proposal by our board of directors to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement. The chairperson of the special meeting may also adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You may also vote your shares by using a toll-free number or via the internet. If you submit your proxy but do not indicate how you wish to vote, your proxy will be counted as a vote “FOR” the approval of the merger agreement, “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and make it more difficult for Synovis to achieve a quorum at the special meeting — so please vote. If you do not vote, it will not affect the outcome of the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Annex A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 9.

By Order of the Board of Directors,

BRETT REYNOLDS

Vice President of Finance, Chief Financial Officer

and Corporate Secretary

January 12, 2012

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted in favor of the proposals at the special meeting.

If your shares are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

199 Water Street, 26th Floor

New York, NY 10038

(866) 295-4321 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

i

Synovis Life Technologies, Inc.

This proxy statement contains information related to our special meeting of shareholders to be held on February 14, 2012 at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis), and at any adjournments or postponements thereof. We are furnishing this proxy statement to the shareholders of Synovis Life Technologies, Inc. as part of the solicitation of proxies by Synovis’s board of directors for use at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of Synovis, may have regarding the proposed merger and the special meeting of Synovis shareholders as well as brief answers to such questions. We urge you to read carefully the entirety of this proxy statement because the information in this section does not provide all the information that may be important to you with respect to the approval of the merger agreement. Additional important information is also contained in the annexes to this proxy statement.

Throughout this proxy statement we refer to Synovis Life Technologies, Inc. as “Synovis” and as “we,” “our,” “us” and similar words.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting of Synovis shareholders will take place on February 14, 2012 at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis).

Q:	What matters will be voted on at the special meeting?

A:	We have entered into an Agreement and Plan of Merger (which we refer to in this proxy as the “merger agreement”) with Baxter International Inc., a Delaware corporation (which, together with any of its assignees, we refer to in this proxy statement as “Baxter”), and its wholly owned subsidiary, Twins Merger Sub, Inc., a Minnesota corporation (which we refer to in this proxy statement as “Merger Sub”). Under the terms of the merger agreement, Merger Sub will merge with and into Synovis, with Synovis (which we sometimes refer to in this proxy statement as the “surviving corporation”) surviving the merger and becoming Baxter’s wholly owned subsidiary.

In order to complete the merger, we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock. At the special meeting, you will be asked to consider and vote on the approval of the merger agreement. In addition, you will be asked to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Synovis’s named executive officers in connection with the completion of the merger (which we sometimes refer to in this proxy statement as the “compensation proposal”). You may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Synovis shareholders. For more specific information on how to vote, please see the questions and answers below and the section of this proxy statement entitled “The Special Meeting” beginning on page 9.

Q:	As a Synovis shareholder, what will I receive upon completion of the merger?

A:	If the merger is completed, you will receive merger consideration of $28.00 in cash for each share of our common stock that you own, without interest, and less any applicable withholding taxes (which amount we sometimes refer to in this proxy statement as the “merger consideration”).

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its annexes, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. We encourage you to read the proxy statement carefully and in its entirety, consider your options and please vote, as your vote is very important.

Q:	Who can vote and attend the special meeting?

A:	All shareholders of record as of the close of business on January 6, 2012, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of our common stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date is required to approve the merger agreement. Because the vote is based on the number of votes entitled to be cast, rather than the number of votes cast, failure to vote your shares and votes to “ABSTAIN” will have the same effect as voting “AGAINST” the approval of the merger agreement — so please vote. As a condition to Baxter and Merger Sub entering into the merger agreement, our directors and executive officers entered into voting agreements with Baxter pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of January 6, 2012, the record date for the special meeting, a total of 627,427 shares of our common stock, representing approximately 5.6% of the shares of our common stock outstanding and entitled to vote as of that date, were subject to the voting agreements. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page 37 and Annex B hereto.

Q:	How many votes are required to approve the compensation proposal?

A:	The vote to approve the compensation proposal is advisory and, therefore, will not be binding on Synovis. However, Synovis’s board of directors values the opinions of Synovis’s shareholders, and Synovis’s board of directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Synovis’s board of directors will consider the affirmative vote of a majority of the shares of Synovis common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal.

Q:	How can the special meeting be adjourned, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting and entitled to vote may adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Votes to “ABSTAIN” will have the same effect as voting “AGAINST” any proposal by our board of directors to adjourn the special meeting. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Q:	How many votes do Synovis shareholders have?

A:	Each holder of record of our common stock as of January 6, 2012 will be entitled to one vote for each share of common stock held on that date.

Q:	How does Synovis’s board of directors recommend I vote?

A:	At a meeting held on December 12, 2011, our board of directors unanimously determined that the merger is advisable and fair to and in the best interests of our shareholders, and authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger and the voting agreements referred to in the merger agreement. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. Our board of directors also unanimously recommends that Synovis shareholders vote “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q:	How do I vote my shares?

A:	If you are a shareholder of record as of the record date, you can give a proxy to be voted at the special meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record as of the record date and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your completed and signed proxy card to us before the special meeting.

If you hold your shares in “street name” through a broker, bank or nominee, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in “street name.”

Q:	May I vote my shares in person at the meeting?

A:	Yes. If you are a shareholder of record as of the record date, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote “AGAINST” the approval of the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through telephone or internet voting procedures?

A:	The failure to vote will have the same effect as voting “AGAINST” the approval of the merger agreement. The failure to vote will not affect the outcome of the vote on the compensation proposal or any proposal by our board of directors to adjourn the special meeting but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	The exchange of shares of our common stock for the merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes.

You should read the section of this proxy statement entitled “Material United States Federal Income Tax Consequences” beginning on page 46 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

v

Q:	Should I send in my Synovis stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates for the applicable portion of the merger consideration in cash. These instructions will tell you how and where to send in your certificates in exchange for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. We expect the merger to close in the first calendar quarter of 2012. However, in addition to obtaining shareholder approval, we must satisfy all other closing conditions contained in the merger agreement, including the expiration or termination of applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and under any applicable foreign antitrust laws.

Q:	Is Baxter’s obligation to complete the merger subject to Baxter’s receipt of financing?

A:	No. Baxter must complete the merger regardless of whether it receives financing.

Q:	Am I entitled to dissenters’ rights?

A:	Under Minnesota law, holders of our common stock who do not vote in favor of approval of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval of the merger agreement and they comply with Minnesota law procedures explained in this proxy statement. For additional information about dissenters’ rights, see the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 45 and Annex D hereto.

Q:	How will the merger affect my options?

A:	If we complete the merger, at the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock (an “Option”) will immediately fully vest and be canceled in exchange for the right to receive an amount equal to the total number of shares subject to the Option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price, less applicable withholdings.

Q:	Do any Synovis directors or officers have interests in the merger that may differ from those of Synovis shareholders?

A:

Yes. Our executive officers are parties to change in control agreements which provide benefits to the executive officers if their employment is terminated on or before the last day of the first full calendar month following the second anniversary of a change in control of Synovis. One of our directors is affiliated with an investment partnership that will receive merger consideration in respect of the shares of common stock it owns as of the effective time of the merger. In addition, Options held by our executive officers and directors at the effective time of the merger will be accelerated and canceled in exchange for the right to receive a cash payment equal to the merger consideration less the per share exercise price associated with such Options. In addition, indemnification arrangements for our directors and officers will be continued if the merger is completed. See “Interests of our Directors and Executive Officers in the Merger” beginning on page 40 for a description of these agreements as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q:	Who is paying for this proxy solicitation?

A:	Synovis is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting for a base fee of $8,500, additional telephone service fees on a per shareholder contact basis and reimbursement for costs and expenses incurred. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur. If you choose to submit your proxy over the internet, you are responsible for any related internet access charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

199 Water Street, 26th Floor

New York, NY 10038

(866) 295-4321 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

SUMMARY

This summary highlights the most material terms of the proposed merger. While this summary describes the principal terms of the merger, this summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the annexes attached to this proxy statement, including the Agreement and Plan of Merger, dated as of December 12, 2011, by and among Synovis, Baxter and Merger Sub, which is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 71.

The Parties to the Merger

Synovis Life Technologies, Inc.

2575 University Avenue W.

St. Paul, Minnesota 55114-1024

Telephone: (651) 796-7300

Synovis Life Technologies, Inc. was incorporated in Minnesota in July of 1985. In 1985, Synovis was spun-off to the shareholders of its then parent company, thereafter operating as a separate public company. Synovis is a diversified medical device company. We develop, manufacture and market biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. Our products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. Additional information regarding Synovis is contained in our filings with the Securities and Exchange Commission, or the “SEC”. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 71.

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015-4625

Telephone: (847) 948-2000

Baxter International Inc. was incorporated under Delaware law in 1931. Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices, clinical and medical research laboratories, and by patients at home under physician supervision. Baxter manufactures products in 27 countries and sells them in more than 100 countries.

Twins Merger Sub, Inc.

c/o Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015-4625

Telephone: (847) 948-2000

Twins Merger Sub, Inc. is a Minnesota corporation and a wholly owned subsidiary of Baxter. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement.

The Merger (See Page 13)

This proxy statement relates to the proposed acquisition of us by Baxter pursuant to an Agreement and Plan of Merger, dated as of December 12, 2011, among Baxter, Merger Sub and us. We have attached a copy of this agreement, which we refer to as the merger agreement, as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Synovis. As a result of the merger, we will become a wholly owned subsidiary of Baxter.

Effect on Capital Stock (See Page 51)

If the merger is completed, you will receive the merger consideration of $28.00 in cash for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect your dissenters’ rights under Minnesota law. Upon completion of the merger, shareholders of Synovis will no longer have any equity or ownership interest in Synovis.

As described in the section of this proxy statement entitled “Proposal No. 1: The Merger Agreement — Effect on Capital Stock” beginning on page 51, pursuant to the merger agreement, the merger consideration is subject to adjustment only in the event of any reclassification, stock split, reverse stock split, division or subdivision of shares, combination of shares, recapitalization, stock dividend or other similar transaction (including the declaration of any such transaction) with respect to our common stock or any change or conversion of our common stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the merger.

Effect on Options (See Page 51)

Each Option that is unexercised and outstanding immediately prior to the effective time of the merger will, at such time, fully vest and be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any.

The Merger Agreement (See Page 50)

The obligations of each of Baxter and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to approve the merger agreement by our shareholders at the special meeting;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction that prohibits completion of the merger or any of the other material transactions contemplated by the merger agreement, and the requirement that no governmental entity shall have enacted, issued, enforced, entered, or promulgated any law that prohibits or makes illegal the completion of the merger or any of the other material transactions contemplated by the merger agreement;

•

expiration or termination of the applicable waiting period under the HSR Act and completion of all filings with or receipt of all permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any other antitrust authority and required to complete the merger; and

•	for each party, specified levels of compliance by the other party with its representations, warranties and obligations under the merger agreement.

The obligation of Baxter and Merger Sub to complete the merger is subject to the additional condition that no material adverse effect (as defined in the merger agreement) on us shall have occurred since the date of the merger agreement.

The merger is not conditioned upon Baxter or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our shareholders of the merger agreement:

•	by mutual written consent of Baxter and us;

•	by either Baxter or us, if:

•	the merger has not occurred on or before June 12, 2012 (or, if extended under specified circumstances, on or before December 12, 2012);

•

any governmental entity of competent jurisdiction has issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or action has become final and nonappealable; or

•	we do not obtain the required shareholder approval in favor of approval of the merger agreement;

•	by Baxter, if:

•

any uncured or incurable breach of any of our representations, warranties, covenants or agreements in the merger agreement would result in the conditions to Baxter’s obligation to complete the merger not being satisfied;

•

our board of directors or any committee has not recommended, has effected an adverse change in its recommendation, or has failed to include its recommendation of approval of the merger agreement in this proxy statement, or our board of directors takes any other action or makes any other statement inconsistent with the recommendation that the shareholders approve and adopt the merger agreement, or our board of directors or any committee has publicly announced its intention to do any of the foregoing, or the company has breached its obligations not to solicit an alternative proposal; or

•	there has been a material adverse effect to Synovis that is not curable or, if curable, is not cured within thirty (30) days after written notice is given by Baxter to us;

•	by us, if:

•

any uncured or incurable breach by Baxter or Merger Sub of any of its representations, warranties, covenants or agreements in the merger agreement would result in the conditions to our obligation to complete the merger not being satisfied;

•	we accept a superior proposal in compliance with our non-solicitation obligations, and pay Baxter the $9,750,000 termination fee; or

•

our board of directors changes its recommendation of approval of the merger as a result of an intervening event, when the board’s failure to change its recommendation as a result of the intervening event would constitute a violation of its fiduciary duties to our shareholders, but only upon payment to Baxter of the $9,750,000 termination fee.

Termination Fee; Expenses

In the event that Baxter terminates the merger agreement due to our failure to recommend, change in our recommendation, action inconsistent with such recommendation, announcement of our intention to do any of the foregoing, or breach of our non-solicitation obligations, then we must pay to Baxter a termination fee of $9,750,000 as promptly as possible (but in any event within one business day) following such termination.

In the event that we terminate the merger agreement in connection with accepting a superior proposal or the occurrence of an intervening event, then we must pay Baxter a termination fee of $9,750,000 concurrently with any such termination.

In the event that:

•

prior to the termination of the merger agreement, any alternative proposal is proposed or disclosed, and the merger agreement is terminated by Baxter or by us because the merger has not occurred on or before June 12, 2012 or, as applicable, December 12, 2012, or the merger agreement is terminated by Baxter because of our uncured or incurable breach of any of our representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to Baxter’s obligation to complete the merger not being satisfied, or

•

prior to our shareholders meeting, an alternative proposal is proposed or disclosed and the merger agreement is terminated by Baxter or by us because we do not obtain the required shareholder approval in favor of approval of the merger agreement, then we must pay to Baxter its documented fees and expenses incurred or paid in connection with the merger, but no more than $2,000,000, no later than three business days after receipt of documentation supporting such expenses. If, concurrently with or within twelve months after any such termination described in the immediately preceding sentence, Synovis enters into a definitive agreement with respect to, or consummates, any alternative proposal, then we must pay to Baxter the termination fee of $9,750,000 as promptly as possible (but in any event within one business day) following the earlier of the entry into such definitive agreement or completion of such alternative proposal; provided that, the amount of any expenses previously paid to Baxter will be credited against the payment of the termination fee.

If we fail to promptly pay the amounts due, and, in order to obtain such payment Baxter commences a suit which results in a judgment against us, then we must pay Baxter’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due.

No Solicitation of Alternative Transactions

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in us. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances if, prior to the approval of the merger agreement by our shareholders, we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisor, is or is reasonably likely to result in a superior proposal, we may, if we provide Baxter with at least one business day advance notice, furnish nonpublic information to that third party and engage in negotiations with that third party.

Recommendation of our Board of Directors (See Page 23)

After careful consideration of the factors described in the section of this proxy statement entitled “The Merger — Recommendation of our Board of Directors” beginning on page 23, our board of directors unanimously:

•	determined that the merger is advisable and fair to and in the best interests of our shareholders;

•	authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the voting agreements referred to in the merger agreement; and

•	recommends that our shareholders approve the merger agreement.

Our board of directors also unanimously recommends that Synovis shareholders vote “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

See the section of this proxy statement entitled “The Merger — Recommendation of our Board of Directors” beginning on page 23.

Special Committee – Business Combination Act / Control Share Acquisition Act (See Page 26)

In order to comply with the anti-takeover provisions of the Minnesota Business Corporation Act (the “MBCA”), the merger agreement and the related voting agreements were approved by our board of directors and a special committee of our board of directors. See the section of this proxy statement entitled “The Merger – Special Committee – Business Combination Act / Control Share Acquisition Act” beginning on page 26.

The Special Meeting (See Page 9)

Time, Date and Place. A special meeting of our shareholders will be held on February 14, 2012 at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis), to consider and vote upon a proposal to approve the merger agreement, consider and vote upon a non-binding, advisory proposal to approve the compensation that may become payable to Synovis’s named executive officers in connection with the completion of the merger, and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 6, 2012, the record date set by our board of directors for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 11,169,190 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date. As a condition to Baxter and Merger Sub entering into the merger agreement, our directors and executive officers have entered into voting agreements with Baxter pursuant to which they have agreed, among other things, to vote an aggregate of 627,427 shares of our common stock owned by them, representing approximately 5.6% of the shares of our common stock outstanding as of January 6, 2012, the record date for the special meeting, in favor of the approval of the merger agreement. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page 37 and Annex B hereto. If you vote to “ABSTAIN”, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee it will have the same effect as a vote “AGAINST” approval of the merger agreement.

The vote on the compensation proposal is advisory and, therefore, will not be binding on Synovis. However, Synovis’s board of directors values the opinions of Synovis’s shareholders, and Synovis’s board of directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Synovis’s board of directors will consider the affirmative vote of a majority of the shares of Synovis common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you vote to “ABSTAIN”, it will have the same effect as a vote “AGAINST” the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy at the special meeting and entitled to vote may approve any proposal by our board of directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If you vote to “ABSTAIN”, it will have the same effect as a vote “AGAINST” any proposal to adjourn the special meeting to solicit additional proxies. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on any adjournment proposal.

Share Ownership of Directors and Management. As of the record date, our directors and executive officers and their affiliates owned approximately 5.6% of the shares entitled to vote at the special meeting.

See the section of this proxy statement entitled “The Special Meeting” beginning on page 9.

Opinion of Synovis’s Financial Advisor (See Page 29)

Our board of directors has received the opinion of our financial advisor, Piper Jaffray & Co., that, as of December 12, 2011 and based upon and subject to the various assumptions and limitations set forth therein, the merger consideration was fair, from a financial point of view, to the holders of our common stock.

See Annex C and the section of this proxy statement entitled “The Merger — Opinion of Piper Jaffray & Co.” beginning on page 29.

Interests of our Directors and Executive Officers in the Merger (See Page 40)

When considering the recommendation by our board of directors to vote in favor of the approval of the merger agreement, you should be aware that a number of our executive officers and directors have interests in the merger that are different from yours, including, among others:

•

our executive officers are parties to change in control agreements which provide benefits to the executive officers if their employment is terminated on or before the last day of the first full calendar month after the second anniversary of a change in control of Synovis;

•	one of our directors is affiliated with an investment partnership that will receive merger consideration in respect of the shares of common stock it owns as of the effective time of the merger;

•

unvested Options held by our executive officers and directors will be accelerated and all Options will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any; and

•	indemnification arrangements for our current and former directors and officers will be continued if the merger is completed.

See the sections of this proxy statement entitled “Interests of our Directors and Executive Officers in the Merger” beginning on page 40 and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 69.

Voting Agreements (See Page 37)

As a condition to Baxter and Merger Sub entering into the merger agreement, each of the members of our board of directors and each of our executive officers entered into voting agreements with Baxter pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of January 6, 2012, the record date for the special meeting, an aggregate of 627,427 shares of our common stock, representing approximately 5.6% of the shares of our common stock outstanding and entitled to vote as of that date, were subject to these voting agreements. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page 37 and Annex B hereto.

Market Price and Dividend Data (See Page 43)

Our common stock is listed on the NASDAQ Global Market under the symbol “SYNO.” On December 12, 2011, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $18.44. On January 11, 2012 the last practicable trading day prior to the printing of this proxy statement, our common stock closed at a price of $27.89. To date, we have not paid any dividends on our common stock. See the section of this proxy statement entitled “Market Price and Dividend Data” beginning on page 43.

Delisting and Deregistration of Synovis’s Common Stock (See Page 48)

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.

Material United States Federal Income Tax Consequences (See Page 46)

The exchange of shares of our common stock for the merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes.

You should read the section of this proxy statement entitled “Material United States Federal Income Tax Consequences” beginning on page 46 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences to you.

Regulatory Matters (See Page 44)

We and Baxter have agreed to use our reasonable best efforts to make any required submissions under the HSR Act, and any applicable foreign antitrust laws which we or Baxter determine should be made with respect to the merger, the merger agreement, and the other transactions contemplated by the merger and the merger agreement. On December 21, 2011, we and Baxter filed notification reports with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and, on December 22, 2011, made filings to obtain regulatory approval from governmental authorities in Austria. See the section of this proxy statement entitled “Regulatory Matters” beginning on page 44.

Dissenters’ Rights (See Page 45)

The laws of the State of Minnesota entitle any holder of our common stock as of the record date for the special meeting, in lieu of receiving the merger consideration that such holder would otherwise be entitled to receive pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of our common stock held by such holder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 471 AND 473 OF THE MBCA (COPIES OF WHICH ARE ATTACHED AS ANNEX D TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS MAY BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED. See the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 45.

Exchange Agent

American Stock Transfer & Trust Company, LLC will act as the exchange agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements contained in this proxy statement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include whether and when the proposed acquisition by Baxter will be completed, the timing of product introductions, the ability of the sales force to grow and sustain revenues, the impact of increased competition in various markets Synovis serves, the ability to grow Orthopedic and Wound revenue and achieve profitability, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic environment, the impact of healthcare reform legislation, as well as other factors found in Synovis’s filings with the SEC, such as the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Synovis for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on February 14, 2012 at 9:00 a.m., local time at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis).

Purpose of Special Meeting

At the special meeting, we are asking holders of record of our common stock at the close of business on January 6, 2012, to consider and vote on the following proposals:

•

the approval of the Agreement and Plan of Merger, dated as of December 12, 2011, by and among Baxter International Inc., Twins Merger Sub, Inc. and Synovis Life Technologies, Inc. (see the sections of this proxy statement entitled “The Merger” beginning on page 13 and “Proposal No. 1: The Merger Agreement” beginning on page 50);

•

a non-binding, advisory proposal to approve the compensation that may become payable to Synovis’s named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal (see the section of this proxy statement entitled “Proposal No. 2: The Compensation Proposal” beginning on page 67);

•

any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement (see the section of this proxy statement entitled “Proposal No. 3: Approval of Adjournment of Special Meeting” beginning on page 68); and

•	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

We do not expect a vote to be taken on any other matter at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of our Board of Directors

After careful consideration, our board of directors unanimously determined that it is advisable, fair to and in the best interests of our shareholders for Synovis to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement. Our board of directors also recommends that Synovis shareholders vote “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our shareholders.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our shareholders generally. See the section of this proxy statement entitled “Interests of our Directors and Executive Officers in the Merger” beginning on page 40.

If your submitted proxy does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on January 6, 2012, the record date set by our board of directors, are entitled to notice of and to vote at the special meeting. On the record date, 11,169,190 shares of our common stock were issued and outstanding and held by approximately 532 holders of record.

A quorum will be present at the special meeting if a majority of the outstanding shares of our common stock on the record date is present in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposals to approve the merger agreement, approve the compensation proposal and adjourn the special meeting.

Votes Required

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If a shareholder votes to “ABSTAIN” or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of the merger agreement — so please vote. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Synovis present in person or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If a shareholder does not vote, either in person or by proxy, such failure will not affect the outcome of the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a shareholder votes to “ABSTAIN”, either in person or by proxy, it will count as a vote “AGAINST” the compensation proposal and “AGAINST” any proposal to adjourn the special meeting.

Voting by Synovis Directors and Executive Officers

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 627,427 shares of our common stock, which represented approximately 5.6% of the shares of our common stock outstanding on that date. See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

As a condition to Baxter and Merger Sub entering into the merger agreement, our directors and executive officers entered into voting agreements with Baxter pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of January 6, 2012, the record date for the special meeting, an aggregate of 627,427 shares of our common stock, representing approximately 5.6% of the shares of our common stock outstanding and entitled to vote as of that date, were subject to these voting agreements. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page 37 and Annex B hereto.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement, “FOR” the compensation proposal and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which shareholders have voted to “ABSTAIN” will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for the compensation proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date. If a shareholder votes to “ABSTAIN”, it will effectively count as a vote “AGAINST” the approval of the merger agreement, a vote “AGAINST” the compensation proposal and a vote “AGAINST” the adjournment of the special meeting — so please vote. If a shareholder does not vote, either in person or by proxy, it will effectively count as a vote “AGAINST” the approval of the merger agreement and it will not affect the outcome of the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” such proposal — so please vote. Failing to instruct your broker on how to vote your shares on the compensation proposal or any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. If you are a shareholder of record you may revoke your proxy and change your vote at any time before your vote is counted at the special meeting by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the special meeting or how to vote or revoke your proxy, you should write to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038 or call (866) 295-4321. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Solicitation of Proxies

Synovis is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. In addition, we have engaged Georgeson Inc. to assist in the solicitation of proxies and to provide related advice and informational support for a base fee of $8,500, additional telephone service fees on a per shareholder contact basis and reimbursement for costs and expenses incurred. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of stock certificates will be mailed to our shareholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the shareholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Dissenters’ Rights

Under applicable Minnesota law, if you do not vote to approve the merger agreement and if you follow certain procedures in lieu of receiving the merger consideration, you have the right to receive payment in cash for the “fair value” of your shares of our common stock. If you are seeking to exercise your statutory dissenters’ rights, you must follow certain procedures as outlined in Sections 471 and 473 of the MBCA. Merely voting “AGAINST” the approval of the merger agreement will not preserve your dissenters’ rights. See the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 45.

Assistance

If you need assistance submitting your proxy or have questions regarding the Synovis special meeting, please contact:

199 Water Street, 26th Floor

New York, NY 10038

(866) 295-4321 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

THE MERGER

The following discussion summarizes the material terms of the proposed merger. Shareholders should read the merger agreement, which is attached as Annex A to this proxy statement, carefully and in its entirety.

General Description of the Merger

Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Synovis, with Synovis (which we sometimes refer to in this proxy statement as the “surviving corporation”) surviving as Baxter’s wholly owned subsidiary.

Merger Consideration

If we complete the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than:

•	shares held by Baxter or any direct or indirect subsidiary of Baxter or us, all of which will be canceled in the merger, and

•	shares held by shareholders who properly exercise dissenters’ rights, whom we refer to as “dissenting shareholders,”

will be automatically converted into and represent the right to receive the merger consideration as described in the section of this proxy statement entitled “Proposal No. 1: The Merger Agreement — Effect on Capital Stock” beginning on page 51. After the merger is effective, shareholders will no longer have any right with respect to their shares, except for the right to receive the merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist.

Pursuant to the merger agreement, the merger consideration is subject to adjustment only in the event of any reclassification, stock split, reverse stock split, division or subdivision of shares, combination of shares, recapitalization, stock dividend or other similar transaction (including the declaration of any such transaction) with respect to our common stock or any change or conversion of our common stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the merger.

Shareholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the exchange agent or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described under “Proposal No. 1: The Merger Agreement — Procedures for Exchange of Certificates” beginning on page 52.

Baxter has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

If we complete the merger, at the effective time of the merger, each outstanding Option will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any.

Background to the Merger

On an ongoing basis, our board of directors has reviewed and evaluated, with our management, the strategic direction for Synovis in light of our financial performance and market, economic, competitive and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving Synovis and other medical device companies, particularly in view of the increasing competition in our industry. In an effort to maximize shareholder value, our management and board of directors have also regularly considered a variety of business strategies, including the continued pursuit of organic growth, strategic alliances and acquisitions, as well as regularly reviewing our prospects as an independent public company.

In March 2011, a representative of Baxter approached a representative of Synovis at the Annual Meeting of the American Hernia Society. The Baxter representative indicated that Baxter was interested in opportunities to distribute Synovis’s products outside of the United States and requested an introduction to our business.

On April 11, 2011, representatives of Baxter and Synovis, including Richard W. Kramp, our Chief Executive Officer, met by video teleconference. Each of the Baxter and Synovis teams gave an overview, based on publicly available, non-confidential information, of its respective businesses.

On April 21, 2011, Mr. Kramp received an unsolicited voice message from a representative of Company A, a large, publicly traded healthcare products company, in which the representative described an interest in partnering with Synovis.

On April 26, 2011, Mr. Kramp and the representative of Company A spoke by telephone. In the course of this conversation, the Company A representative expressed Company A’s interest in discussing a transaction in which Company A would acquire Synovis. Mr. Kramp responded that, while the Company was not for sale, the Company’s board of directors was committed to maximizing shareholder value and, in the event Company A were to present a substantive proposal, the board of directors would give it full consideration. Mr. Kramp and the Company A representative tentatively agreed to meet in person at a mutually convenient time to further discuss Company A’s interest. Promptly following his telephone call with the Company A representative, Mr. Kramp contacted the chairman of our board of directors, John D. Seaberg, by telephone to update him on the discussion with Company A and the proposal to meet with representatives of Company A in person. Mr. Seaberg indicated his support for the preliminary meeting. Mr. Kramp then sent an email to the other members of our board, notifying them of his discussions with the Company A representative and Mr. Seaberg.

Following the April 26 telephone conversation, Mr. Kramp and representatives of Company A exchanged email messages regarding proposed meeting dates and the topics to be discussed. The parties agreed to a meeting on May 19, 2011 at an offsite location and, despite an initial suggestion by Company A that the parties enter into a confidentiality agreement, agreed that the exchange of information on May 19 would be limited to publicly available, non-confidential information.

In late April 2011, members of Synovis’s management team met internally to discuss the options for a potential business relationship with Baxter, including possible opportunities for Baxter to distribute Synovis’s products outside the United States.

On May 2, 2011, representatives of Baxter and Synovis spoke by telephone to discuss the potential for Baxter to distribute Synovis’s products outside the United States.

On May 4, 2011, Baxter submitted a proposed form of confidentiality agreement to be executed in connection with the exchange by the parties of confidential information for the purposes of exploring a potential distribution relationship between the parties. Between May 4 and May 19, the parties exchanged comments on the proposed confidentiality agreement and executed a confidentiality agreement that was limited to information regarding a distribution opportunity for Synovis’s extra-cellular matrix products. Representatives of Synovis and Baxter also made arrangements for representatives of Baxter to visit Synovis’s facility in St. Paul, Minnesota.

On May 19, 2011, Mr. Kramp met with representatives of Company A. Mr. Kramp presented an overview of Synovis’s business to the Company A representatives and the Company A representatives presented an overview of Company A to Mr. Kramp. Both presentations were based on publicly available, non-confidential information. Following the presentations, the Company A representative reiterated Company A’s interest in being provided with confidential information in order to evaluate Synovis’s business and suggested that the parties enter into a confidentiality agreement. Mr. Kramp responded that, given Company A’s expressed interest in acquiring the Company and because of competitive concerns, he believed that the board of directors would be unlikely to agree to providing confidential information to Company A in the absence of any guidance from Company A about its views on valuation and suggested that there was enough available public information about Synovis for Company A to formulate a preliminary view of valuation which could be evaluated by the Synovis board in connection with a request for confidential information. The Company A representatives responded that Company A would formulate an initial proposal and that the Company A representatives expected the proposal would be delivered within two weeks.

On May 20, 2011, representatives of Baxter and Synovis held an introductory meeting and the Baxter representatives toured Synovis’s facility in St. Paul, Minnesota.

On May 25, 2011, Synovis announced its earnings for the three and six months ended April 30, 2011.

On May 26, 2011, a representative of Baxter provided additional documentation regarding Baxter’s European distribution capabilities and proposals for the development of the European market for Synovis’s products to a representative of Synovis.

On June 2, 2011, Synovis’s board of directors held a regularly scheduled meeting at Synovis’s headquarters in St. Paul, Minnesota. Members of our management team and a representative of Dorsey & Whitney LLP, our legal advisor (which we refer to as “Dorsey”), also participated in the meeting. Mr. Kramp briefed the board on recent discussions with Company A, including the meeting on May 19. A representative of Dorsey provided the board with an overview of the fiduciary duties under Minnesota law of boards of directors in the context of evaluating a proposal for a business combination transaction. A member of Synovis’s senior management team provided the board with an overview of Company A’s business and prior merger and acquisition activity and reviewed with the board current merger and acquisition trends in the industry. The board also preliminarily discussed possible investment banks to be interviewed as potential financial advisors to Synovis.

On June 3, 2011, Baxter submitted a draft term sheet for the exclusive distribution of Synovis’s products in all territories outside the United States, other than Japan. Between June 3 and June 23, 2011, representatives of Synovis and representatives of Baxter discussed the draft term sheet.

On June 6, 2011, a representative of Company A contacted Mr. Kramp via email. The Company A representative informed Mr. Kramp that Company A’s business development team had presented the Synovis opportunity to Company A management and that Company A expected to provide further information on a proposal soon. Following the June 6 email, representatives of Company A communicated that delivery of a proposal had been delayed but failed to offer any information regarding a possible proposal, its expected delivery or the basis for the delay. Thereafter, Synovis had no substantive communications with Company A, and no proposal was ever received from Company A.

On June 23, 2011, a representative of Synovis presented a revised draft term sheet to Baxter for the distribution of Synovis’s products by Baxter. The revised draft term sheet proposed an arrangement under which Baxter would distribute Synovis’s products in non-U.S. territories in which Synovis did not have a distributor in place or in which the current distributor was underperforming Synovis’s expectations. Representatives of Synovis also provided Baxter with additional information regarding non-U.S. distribution opportunities. Between June 27 and June 30, 2011, representatives of Synovis and representatives of Baxter discussed the revised draft term sheet.

On June 30, 2011, Ronald Lloyd, General Manager for Baxter’s U.S. BioScience business, and Mr. Kramp spoke by telephone to schedule a meeting between representatives of Baxter and representatives of Synovis. Mr. Lloyd and Mr. Kramp agreed to meet on July 6, 2011 in St. Paul, Minnesota.

On July 6, 2011, representatives of Baxter, including Mr. Lloyd, and representatives of Synovis, including Mr. Kramp, met in St. Paul, Minnesota. At the meeting, Baxter presented a written, non-binding expression of interest in acquiring all of the outstanding shares of Synovis common stock for cash consideration in a range between $22.45 and $25.91 per share.

On July 7, 2011, the Synovis board held a telephonic special meeting to discuss the Baxter non-binding expression of interest. Members of Synovis’s senior management also participated in the meeting. Mr. Kramp provided an overview of the expression of interest and background on the previous discussions with Baxter regarding a potential distribution relationship. After a discussion of the expression of interest and various matters related to the process to be followed in responding to it, the board determined to schedule an in-person meeting to discuss the Baxter proposal.

On July 14, 2011, the Synovis board held a special meeting in St. Paul, Minnesota to further discuss the Baxter non-binding expression of interest. Members of Synovis’s senior management also participated in the meeting. Mr. Kramp provided an overview on discussions with Baxter. Members of Synovis’s senior management team provided an evaluation of the proposed valuation range in comparison to several common market metrics and provided a summary of Synovis’s projected fiscal year 2011 financial performance and management’s current five-year financial projections. After a substantive discussion, the board directed management to inform Baxter that the valuation range included in the Baxter expression of interest did not provide a compelling basis for continuing discussions with Baxter regarding an acquisition transaction. The board also instructed management to contact Piper Jaffray & Co. (which we refer to as “Piper Jaffray”) and two other nationally recognized investment banks to request that the three investment banks submit proposals to provide financial advisory services to Synovis.

On July 15, 2011, a representative of Synovis telephoned a representative of Baxter to inform Baxter that Synovis’s board of directors had considered Baxter’s non-binding expression of interest and had concluded that the proposed valuation range ($22.45 to $25.91 per share) did not provide a compelling basis for continuing discussions with Baxter regarding an acquisition transaction.

On July 15, 2011, at the direction of the board, a representative of Synovis contacted Piper Jaffray and two other nationally recognized investment banks to request that each investment bank submit financial advisory proposals and make presentations to the board at an upcoming meeting in connection with the board’s selection of a financial advisor.

On July 18, 2011, Mr. Lloyd telephoned Mr. Kramp to discuss further the Baxter non-binding expression of interest. Mr. Kramp expressed the board’s appreciation for Baxter’s interest in Synovis’s business but reiterated the board’s view that the proposed valuation range was too low to support continuing discussions with Baxter regarding an acquisition transaction.

On July 25, 2011, Synovis’s board of directors held a special meeting to receive an update on discussions with Baxter since the time of the board’s rejection of the Baxter non-binding expression of interest and to interview Piper Jaffray and the two other investment banks who had submitted proposals to act as Synovis’s financial advisor and had been asked to present to the board. Members of Synovis’s senior management team also participated in the meeting. Following the three interviews, Synovis’s board selected Piper Jaffray to act as Synovis’s financial advisor. The board authorized management to negotiate the terms of an engagement letter with Piper Jaffray. The board selected Piper Jaffray based on the strength of its presentation to the board, its successful experience and reputation with respect to business combination transactions in the medical device industry, its experience with public company transactions, its familiarity with Synovis’s business, as well as its knowledge of the industry and the industry leaders. Following the July 25 meeting, Synovis and Piper Jaffray negotiated the terms of an engagement letter and, on August 2, 2011, Piper Jaffray was formally engaged as Synovis’s financial advisor.

On August 24, 2011, Synovis announced its earnings for the three and nine months ended July 31, 2011.

On September 1, 2011, the Synovis board held a regularly scheduled meeting at Synovis’s headquarters in St. Paul, Minnesota. Members of Synovis’s management also participated in the meeting. Among other matters, management briefed the board on the merger and acquisition activities of Baxter and summarized the terms of several recently announced transactions in the healthcare sector.

On September 1, 2011, following the Synovis board meeting, a representative of Baxter telephoned Mr. Kramp. The Baxter representative reiterated Baxter’s interest in acquiring Synovis and indicated that Baxter intended to submit a revised non-binding expression of interest with a valuation range between $25.00 and $27.00 per share in cash.

On September 6, 2011, Mr. Kramp received Baxter’s revised, written non-binding expression of interest in acquiring all of the outstanding shares of Synovis common stock for cash consideration in a range between $25.00 and $27.00 per share. The revised non-binding expression of interest noted that Baxter’s valuation range was based on publicly available information. Baxter also suggested that the parties enter into a new confidentiality agreement that would cover a broader scope of non-public information than the May 19 confidentiality agreement and that Synovis provide additional confidential information to Baxter.

On September 12, 2011, Synovis’s board held a special meeting at Dorsey’s offices in Minneapolis, Minnesota to discuss the revised non-binding expression of interest. Members of Synovis’s senior management team and representatives of Dorsey and Piper Jaffray also participated in the meeting. Mr. Kramp reviewed the terms of the revised expression of interest with the board. A representative of Dorsey reviewed with the board a memorandum describing the fiduciary duties of directors in connection with an evaluation of a proposal for a business combination transaction, which had been circulated to the directors previously. The board discussed whether the nature of the transaction proposed in the revised expression of interest presented conflict of interest issues for any members of Synovis’s board which would require or make advisable forming a special committee at this time for the purpose of evaluating the proposal. The board, based on the terms of the expression of interest and after receiving advice from Dorsey, concluded that the proposal did not present conflict of interest issues warranting the formation of a special committee at this time. Representatives of Piper Jaffray then discussed its preliminary financial analysis of the revised expression of interest and provided overviews of 31 healthcare companies which might have a strategic interest in acquiring Synovis. The board, reaching no decision with respect to a possible sale of Synovis, directed Piper Jaffray to communicate to Baxter that, in the board’s view, the valuation of Synovis contained in the revised expression of interest continued to be too low but that the board was prepared to authorize management to provide Baxter with non-public information in order to give Baxter an opportunity to improve its proposed valuation range. The board authorized management to negotiate and execute an updated confidentiality agreement with Baxter to cover the disclosure of confidential information to Baxter in connection with the Baxter proposal. The board then discussed with Piper Jaffray and management the appropriate scope of market check activities, including the merits and risks of engaging in a broader process. The board concluded, based in part on potential synergies which could be realized by a strategic acquirer and prevailing market conditions for financial sponsors, that a private equity sponsored transaction was unlikely to be competitive on value with the Baxter proposal or any competing proposal made by another strategic acquirer. The board also considered the risk that a broad-based market check might result in the confidentiality of the process being compromised, which was of particular concern given the fact that the board had made no decision to sell Synovis. Following a discussion of the options, the board elected to pursue a targeted market check with the objectives of validating the valuation of Synovis included in the Baxter proposal and keeping the process within the control of Synovis and the board. The board instructed Piper Jaffray to prepare to conduct a targeted market check among a subset of those potential strategic acquirers presented earlier in the meeting that management believed, based on its knowledge of the industry and marketplace and following consultation with Piper Jaffray, were most likely to have the strongest interest in acquiring Synovis. The board directed Piper Jaffray to conduct the market check if, following delivery to Baxter of the board’s conclusions about the valuation contained in Baxter’s expression of interest and Baxter’s continued interest in a transaction with Synovis following the upcoming diligence session with Synovis’s management, Baxter expressed an interest in conducting due diligence in order to improve its proposal.

Following the September 12 board meeting, Synovis and Baxter negotiated the terms of a confidentiality agreement to cover the exchange of confidential information for the purposes of evaluating a possible business combination transaction. The confidentiality agreement was executed by the parties on September 19, 2011. Representatives of Piper Jaffray and representatives of Baxter coordinated to schedule a Synovis management presentation to be held in Minneapolis, Minnesota. In advance of the management presentation, Baxter prepared and submitted to Synovis a list of questions and issues regarding Synovis’s business to be covered at the meeting.

On September 23, 2011, representatives of Baxter, including Ludwig N. Hantson, the President of Baxter’s BioScience business, met with representatives of Synovis, including Mr. Kramp, at Dorsey’s offices in Minneapolis, Minnesota. Representatives of Dorsey, Piper Jaffray and Citigroup Global Markets Inc. (which we refer to as “Citi”), Baxter’s financial advisor, also attended the meeting. At the meeting, Synovis’s senior management team made a presentation covering Synovis’s business with detailed descriptions of each of Synovis’s three principal business segments, Synovis Surgical Innovations, Synovis Micro Companies Alliance and Synovis Orthopedic and Woundcare. Synovis management also addressed the questions and issues submitted by Baxter prior to the meeting.

From September 23 to October 18, 2011, representatives of Synovis and Piper Jaffray responded to a series of follow-up information requests and inquiries made by representatives of Baxter and Citi.

Between September 26, 2011 and October 19, 2011, as instructed by the Synovis board at the September 12 meeting, Piper Jaffray contacted on a confidential basis 15 of the potential strategic acquirers that management believed were most likely to have the strongest interest in acquiring Synovis, including Company A. Of the 15 parties contacted by Piper Jaffray, none of the parties accepted an invitation for an introductory meeting with Synovis or further information. Eleven parties, including Company A, specifically conveyed that their strategic interest was insufficient to warrant further activity.

On September 30, 2011 and October 12, 2011, at Baxter’s request, members of Synovis’s senior management team, including Mr. Kramp, participated in telephone conferences with representatives of Baxter to discuss additional questions about Synovis’s business. Representatives of Piper Jaffray and Citi also participated in the telephone conferences. Following the October 12 telephone conference, a Baxter representative indicated that Baxter now had sufficient information to prepare a revised non-binding expression of interest, which the Baxter representative indicated would be received by Synovis shortly.

On October 14, 2011, a representative of Citi telephoned a representative of Piper Jaffray. The Citi representative reported that Baxter was working internally on obtaining approval to submit a revised non-binding expression of interest. Following this call, the Piper Jaffray representative advised Mr. Kramp of the conversation and the anticipated timeline for Baxter’s internal review and approval of a revised non-binding expression of interest. Mr. Kramp then advised the members of Synovis’s board and suggested that the board meet in the evening of October 19, 2011, the night before a regular meeting of the board, to discuss the status of discussions with Baxter.

On October 18, 2011, Mr. Kramp received Baxter’s revised, written non-binding expression of interest in acquiring all of the outstanding shares of Synovis common stock for cash consideration of $26.50 per share. The revised non-binding expression of interest requested that Baxter be granted a period of exclusivity in which to complete confirmatory due diligence and to prepare definitive transaction documents.

On October 19, 2011, the Synovis board held a special meeting in St. Paul, Minnesota to receive an update on the status of discussions with Baxter, to discuss the revised non-binding expression of interest received the previous day and to consider Baxter’s request for an exclusive negotiating period. Synovis’s senior management team and representatives of Piper Jaffray and Dorsey also participated in the meeting. Representatives of Piper Jaffray discussed its preliminary financial analysis of the revised expression of interest. Piper Jaffray also reported on the results of the market check it had conducted at the board’s request, noting that, of the 15 potential strategic acquirers contacted by Piper Jaffray, none accepted offers for introductory meetings with Synovis or further information and eleven, including Company A, specifically conveyed their interest was insufficient to warrant further activity. While making no decision regarding a possible sale of Synovis, the board discussed a range of potential responses to Baxter, including granting Baxter an exclusive negotiating period if it were to increase its valuation and commit to agreeing in any definitive merger agreement executed by the parties to a termination fee on the lower side of the range of termination fees payable in similar transactions. The board agreed to defer making any decision on a response to Baxter until the conclusion of the board meeting scheduled for the following day.

On October 20, 2011, the Synovis board held a regularly scheduled meeting at Synovis’s headquarters in St. Paul, Minnesota to review the fiscal year 2012 financial plan and five-year strategic plan prepared by Synovis management. Several members of Synovis management also participated in the meeting. Following the discussion of the fiscal year 2012 financial plan and the five-year strategic plan and approval of the fiscal year 2012 financial plan, the board discussed how to respond to the Baxter expression of interest. The board made no decision as to a possible sale of Synovis at this meeting. The board concluded that, while the valuation included in the expression of interest, $26.50 per share, might be adequate to continue negotiations with Baxter and to commence a confirmatory due diligence process, it did not merit granting Baxter’s request for an exclusive negotiating period. The board directed Piper Jaffray to communicate a request through Citi that Baxter increase the valuation in its expression of interest to $28.00 per share and commit to agreeing in any definitive merger agreement to a termination fee below 3.25% of the equity value of the transaction. The board also authorized management to negotiate and execute an agreement providing for a reasonable period of exclusivity in the event Baxter were to increase the valuation contained in its expression of interest and commit to a termination fee on the lower side of the range of termination fees payable in similar transactions.

On October 21, 2011, representatives of Piper Jaffray and Citi spoke by telephone to discuss the Synovis board’s consideration of Baxter’s revised expression of interest. Piper Jaffray requested that Baxter increase its valuation to $28.00 per share and commit to agreeing in any definitive merger agreement to a termination fee of 3% of the equity value of the transaction. Piper Jaffray and Citi also discussed the parties’ expectations for the duration of the exclusivity period, based on an understanding that Baxter was prepared to complete confirmatory due diligence within 30 days after being provided with access to an online data room to be made available by Synovis and containing information responsive to a due diligence request list to be provided by Baxter.

On October 24, 2011, Mr. Kramp received Baxter’s revised non-binding expression of interest in acquiring all of the outstanding shares of Synovis common stock for cash consideration of $28.00 per share. The revised non-binding expression of interest included a provision under which Baxter would be granted a period of exclusivity in which to complete confirmatory due diligence and to prepare definitive transaction documents. Upon receiving the revised expression of interest, Mr. Kramp forwarded it to the members of Synovis’s board and requested that the board meet telephonically to discuss the revised proposal.

On October 25, 2011, Synovis’s board of directors held a special meeting via telephone conference to discuss the revised non-binding expression of interest received from Baxter. Synovis’s senior management team and representatives of Piper Jaffray and Dorsey also participated in the meeting. The board made no decision as to a possible sale of Synovis at this meeting. The board did, however, conclude that Baxter’s agreement to increase the valuation included in the expression of interest to $28.00 per share formed an adequate basis for executing the expression of interest and granting Baxter’s request for a reasonable period of exclusivity to complete confirmatory due diligence and negotiate the terms of a transaction. The board directed management to negotiate certain revisions to the exclusivity period so that it would be limited to a maximum of 40 days. The board authorized management, upon satisfactory negotiation of the requested revisions, to execute the expression of interest, including the exclusivity obligations.

On October 27, 2011, Synovis and Baxter executed a non-binding expression of interest, including an exclusive period of no more than 40 days for Baxter to complete confirmatory due diligence and negotiate a definitive agreement for the acquisition of all of the outstanding shares of Synovis common stock for cash consideration of $28.00 per share.

Following the execution of the non-binding expression of interest, on October 27, 2011, representatives of Synovis, including Mr. Kramp, and representatives of Baxter, along with representatives of Dorsey, Piper Jaffray, Citi and Baxter’s outside legal counsel, Kirkland & Ellis LLP (which we refer to as “Kirkland”), discussed preliminary matters related to the proposed transaction structure.

Between October 27 and November 7, 2011, Synovis’s management prepared an online data room populated with materials responsive to a due diligence request list supplied by Baxter. Representatives of Synovis and Baxter spoke by telephone during this period to review the due diligence request list and to provide updates on the status of the data room. The data room was made available to Baxter and its representatives starting on November 7, 2011. After making the data room available to Baxter through the date of signing the definitive merger agreement, Synovis representatives responded to various additional due diligence and information requests made by representatives and advisors of Baxter.

On November 10 and November 11, 2011, representatives of Baxter’s accounting advisor, KPMG LLP, met with representatives of Synovis’s independent audit firm, Grant Thornton LLP, at the offices of Grant Thornton LLP in Minneapolis, Minnesota to review workpapers prepared in connection with the audit of Synovis’s financial statements.

On November 14, 2011, representatives of Baxter met with representatives of Synovis at Synovis’s Birmingham, Alabama facility in connection with Baxter’s due diligence of Synovis’s Micro Companies Alliance business.

On November 16 and November 17, 2011, representatives of KPMG LLP met with representatives of Synovis at Dorsey’s offices in Minneapolis, Minnesota in connection with Baxter’s financial due diligence of Synovis.

On November 17 and November 18, 2011, representatives of Baxter met with representatives of Synovis at Synovis’s Irvine, California facility in connection with Baxter’s due diligence of Synovis’s Orthopedic and Woundcare business.

On November 17, 2011, a member of Synovis’s senior management team received an unsolicited email from a representative of a nationally recognized investment bank requesting a telephone conversation; in lieu of returning the call, he promptly forwarded the e-mail to a representative of Piper Jaffray. At Synovis’s request, a representative of Piper Jaffray contacted the representative of the investment bank who had made the email inquiry and, upon being informed that an unidentified third party wished to discuss a potential business combination transaction with Synovis and in light of the 40-day exclusivity period with Baxter, informed him that Synovis could not engage in discussions with the third party at this time.

On November 21 and November 22, 2011, representatives of Baxter met with representatives of Synovis at Synovis’s Saint Paul, Minnesota facility in connection with Baxter’s due diligence of Synovis’s Surgical Innovations business.

On November 22, 2011, Kirkland delivered initial drafts of the merger agreement and the voting agreement to Dorsey.

On November 28, 2011, representatives of Synovis, including Mr. Kramp, Dorsey and Piper Jaffray met to discuss preliminary reactions to the Baxter draft merger agreement and a list of key issues which had been prepared by Dorsey and circulated in advance of the meeting. Following the internal discussion, representatives of Synovis, including Mr. Kramp, Dorsey and Piper Jaffray held a telephone conference with representatives of Baxter, Kirkland and Citi to discuss the key issues list.

On November 28, 2011, the investment bank representative who had made the November 17 inquiry contacted a representative of Piper Jaffray by telephone and reiterated that the unidentified third party behind the November 17 inquiry remained interested in discussing a business combination transaction with Synovis. The Piper Jaffray representative informed the representative of the investment bank that Synovis could not engage in discussions with the third party at this time.

On November 29, 2011, Dorsey delivered a revised draft of the merger agreement to Kirkland.

On November 30, 2011, representatives of Baxter met with representatives of Synovis at Synovis’s Saint Paul, Minnesota facility in connection with Baxter’s due diligence of Synovis’s Surgical Innovations business.

On December 2, 2011, representatives of Dorsey and Kirkland held a telephone conference to discuss the merger agreement and representatives of Piper Jaffray and Citi held a telephone conference to discuss resolution of Baxter’s remaining due diligence issues and the status of Baxter’s internal approval process for the transaction. Following the calls between the legal advisors and financial advisors, Synovis’s senior management, including Mr. Kramp, met with representatives of Dorsey and Piper Jaffray to receive an update on the two calls. Dorsey updated management on the status of merger agreement negotiations with Baxter and Piper Jaffray updated management on the status of Baxter’s open due diligence issues (and the path for resolving them), finalization of Baxter’s internal financial analysis and Baxter’s internal approval process (including an upcoming meeting between members of the Baxter deal team and Baxter management to approve submitting the transaction to Baxter’s board of directors for approval). Piper Jaffray reported that, while Baxter and Synovis had made significant progress in resolving the remaining due diligence items, Baxter’s internal approval process would not be completed prior to the expiration of the exclusive negotiating period. Piper Jaffray noted that in the earlier call between the financial advisors, Citi indicated that Baxter would be requesting an extension of the exclusivity period. Later that day, Dorsey delivered a revised voting agreement to Kirkland. Starting in the afternoon of December 2, Mr. Kramp contacted the members of the Synovis board to request that they be available for a meeting on either December 5 or December 6 to discuss the status of discussions with Baxter.

On December 3, 2011, Kirkland delivered revised drafts of the merger agreement and voting agreement to Dorsey. Later that day, Dorsey delivered an initial draft of the company letter (which is also commonly referred to as a disclosure schedule) to Kirkland.

On December 4, 2011, Mr. Kramp had a telephone call with a representative of Baxter in which the Baxter representative confirmed that Baxter was unlikely to have completed its internal approval process before the exclusivity period expired.

On December 4, 2011, Synovis’s senior management team, including Mr. Kramp, met with representatives of Dorsey and Piper Jaffray to discuss the draft merger agreement received from Kirkland the previous day and the remaining open issues in the draft merger agreement. Later that day, Dorsey delivered a revised draft of the merger agreement to Kirkland.

On December 5, 2011, representatives of Dorsey and Kirkland held a telephone conference to discuss the merger agreement delivered the previous day. Later that day, Dorsey delivered a revised voting agreement to Kirkland and Kirkland delivered revised drafts of the merger agreement and voting agreement to Dorsey. By this point in the negotiations, many of the key issues had been negotiated in a manner satisfactory to Synovis and the draft agreements delivered by Kirkland were in a form substantively satisfactory to Synovis, with few remaining issues to be resolved. In the evening, a representative of Baxter telephoned Mr. Kramp to brief Mr. Kramp on the status of Baxter’s open due diligence issues, finalization of Baxter’s internal financial analysis and Baxter’s internal approval process. During this call, the Baxter representative indicated that Baxter would deliver a formal request to extend the exclusivity period the following day.

On December 6, 2011, Dorsey received from Baxter a proposed amendment to the expression of interest between the parties extending the exclusive negotiating period to 11:59 p.m. on December 12, 2011.

Representatives of Piper Jaffray and Citi spoke several times by telephone to discuss Baxter’s request. Citi reported that, following a meeting with the Baxter deal team, Baxter intended to submit the transaction to Baxter’s board of directors for consideration at a meeting on December 12, 2011. Citi also confirmed that Baxter’s confirmatory due diligence was substantially complete, confirmed Baxter’s commitment to the transaction valuation contained in the non-binding expression of interest ($28.00 per share) and provided an updated approval timeline. Following the calls between the financial advisors, members of Synovis’s senior management, including Mr. Kramp, met by telephone with representatives of Dorsey and Piper Jaffray to discuss the calls between the financial advisors and Baxter’s request.

On December 6, 2011, Synovis’s board of directors held a special meeting at Dorsey’s offices in Minneapolis, Minnesota. Representatives of Synovis’s senior management team, Dorsey and Piper Jaffray also participated in the meeting. Management, Dorsey and Piper Jaffray updated the board on the status of discussions with Baxter and on the unsolicited November 17 and November 28 inquiries and outlined Baxter’s request that the exclusivity period be extended. Piper Jaffray noted that Baxter’s due diligence investigation was largely complete with no unresolved critical issues and described the proposed timing for final approval by Baxter of the transaction, including the consideration of the transaction by the Baxter board on December 12, 2011. Dorsey described key provisions of the draft merger agreement and draft voting agreement, noting that substantive agreement had been reached on the key provisions. Dorsey led a discussion of the non-solicitation and termination fee provisions contained in the merger agreement, describing the circumstances in which, following the execution of a definitive merger agreement, Synovis could pursue discussions regarding a proposal which the board concluded was reasonably likely to result in a transaction superior to the Baxter transaction. Dorsey and Piper Jaffray also discussed with the Synovis board the terms of the merger agreement that provided for a termination fee of 3% of the equity value of the transaction and comparable terms of precedent merger transactions. The Synovis board, while making no decision on the sale of Synovis at this time, considered the Baxter proposal and the high degree of certainty that the nearly fully negotiated deal with Baxter presented in terms of value delivered to Synovis’s shareholders, the timing of entry into a definitive merger agreement with known and acceptable terms and the likelihood that, once a definitive merger agreement was executed, a transaction with Baxter would close (given the lack of any financing contingencies). The board also considered the results of the market check conducted by Piper Jaffray. The board also discussed the unsolicited inquiry received by management and Piper Jaffray and the uncertainty surrounding the inquiry, given the lack of specific information about the nature of the inquiry or the party behind it. The board discussed the alternatives for addressing Baxter’s request for an extension of the exclusivity period, considering the benefits of exploring the unsolicited inquiry and noting the risk that Baxter might abandon its proposal and exit the negotiation process if its request was not granted. After discussion with management, Dorsey and Piper Jaffray, the board concluded that the Baxter proposal represented a combination of shareholder value and certainty that outweighed the benefit of allowing the exclusivity to expire and pursuing the unsolicited inquiry. The board directed management, Piper Jaffray and Dorsey to propose a reduction in the termination fee to 2.5% of the equity value of the transaction in return for the extension of the exclusivity period and, notwithstanding Baxter’s acceptance or rejection of this proposal, enter into an agreement to extend the exclusivity period to 11:59 p.m. on December 12, 2011. Piper Jaffray initiated a telephone call to Citi and conveyed the board’s request for a reduction in the termination fee. Citi responded a short time later and notified Piper Jaffray that Baxter had rejected the request and expressed concern that a negotiation over the terms of the extension of exclusivity could disrupt and delay the process for finalizing the transaction. Following Baxter’s rejection of the reduced termination fee, Mr. Kramp initiated a phone conversation with a representative of Baxter to get further assurances as to Baxter’s commitment to the proposed transaction. That evening, Synovis and Baxter executed a written extension of the exclusivity period to 11:59 p.m. on December 12, 2011. In the evening of December 6, and after the conclusion of the Synovis board meeting, the investment bank representative who had made the November 17 and November 28 inquiries on behalf of an unidentified third party left a voicemail message for a representative of Piper Jaffray asking for a return call. In light of the exclusivity obligation to Baxter, the Piper Jaffray representative did not return the call.

From December 7 to December 12, representatives of Synovis, Dorsey, Kirkland and Baxter completed final negotiations on the merger agreement, the form of voting agreement, the company letter and related documentation. Representatives of Synovis, Dorsey and Piper Jaffray coordinated with representatives of Baxter, Kirkland and Citi to prepare the communications materials.

On December 12, 2011, Synovis’s board of directors held a special meeting at Dorsey’s offices in Minneapolis, Minnesota to consider the proposed acquisition of Synovis by Baxter. Each of the members of the board of directors attended the meeting in person. Synovis’s senior management team and representatives of Dorsey and Piper Jaffray also participated in the meeting. Piper Jaffray reviewed with the board the process since its engagement as financial advisor relating to the potential sale of Synovis and its financial analysis of the proposed merger consideration of $28.00 per share. Piper Jaffray then rendered to the board its oral opinion, which was confirmed by delivery of a written opinion dated December 12, 2011, that, as of December 12, 2011, and based on and subject to the assumptions made, matters considered and qualifications and limitations on the scope of the review undertaken by Piper Jaffray, as described in its opinion, the $28.00 per share to be received by the holders of shares of Synovis’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Dorsey then reviewed with the directors their fiduciary duties under Minnesota law in connection with the evaluation of the proposed transaction with Baxter and the need to form a limited purpose special committee for purposes of compliance with Minnesota anti-takeover laws (see “The Merger—Special Committee—Business Combination Act/Control Share Acquisition Act” beginning on page 26 for a further description of the special committee). Dorsey next reviewed, in detail, the terms and conditions of the proposed merger agreement with Baxter and the related voting agreements. Management then provided its assessment of the proposed transaction and provided its recommendation that the Synovis board approve the transaction with Baxter and the entry into the definitive merger agreement. The board of directors then discussed the terms of the proposed transaction with Baxter. Management and representatives of Dorsey and Piper Jaffray responded to questions posed by the directors about the proposed transaction. Dorsey then reviewed with the board the proposed resolutions to be adopted. After this review, the board and a special committee formed for purposes of compliance with Minnesota anti-takeover laws unanimously approved the merger agreement and the other transactions contemplated by the merger agreement, including the voting agreements, and recommended them for approval to the board. The board then approved the merger agreement and the other transactions contemplated thereby, including the voting agreements and authorized Synovis’s officers to execute the merger agreement and to proceed with the merger.

Also on December 12, 2011, Baxter’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

Following the Baxter board meeting on December 12, 2011, Synovis and Baxter, and their respective legal counsel, finalized the merger agreement, the voting agreements, the company letter and related documents. In the evening of December 12, 2011, Synovis, Baxter and the merger subsidiary formed by Baxter entered into the merger agreement. As a condition to the merger agreement, each member of Synovis’s board of directors and each of Synovis’s executive officers entered into voting agreements with Baxter.

Prior to the opening of equity trading markets in the United States on December 13, 2011, Synovis and Baxter issued a joint press release announcing the entry into the merger agreement.

Recommendation of our Board of Directors

Board of Directors Recommendation. After careful consideration, and taking into account all of the factors described below, our board of directors unanimously determined that the merger is advisable and fair to and in the best interests of Synovis and its shareholders, and authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the voting agreements referred to in the merger agreement, and our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement, which approval shall include the adoption of the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in the merger agreement. Our board of directors also unanimously recommends that Synovis’s shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Reasons for Recommendation

In evaluating the merger agreement and the transactions contemplated thereby, our board of directors consulted with Synovis’s management and our financial advisor and legal counsel, and considered and evaluated a number of factors, including:

•

Review of Strategic Alternatives. The belief of the board of directors, after consultation with Synovis’s financial and legal advisors and management (including a review with management of Synovis’s five-year strategic plan), and after review of the other strategic opportunities reasonably available to Synovis, including continuing to operate as an independent company or pursuing a business combination transaction with another party or a series of business combination transactions, in each case taking into account the potential benefits, risks and uncertainties associated with those other opportunities (including the risks associated with future investments in our Orthopedic and Woundcare business unit), that consummation of the merger represents Synovis’s best and most certain prospect for maximizing shareholder value in a volatile and unpredictable financial and economic environment.

•

Prospects of Synovis as a Stand-Alone Enterprise. The competitive environment in which Synovis operates, including the fact that many of our competitors and industry customers have greater sales and distribution capabilities, substantially greater capital resources, larger marketing, research and development staffs, larger facilities, greater name recognition, access to broader product lines and larger customer bases and may develop or acquire products that are alternatives to the products sold by Synovis and have a greater ability to bear the risks associated with participating in the healthcare and medical device industries.

•

Industry Factors. The highly competitive nature of medical devices, the changing reimbursement environment, changes by healthcare insurers, changes in the medical device regulatory approval process, and pending legislative changes to the healthcare systems and our comparative ability, compared to that of our established competitors, to bear those uncertainties, including the risks associated with Medicare, private payer and non-U.S. reimbursement rates and the risks associated with reduced health care spending resulting from the recent global economic slowdown and higher than normal unemployment rates.

•

Fair Value. The board of directors’ belief that the merger consideration of $28.00 per share represents fair value for the shares of our common stock, taking into account the board’s familiarity with our business, operations, prospects, business strategy, properties, assets, and financial condition, and the board’s belief that the merger consideration represents the highest consideration that Baxter was willing to pay, and the highest per share value obtainable on the date of signing the merger agreement.

•

Certainty of Value. The fact that the consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders, compared to the risks and uncertainty associated with the operation of our business, including the risks inherent in, the costs associated with and the time required for the development and marketing of new medical technologies.

•

Premium to Current and Historical Trading Prices. The merger consideration to be received by our shareholders in relation to the prevailing trading price and the historical trading prices for shares of our common stock, including the fact that the $28.00 per share merger consideration represents:

•	a 50.0% premium over the $18.72 per share closing price on December 9, 2011, the last trading day prior to the approval of the merger agreement by the board of directors;

•	a 58.4% premium over the volume-weighted average price of $17.68 per share over the 60-day period prior to the approval of the merger agreement by the board of directors; and

•	a 14.6% premium over $24.43, the highest trading price per share for our common stock during the five-year period ended on December 9, 2011.

•

Lack of Available Transactional Alternatives. The actions taken by Synovis, both before and after receiving the proposal from Baxter, to explore transactional alternatives to the merger with Baxter, including Piper Jaffray’s market check of potential strategic acquirers (including a party which had previously demonstrated a strategic interest in Synovis) believed to have the strongest interest in acquiring Synovis and the failure of any contacted party to request an introductory meeting with Synovis or further information in the opportunity, as more fully described above under “Background to the Merger.”

•

Opinion of Financial Advisor. The opinion of Piper Jaffray, delivered to our board of directors orally on December 12, 2011, and later confirmed in a written opinion of the same date, that based on and subject to the assumptions made, matters considered and qualifications and limitations on the scope of the review undertaken by Piper Jaffray, as described in its opinion, the consideration of $28.00 per share, in cash, to be paid in connection with the merger was fair, from a financial point of view, to the holders of our shares as of the date of the opinion, as more fully described below under “Opinion of Piper Jaffray & Co.”

•

Terms of Merger Agreement; Ability to Respond to Unsolicited Proposals. The terms and conditions of the merger agreement, including our ability to consider and respond, under certain circumstances specified in the merger agreement, to an unsolicited, written proposal for a business combination from a third party prior to approval of the merger agreement by our shareholders, and the right of the board of directors after complying with the terms of the merger agreement to terminate the merger agreement in order to accept a superior proposal upon payment of a termination fee of $9,750,000 (approximately 3.0% of the equity value of the transaction), and the belief of the board of directors, after discussion with our advisors, that the termination fee was on the lower side of the range of termination fees payable in similar transactions.

•

Likelihood of Completion. The board of directors’ belief that the merger will be consummated, based on, among other things, the resources devoted to this transaction by Baxter, the prior successful transaction experience of Baxter, the limited number of conditions to completion of the merger and the absence of a financing condition or a closing condition relating to market conditions.

•

Dissenters’ Rights. The availability under Minnesota law of statutory dissenters’ rights to Synovis shareholders who do not vote in favor of the merger and otherwise comply with all the required procedures under the MBCA, which allows such shareholders to seek payment of the fair value of their shares.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement. These factors included the following:

•

No Shareholder Participation in Potential Future Growth or Earnings. The fact that our shareholders will cease to participate in Synovis’s potential future earnings growth or benefit from any future increase in its value following the merger and the possibility that the price of the shares might have increased in the future to a price greater than the $28.00 per share offered in the merger.

•	Nonsolicitation Restrictions. The restrictions that the merger agreement imposes on our ability to solicit competing proposals.

•

Termination Fee. The possibility that the termination fee of $9,750,000 payable by Synovis to Baxter may discourage other bidders and, if the merger agreement is terminated, impact our ability to engage in another transaction without paying such termination fee for up to one year, and the fact that we may be required to pay certain expenses (up to $2,000,000) of Baxter under circumstances in which Synovis does not engage in another transaction.

•	Closing Conditions. The fact that completion of the merger requires antitrust clearance and the satisfaction of other closing conditions that are not within our control.

•

Taxable Consideration. The fact that the gains from the transactions contemplated by the merger agreement will be taxable to shareholders for U.S. federal income tax purposes and that any gains from any proceeding arising from an assertion of dissenters’ rights could be taxable for U.S. federal income tax purposes to shareholders who exercise dissenters’ rights.

•

Business Disruption Resulting from Transaction. The possible disruption to our business, including the possible loss of attention from our third-party distributors, and the possible effect on our ability to attract and retain key personnel that may result from the announcement of the transaction with Baxter and the resulting distraction of the attention of our management and employees.

•

Potential Conflicts of Interest. The fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of Synovis’s other shareholders.

•	Interim Restrictions on Business Pending the Completion of the Merger. The restrictions imposed by the merger agreement that can affect the conduct of our business prior to completion of the merger.

•

Risk Associated with Failure to Consummate the Merger. The risks and costs to Synovis if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business, customer, vendor and distributor relationships and the payment of our expenses associated with the transaction.

The foregoing discussion of the information and factors considered by the board of directors is not meant to be exhaustive, but includes the material information, factors and analyses considered by the board of directors in reaching its conclusions and recommendation in relation to the merger agreement and the transactions contemplated thereby. The members of the board of directors evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Synovis, taking into account the advice of Synovis’s financial and legal advisors. In light of the variety of factors and amount of information that the board of directors considered, the members of the board of directors did not find it practicable to provide specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Rather, the recommendation of the board of directors was made after considering the totality of the information and factors involved. Individual members of the board of directors may have given different weight to different factors. In addition, in arriving at their recommendation, the directors were aware of the interests of certain officers and directors of Synovis as described in “INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER.”

Special Committee – Business Combination Act / Control Share Acquisition Act

We are governed by the provisions of Sections 302A.671 (the Control Share Acquisition Act) and 302A.673 (the Business Combinations Act) of the MBCA, which in some cases may discourage a negotiated acquisition of Synovis and thus deprive our shareholders of an opportunity to sell their shares at a premium over the market price. In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder, and an “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation and, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. The restrictions of Sections 302A.671 and 302A.673 do not apply to any transaction if a committee of a Minnesota corporation’s board of directors consisting of one or more disinterested directors (excluding the corporation’s current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

While our board of directors had determined that it was not necessary to form a special committee in order to evaluate Baxter’s non-binding expression of interest (see “The Merger—Background to the Merger”), the consideration and approval of a binding merger proposal triggered technical requirements under the MBCA. In order to ensure that Sections 302A.671 and 302A.673 would not be triggered by our entry into the merger agreement and the entry by the members of our board of directors and executive officers into the voting agreements described under the section of this proxy statement entitled “The Merger – Voting Agreements” beginning on page 37 and the completion of the merger, and to prevent Baxter and Merger Sub from acquiring “interested shares” (as defined in Section 302A.671) or becoming an “interested shareholder” (as defined in Section 302A.673) as a result of the merger, our board of directors formed a special committee of the board comprised of all of our directors other than Mr. Kramp and Ms. Larson (who were excluded because of their status as current or former officers of Synovis), each member of such special committee being a “disinterested director” (as defined in Section 302A.673). This committee approved the merger agreement, the voting agreements, the merger and the business combination represented by the merger, and recommended them to the full board for approval, all for the purposes of exempting the merger and the transactions contemplated thereby, and the respective parties thereto, from the restrictions and limitations of Sections 302A.671 and 302A.673, and rendering the restrictions and limitations set forth in Sections 302A.671 and 302A.673 inapplicable to the merger agreement and the transactions contemplated thereby.

Certain Financial Projections

In response to Baxter’s proposal and subsequent due diligence requests, Synovis provided to Baxter and Piper Jaffray certain projected and budgeted financial information for Synovis. Synovis’s internal financial projections were prepared solely for internal use to assist with operating, capital budgeting and other management decisions and are subjective in many respects. Consequently, these projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The financial projections were based upon numerous estimates and assumptions made by Synovis’s management with respect to general business, economic, market, regulatory, reimbursement and financial conditions and other matters. These estimates and assumptions regard future events that are difficult to predict, and many are beyond Synovis’s control. Accordingly, there can be no assurance that the estimates and assumptions made by Synovis in preparing the financial projections will be realized and actual results may be materially greater or less than those contained in the financial projections below.

The inclusion of certain financial projections in this proxy statement should not be regarded as an indication that Synovis or Piper Jaffray or their respective affiliates or representatives (including their advisors) consider the financial projections to be necessarily material or predictive of actual future events, and the financial projections should not be relied upon as such. The financial projections in this proxy statement are being provided in this proxy statement only because Synovis provided them to Baxter and/or Piper Jaffray in connection with the Baxter proposal and subsequent due diligence requests and because they were relied upon by Piper Jaffray in performing its financial analysis to formulate the fairness opinion delivered to Synovis’s board of directors. None of Synovis or Piper Jaffray or any of their respective affiliates or representatives (including their respective advisors) makes any representation to any person regarding the financial projections by virtue of their inclusion in this proxy statement, and none of them intends to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent or future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. In this regard, holders of shares of our common stock are cautioned not to place undue reliance on these financial projections.

The financial projections, which were prepared by Synovis’s management in connection with the annual budget process for fiscal year 2012, were provided to Baxter on October 5, 2011. The Synovis board of directors reviewed and approved Synovis’s budget for fiscal year 2012 at a meeting held on October 20, 2011. In the process of finalizing the fiscal year 2012 budget prior to that board meeting, some minor adjustments were made to the financial projections which were presented to the Synovis board at the meeting on October 20, 2011. In connection with finalizing its analyses in support of the opinion delivered to the Synovis board on December 12, 2011, Piper Jaffray was provided with the financial projections as presented to the Synovis board on October 20, 2011. In the first table below, we have provided footnote disclosure for each of the amounts in the October 20 version of the financial projections that differed from the October 5 version shown in the table.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of entry into the merger agreement or the proposed merger. Further, the financial projections do not take into account the effect of any failure to occur of the proposed merger and should not be viewed as accurate or continuing in that context.

Synovis’s management did not prepare the financial projections below with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The financial projections do not purport to present operations in accordance with GAAP, and Synovis’s independent auditors have not examined, compiled or performed any procedures with respect to the financial projections presented in this proxy statement, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Synovis may achieve the results contained in the financial projections, and accordingly assume no responsibility for them.

The financial projections that Synovis provided to Baxter included the following (in millions):

	FY2012		FY2013		FY2014	FY2015	FY2016
Revenue	$97.6		$115.6		$142.9	$174.1	$216.9
Gross profit	$71.1	(1)	$84.9		$105.8	$130.0	$163.7
Earnings before interest and taxes	$13.8		$19.0	(2)	$29.2	$39.3	$55.8	(3)

(1)	This amount was $71.0 in the October 20 version of management’s projections provided to Piper Jaffray.
(2)	This amount was $19.1 in the October 20 version of management’s projections provided to Piper Jaffray.
(3)	This amount was $55.9 in the October 20 version of management’s projections provided to Piper Jaffray.

In addition to the financial projections in the table immediately above, the financial projections that Synovis provided to Piper Jaffray included the following, which reflect the application of an assumed marginal tax rate of 36% (in millions):

	FY2012	FY2013	FY2014	FY2015	FY2016
Revenue
Veritas Collagen Matrix / Orthopedic and Woundcare	$25.8	$35.1	$51.1	$69.3	$92.6
Other (1)	$71.8	$80.5	$91.8	$104.8	$124.3

Total	$97.6	$115.6	$142.9	$174.1	$216.9
Earnings before interest and taxes	$13.8	$19.1	$29.2	$39.3	$55.9
After-tax operating income	$8.8	$12.2	$18.7	$25.2	$35.8
Add: Depreciation and amortization	$2.5	$2.5	$2.5	$2.5	$2.5
Add: Stock-based compensation	$1.4	$1.6	$1.8	$2.1	$2.5
Less: Capital expenditures	$(2.5)	$(2.5)	$(2.5)	$(2.5)	$(2.5)
Less: Working capital investment (excluding cash and marketable securities)	$(1.5)	$(1.8)	$(2.7)	$(3.1)	$(4.3)

After-tax free cash flow	$8.7	$12.0	$17.8	$24.2	$33.9

(1)	Includes revenue from Synovis Surgical Innovations (excluding Veritas Collagen Matrix) and Synovis Micro Companies Alliance business units.

The financial projections included in this proxy statement were prepared by, and are the responsibility of, our management. Piper Jaffray neither examined nor compiled the projected financial information and, accordingly, Piper Jaffray expresses no opinion or any other form of assurance with respect to the projected financial information included in this proxy statement.

Opinion of Piper Jaffray & Co.

We retained Piper Jaffray to act as financial advisor to our board of directors, and, if requested, to render to the board an opinion as to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be paid pursuant to the merger agreement.

The full text of the Piper Jaffray written opinion dated December 12, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex C and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety and this summary is qualified by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of common stock of Synovis of the $28.00 per share merger consideration to be paid in cash pursuant to the merger agreement. The Piper Jaffray opinion was directed to the board of directors of Synovis and was not intended to be, and does not constitute, a recommendation as to how any of our shareholders should vote with respect to the merger or any other matter. The Piper Jaffray opinion is not intended to confer rights and remedies upon Baxter, any shareholders of Baxter or any affiliates thereof, any of our shareholders, option holders or any other holder of stock-based compensation of Synovis. The opinion was approved for issuance by a committee of Piper Jaffray employees in accordance with its customary practice.

In connection with rendering the opinion described above and performing its financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of the draft of merger agreement dated December 8, 2011;

•	reviewed and analyzed certain financial and other data with respect to Synovis which was publicly available;

•

reviewed and analyzed certain information, including financial projections on a stand-alone basis, relating to the business, earnings, cash flow, assets, liabilities and prospects of Synovis that were publicly available, as well as those that were furnished to Piper Jaffray by Synovis;

•

conducted discussions with members of senior management and representatives of Synovis concerning the immediately preceding matters described above, as well as its businesses and prospects after giving effect to the merger;

•

reviewed the current and historical reported prices and trading activity of Synovis common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Synovis;

•	compared the financial performance of Synovis with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and

•	performed a discounted cash flows analysis for Synovis on a stand-alone basis.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, our board at a meeting held on December 12, 2011. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to our board on December 12, 2011.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 9, 2011, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Jaffray calculated our equity value implied by the merger to be $325 million, based on our diluted shares deemed outstanding (derived using the treasury stock method) and the per share merger consideration, and our implied enterprise value (implied equity value plus debt less cash and cash equivalents) to be $258 million.

Historical Trading Analysis

Piper Jaffray reviewed the historical closing prices and trading volumes for Synovis common stock over the five-year period ended December 9, 2011, in order to provide background information on the prices at which Synovis common stock has historically traded. The following table summarizes some of these historical closing prices relative to the per share merger consideration:

Price per Share
Merger consideration per share	$28.00
Closing price on December 9, 2011	$18.72
One-day prior closing price on December 8, 2011	$17.88
30 trading day average	$18.14
60 trading day average	$17.68
90 trading day average	$16.99
Five- year high (August 22, 2008)	$24.43
Five- year low (December 11, 2006)	$9.45

In addition, Piper Jaffray prepared a chart of indexed trading performance that showed Synovis common stock over the past five years had increased by 89% from its price at December 11, 2006, as compared to an increase of 18% for the selected public companies and a decline of 13% for the S&P 500. A similar chart for the last 12 month period ended December 9, 2011 showed Synovis common stock had increased 16% from its price at December 13, 2010, as compared to an increase of 1% for the selected public companies and no change for the S&P 500.

Selected Public Companies Analysis

Piper Jaffray reviewed selected historical financial data of Synovis for the three fiscal years ended October 31, 2011, and estimated financial data of Synovis that were prepared by Synovis’s management as its internal financial projections for the five fiscal years ending October 31, 2016, and compared them to corresponding historical financial data, and consensus Wall Street research forecasts, where applicable, for public companies in the medical device industry which Piper Jaffray believed were comparable to Synovis’s financial profile. Piper Jaffray selected companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases, professional judgment and other sources and by applying the following general criteria:

•	companies with last twelve months (“LTM”) revenue greater than $25 million and less than $500 million;

•	companies with expected operating revenue growth between 10% and 30% in 2012; and

•	companies with LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin between 10% and 30%.

Based on these criteria, Piper Jaffray identified and analyzed the following selected companies:

Align Technology Inc.

Cantel Medical Corp.

Masimo Corporation

Merit Medical Systems, Inc.

Natus Medical Inc.

SonoSite Inc.

Tornier N.V.

Volcano Corporation

For the selected public companies analysis, Piper Jaffray compared projected calendar year (“CY”) 2011, CY 2012 and CY 2013 implied enterprise valuation (“EV”) multiples for Synovis derived from the per share merger consideration and Synovis’s corresponding projected revenue and EBITDA, on the one hand, to implied enterprise valuation multiples for the selected public companies derived from their closing prices per share on December 9, 2011 and corresponding projected revenue and EBITDA, on the other hand.

The analysis indicated the following multiples:

Selected Public Companies
	Synovis(1)	High	75th%	Mean	Median	25th%	Low
EV to projected CY 2011 revenue	3.0x	4.0x	2.9x	2.4x	2.3x	1.8x	0.9x
EV to projected CY 2012 revenue(2)	2.6x	3.5x	2.6x	2.1x	2.1x	1.5x	0.8x
EV to projected CY 2013 revenue(2)(3)	2.1x	3.2x	2.3x	1.9x	2.0x	1.5x	0.8x
EV to projected CY 2011 EBITDA	16.2x	23.8x	16.8x	13.8x	13.2x	9.7x	7.0x
EV to projected CY 2012 EBITDA(2)	13.8x	18.1x	13.6x	11.2x	10.8x	8.3x	5.5x
EV to projected CY 2013 EBITDA(2)(3)	10.4x	12.4x	11.5x	9.2x	10.2x	7.3x	4.4x

(1)	Based on the per share merger consideration of $28.00 per share.
(2)	Projected CY 2011, CY 2012 and CY 2013 revenue and EBITDA for Synovis were based on the estimates of Synovis’s management. Projected CY 2011, CY 2012 and CY 2013 revenue and EBITDA for the selected financial profile public companies were based on Wall Street consensus estimates and / or Wall Street research.
(3)	Piper Jaffray excluded one public company from calculation of the 2013 revenue and EBITDA multiples due to insufficient data.

The selected public companies analysis showed that, based on the estimates and assumptions used in the analysis, the implied enterprise valuation multiples of Synovis based on the per share merger consideration were within the range of implied enterprise valuation multiples of the selected public companies. Based on this analysis, Piper Jaffray also derived a range of implied equity values per diluted share of Synovis common stock, with a maximum and minimum mean/median value per share of $27.61 and $23.04, respectively, and a maximum and minimum at the 75th percentile and 25th percentile, respectively, of $30.31 and $18.95, respectively. Piper Jaffray noted that the merger consideration was $28.00 per share.

No company utilized in the selected public companies analysis is identical to Synovis. In evaluating the selected public companies, Piper Jaffray made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

Selected M&A Transaction Analysis

Piper Jaffray reviewed merger and acquisition (“M&A”) transactions involving target companies in the medical device industry and which Piper Jaffray believed were comparable to Synovis’s financial profile. Piper Jaffray selected these transactions based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases, professional judgment and other sources and by applying the following criteria:

•	transactions announced since January 1, 2003;

•	LTM revenue greater than $25 million and less than $500 million;

•	next twelve months (“NTM”) revenue growth between 10% and 30%; and

•	LTM EBITDA margin between 10% and 30%.

Based on these criteria, the following 13 transactions were selected:

Target	Acquiror	Date of Transaction
AGA Medical	St. Jude Medical	10/18/2010
Micrus Endovascular	Johnson & Johnson	7/12/2010
ev3	Covidien	6/1/2010
Home Diagnostics	Nipro	2/3/2010
Aspect Medical	Covidien	9/28/2009
VNUS	Covidien	5/8/2009
LifeCell	Kinetic Concepts	4/7/2008
Lifecore Biomedical	Warburg Pincus	1/15/2008
Lifeline Systems	Koninklijke Philips Electronics	1/19/2006
Royce Medical	Ossur	7/28/2005
Horizon Medical Products, Inc.	RITA Medical Systems	5/13/2004
Interpore International	Biomet	3/8/2004
Invivo Corporation	Intermagnetics General	12/18/2003

Piper Jaffray calculated the ratio of implied enterprise value to historical revenue for the LTM preceding each transaction and the ratio of implied enterprise value to projected revenue for the NTM following each transaction. Piper Jaffray also calculated the ratio of implied enterprise value to historical EBITDA for the LTM preceding each transaction and the ratio of implied enterprise value to projected EBITDA for the NTM following each transaction. Piper Jaffray then compared the results of these calculations with similar calculations for Synovis based on the per share merger consideration.

The analysis indicated the following multiples:

Selected Transactions(6)
	Synovis(1)	High	75th%	Mean	Median	25th%	Low
EV to LTM revenue(2)	3.1x	8.8x	4.7x	4.1x	4.2x	2.9x	1.5x
EV to NTM revenue(3)	2.6x	7.4x	4.0x	3.5x	3.4x	2.6x	1.3x
EV to LTM EBITDA(2)(4)	16.6x	29.8x	24.9x	19.9x	19.4x	14.4x	12.1x
EV to NTM EBITDA(3)(5)	14.5x	28.7x	19.3x	16.5x	16.1x	11.4x	8.7x

(1)	Based on the per share merger consideration of $28.00.

(2)	Revenues and EBITDA for the LTM for Synovis were for the twelve months ended October 31, 2011.
(3)	Projected revenue and EBITDA for Synovis with respect to the NTM were for the twelve months beginning November 1, 2011 and were based on estimates of Synovis’s management. Revenues and EBITDA for the selected transactions for the NTM were based on Wall Street consensus estimates, Wall Street research or public filings.
(4)	Piper Jaffray determined that EV/EBITDA ratios were not meaningful, and therefore omitted them, if they were negative or greater than 30.0x. Accordingly, the results of two selected transactions were omitted for the LTM.
(5)	Piper Jaffray determined that transaction multiples were not applicable where there was insufficient information available to Piper Jaffray to calculate the NTM EBITDA. Accordingly, the results of three selected transactions were omitted for the NTM EBITDA multiple.
(6)	Although it did not meet the criteria for inclusion in the selected transactions, Piper Jaffray noted that Kinetic Concepts, the acquirer in 2008 of LifeCell in one of the selected transactions, was sold to Apax in 2011 for $5.8 billion, Kinetic’s NTM revenue growth was 3% and LTM EBITDA margin was 32%, its LTM and NTM revenue multiples were 2.8x and 2.7x, respectively, and its LTM and NTM EBITDA multiples were 8.7x and 7.8x, respectively.

The selected M&A transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied enterprise valuation multiples of Synovis based on the per share merger consideration to be received in merger were within the range of implied enterprise valuation multiples of the selected M&A transactions. Based on this analysis, Piper Jaffray also derived a range of implied equity values per diluted share of Synovis common stock, with a maximum and minimum mean/median of $35.30 and $30.28, respectively, and a maximum and minimum at the 75th percentile and 25th percentile, respectively, of $38.89 and $23.33, respectively. Piper Jaffray noted that the per share merger consideration was $28.00.

A selected M&A transaction analysis generates an implied value of a company based on publicly available financial terms of selected change of control transactions involving companies that share certain characteristics with Synovis being valued. However, no company or transaction utilized in the selected M&A transaction analysis is identical to Synovis or the merger, respectively.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions from industry databases if Piper Jaffray determined the target was a public medical device company based upon SIC codes and professional judgment, and applied, among others, the following criteria:

•	M&A transactions between public target and acquirer seeking to purchase more than 85% of shares;

•	transactions announced since January 1, 2003;

•	enterprise value greater than $50 million;

•	1-day, 1-week and 4-week premiums; and

•	no negative premiums.

Piper Jaffray performed its analysis on 61 transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to Synovis’s shareholders based on the per share merger consideration of $28.00.

The analysis indicated the following premiums:

		Selected Transactions
	Synovis(1)	High	75th%	Mean	Median	25th%	Low
Premium 1 day prior(2)	57%	259%	45%	41%	31%	19%	5%
Premium 1 week prior(3)	54%	277%	48%	42%	29%	21%	2%
Premium 4 weeks prior(4)	50%	308%	53%	51%	34%	27%	10%

(1)	Based on the per share merger consideration of $28.00 and an assumed announcement date of December 9, 2011.
(2)	Based on closing price per share of $17.88 on 12/8/2011.
(3)	Based on closing price per share of $18.15 on 12/2/2011.
(4)	Based on closing price per share of $18.68 on 11/11/2011.

This premiums paid analysis showed that, based on the estimates and assumptions used in the analysis, the premiums over the market prices at the selected dates for the shares implied by the per share merger consideration were within the range of premiums paid in the selected M&A transactions. Piper Jaffray also derived a range of implied equity values per diluted share of Synovis common stock, with a maximum and minimum mean/median of $28.16 and $23.38, respectively, and a maximum and minimum at the 75th percentile and 25th percentile, respectively, of $28.57 and $21.26, respectively. Piper Jaffray noted that the per share merger consideration was $28.00.

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for Synovis based on the net present value of (i) projected free cash flows from November 1, 2011 to October 31, 2016, discounted back to October 31, 2011, and (ii) a projected terminal value at the fiscal year end October 31, 2016 based upon terminal year multiples of projected revenue, discounted back to October 31, 2011. The free cash flows for each year and terminal year revenue were calculated from financial projections for such periods provided to Piper Jaffray by Synovis (which were the same financial projections described above in “The Merger—Certain Financial Projections”). The free cash flows for each year were calculated as: earnings before interest and taxes, less taxes (based on an assumed 36% marginal tax rate through October 31, 2016), plus depreciation and amortization, plus stock- based compensation, less capital expenditures, less the increase in net working capital. Piper Jaffray calculated the range of net present values for free cash flows for each period from November 1, 2011 through October 31, 2016, based on a blended range of discount rates ranging from 20.1% (which represented a weighted average discount rate of 17% for the base business and 25% for the high-growth business) to 23.3% (which represented a weighted average discount rate of 19% for the base business and 30% for the high-growth business). Piper Jaffray calculated a range of terminal values using terminal revenue multiples ranging from 2.50x to 3.00x applied to projected fiscal year 2016 revenue, and discounted back to October 31, 2011 using a blended range of discount rates ranging from 20.4% (which represented a weighted average discount rate of 17% for the base business and 25% for the high-growth business) to 23.7% (which represented a weighted average discount rate of 19% for the base business and 30% for the high-growth business).

For purposes of the discounted cash flows analysis Piper Jaffray segregated Synovis into a base business and a high-growth business. The high-growth business consists of the Veritas® Collagen Matrix patch products that were more recently developed and are projected to grow at rates in excess of the base business, and the Orthopedic and Woundcare products that are projected to grow at rates in excess of the base business. To account for these differences, Piper Jaffray determined and applied a different discount rate to the financial metrics derived from each of these businesses for purposes of this analysis. The weighted average discount rates applied to projected free cash flows were based upon the pro rata revenue contributions of each of the base business (included under the heading “Revenue – Other” in the financial projections described above in “The

Merger—Certain Financial Projections”) and high-growth business (included under the heading “Revenue – Veritas Collagen Matrix / Orthopedic and Woundcare” in the financial projections described above in “The Merger—Certain Financial Projections”) for each fiscal year from 2012 to 2016. The weighted average discount rates applied to projected terminal value were based upon the pro rata revenue contributions of the base business and high-growth business in the fiscal year 2016. Piper Jaffray was advised that Synovis does not prepare projected operating cash flow information by product line and, accordingly, Piper Jaffray used product revenue metrics for relative weightings between the base business and high-growth business in its analysis. Piper Jaffray based the discount rates for the base business on an analysis of the Synovis’s weighted average cost of capital. The weighted average cost of capital was calculated based on Synovis’s capital structure, with the cost of equity defined as the equity risk premium multiplied by Synovis’s 1-year daily adjusted beta, plus the size premium, plus the risk free rate as defined by the 20-year U.S. Treasury Coupon Bond Yield. Piper Jaffray based the discount rates for the high-growth business on a published index of average U.S. venture capital returns over a 20-year period. Piper Jaffray based the selected range of terminal year revenue multiples on the approximate range between the mean and 75th percentile of LTM revenue multiples for the selected public companies.

This analysis resulted in implied per share values of Synovis’s common stock ranging from a low of $26.00 per share to a high of $32.17 per share. Piper Jaffray observed that the per share merger consideration was within the range of values derived from this analysis.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of Synovis common stock.

None of the selected companies or transactions used in the analyses above is directly comparable to Synovis or the merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to our board. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon financial projections of future results furnished to Piper Jaffray by Synovis’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from projected financial results.

Piper Jaffray’s opinion was one of many factors taken into consideration by our board in making the determination to approve the merger agreement. While Piper Jaffray provided advice to our board during their negotiations with Baxter, Piper Jaffray did not recommend any specific merger consideration.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of Synovis that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Piper Jaffray’s opinion, Piper Jaffray assumed that with respect to financial projections, estimates and other forward- looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Synovis as to the expected future results of operations and financial condition of Synovis to which such financial projections, estimates and other forward-looking information relate. Piper Jaffray expressed no opinion as to any such financial projections, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied on advice of the outside counsel and the independent accountants to Synovis, and on the assumptions of the management of Synovis, as to all accounting, legal, tax and financial reporting matters with respect to Synovis and the merger agreement.

Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger would be consummated pursuant to the terms of the merger agreement without amendments thereto, and (iv) all conditions to the consummation of the merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents (including any consents required under applicable state corporate laws) required for the merger would be obtained in a manner that would not adversely affect Synovis or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations nor did Piper Jaffray evaluate the solvency of Synovis under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses and Piper Jaffray expressed no opinion regarding the liquidation value of Synovis or any other entity. Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Synovis or any of its affiliates was a party or may be subject, and made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that Synovis is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin- off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion as to the price at which shares of common stock of Synovis have traded or such stock may trade at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion, except in accordance with the terms of our engagement letter with Piper Jaffray and upon our specific request.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to holders of the Synovis common stock of the per share merger consideration, as set forth in the merger agreement, to be paid by Baxter and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to Synovis, Baxter’s ability to fund the consideration, any other terms contemplated by the merger agreement, the fairness of the merger to any other class of securities, creditor or other constituency of Synovis, or the fairness of the amount or nature of compensation to our officers, directors or employees, or any class of such persons, relative to the per share merger consideration proposed to be paid to holders of common stock of Synovis. Piper Jaffray expressed no opinion as to whether any alternative transaction might produce consideration for Synovis’s shareholders in excess of the amount contemplated in the merger.

Information About Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses in the medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Our board selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the transaction contemplated by the merger agreement on the basis of such experience and its familiarity with Synovis.

Piper Jaffray acted as a financial advisor to Synovis in connection with the merger and will receive an estimated fee of approximately $2.9 million from Synovis, which is contingent upon the consummation of the merger, except for $500,000 of such fee which has been paid to Piper Jaffray for providing its fairness opinion and will be credited against the total fee. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. Synovis has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Synovis and Baxter for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Jaffray also publishes research on the common stock of Baxter. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Synovis or Baxter or entities that are affiliated with Synovis or Baxter, for which Piper Jaffray would expect to receive compensation. Neither Baxter nor Synovis has paid any fees or other compensation to Piper Jaffray for financial advisory or other services in the past five years.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to Synovis and the merger and other participants in the merger (including Baxter) that differ from the opinions of Piper Jaffray’s investment banking personnel.

Voting Agreements

As a condition to Baxter and Merger Sub entering into the merger agreement, Baxter entered into a voting agreement with each of the members of our board of directors and each of our executive officers, concurrently with the execution and delivery of the merger agreement. As of the record date for the special meeting, an aggregate of 627,427 shares of our common stock, representing approximately 5.6% of the shares of our common stock outstanding on the record date, were subject to these voting agreements. Of those shares:

•	150,163, or approximately 1.3% of our common stock entitled to vote at the special meeting as of the record date, were then held by Michael K. Campbell;

•	14,287, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Mary L. Frick;

•	106,697, or approximately 1.0% of our common stock entitled to vote at the special meeting as of the record date, were then held by Richard W. Kramp;

•	82,842, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Karen Gilles Larson;

•	510, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Daniel L. Mooradian;

•	159, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Mark F. Palma;

•	178,500, or approximately 1.6% of our common stock entitled to vote at the special meeting as of the record date, were then held by Richard W. Perkins;

•	10,269, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Brett A. Reynolds;

•	55,000, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Timothy M. Scanlan;

•	24,000, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by John D. Seaberg;

•	5,000, or less than one percent of our common stock entitled to vote at the special meeting as of the record date, were then held by Sven A. Wehrwein; and

•	no shares were then held by Timothy F. Floeder, Richard Lanigan or William G. Kobi.

A form of the voting agreement is attached as Annex B hereto.

Pursuant to the voting agreements, each covered shareholder agreed, among other things, to vote all of his or her respective shares of our common stock:

•	in favor of the approval of the merger and adoption of the merger agreement and any transactions contemplated by the merger agreement; and

•

against any alternative transaction or proposal or any action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect or prevent the merger.

In addition, each covered shareholder has given representatives of Baxter an irrevocable proxy to vote his or her shares of Synovis common stock that are subject to the voting agreements in this manner.

The voting agreements prohibit each covered shareholder from:

•	transferring any shares of Synovis common stock at any time prior to the expiration of the voting agreement;

•	granting any proxies with respect to any shares of Synovis common stock; or

•	depositing any shares of Synovis common stock in a voting trust or enter into a voting agreement with respect to such shares.

The voting agreements further prohibit each covered shareholder, in his or her capacity as a shareholder, from:

•	soliciting, initiating or knowingly facilitating, inducing or encouraging any transaction as an alternative to the merger;

•	entering any letter of intent or agreement in principle with respect to any transaction as an alternative to the merger;

•	knowingly furnishing any information regarding Synovis and its subsidiaries in connection with or in response to any transaction as an alternative to the merger;

•	approving, endorsing or recommending any transaction as an alternative to the merger; or

•	entering into or continuing discussions or negotiations regarding any transaction as an alternative to the merger.

The voting agreements do not prohibit members of our board of directors or executive officers from taking any action, solely in their respective capacities as members of the board of directors or as executive officers, in the exercise of their fiduciary duties, including with respect to transactions as alternatives to the merger.

The number of shares covered by the voting agreements do not exceed 19.9% of our outstanding common stock. The voting agreements terminate upon the earlier of the effective time of the merger or the termination of the merger agreement.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger different from those of shareholders generally. The special committee of our board of directors described above was aware of, and considered the interests of, our directors and executive officers in recommending to the full board of directors the approval of the merger agreement and the merger.

Change in Control Agreements with Executive Officers

We have entered into change in control agreements with each of our executive officers. The change in control agreements provide that if the officer’s employment with us is terminated on or before the last day of the first full calendar month following the second anniversary date of the change in control either by us (other than for cause), or by the officer for good reason, then the officer will be entitled to a lump-sum severance payment equal to two times the executive officer’s base salary plus 100% of the executive officer’s target bonus established for the year during which the change in control occurs (except, with the exception of the change in control agreement with Mr. Lanigan, that if the executive officer terminates employment under a provision allowing the officer to terminate for any reason during the first full calendar month following the first anniversary date of the change in control, the lump-sum payment will be equal to the executive officer’s base salary times one, plus 100% of the executive officer’s target bonus established for the year during which the change in control occurs). In addition, in the event the lump sum amount described above becomes payable, if the executive officer elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive officer’s COBRA premium over the amount the executive officer was paying as an active employee for coverage under our group health and dental plans for up to 24 months; the executive officer may elect health and dental continuation coverage for up to an additional 12 months after the expiration of the 18-month COBRA period at the executive officer’s cost; and the executive officer will receive continued life insurance coverage for up to 24 months at a cost no more than the executive officer paid as an active employee and Synovis will reimburse the executive officer monthly for any amounts that exceed such cost. Finally, with the exception of the change in control agreement with Mr. Lanigan, if any payments (including the acceleration of stock options) made by us to the executive officer in connection with a change in control were subject to “excise tax” as defined by Section 280G of the Internal Revenue Code of 1986, as amended (to which we refer in this proxy statement as the “Code”), we would be required to make an additional cash “gross-up payment” to the executive officer in an amount such that, the executive officer would retain an amount of the gross-up payment equal to the excise tax.

“Good reason” is generally defined as the termination of employment as a result of a diminution in the officer’s responsibilities, a reduction in salary or benefits, a relocation of our office of more than 30 miles, refusal by us to continue to allow the officer to attend to matters or engage in activities not directly related to our business, failure by us to obtain assent to the change in control agreement by any successor, any purported termination by us that is not properly effected, and, with the exception of the change in control agreement with Mr. Lanigan, any termination by the officer for any reason during the first full calendar month following the first anniversary date of the change in control. The merger, if completed, will constitute a “change in control” for the purposes of the change in control agreements with each of our executive officers.

If the effective time of the merger had been December 23, 2011 and the employment of the executive officers had been immediately terminated, either by us (other than for cause or disability) or by the officer for good reason, the executive officers would have been entitled to receive, pursuant to the terms of the change in control agreements, lump sum payments upon termination in the amounts set forth in the table below (except that health care benefits may be provided under a Baxter benefit plan instead of a lump sum payment, but, in the event such coverage is not provided, lump sum payments will be made for any remaining value of the contractually required benefits). In addition, the unvested Options held by the executive officers would have vested.

Executive Officer	Cash	Equity	Pension/ NQDC	Perquisites / Benefits	Tax Reimbursement	Other	Total
Richard W. Kramp	$1,222,480	$480,000	—	$26,350	—	—	$1,728,830
Michael K. Campbell	$644,626	$112,000	—	$35,998	—	—	$792,624
Timothy F. Floeder	$543,425	$96,000	—	$39,854	—	—	$679,279
Mary L. Frick	$552,167	$96,000	—	$33,035	—	—	$681,202
Daniel L. Mooradian	$539,335	$96,000	—	$38,086	—	—	$673,421
Brett A. Reynolds	$614,745	$112,000	—	$36,381	—	—	$763,126
Richard Lanigan	$653,300	$72,660	—	$28,632	—	—	$754,592

Stock held by our Officers and Directors

As of January 6, 2012 our directors and executive officers and their affiliates beneficially owned approximately 5.6% of our outstanding common stock, excluding shares that may be acquired through the exercise of Options. The following table summarizes the shares of common stock beneficially owned as of January 6, 2012, by our executive officers and directors, excluding shares that may be acquired through the exercise of Options, and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their shares.

	Shares of Common Stock Owned (#)	Resulting Consideration to be Paid at Completion of Merger ($)
Executive Officers:
Richard W. Kramp*	106,697	2,987,516
Michael K. Campbell	150,163	4,204,564
Timothy F. Floeder	0	0
Mary L. Frick	14,287	400,036
Daniel L. Mooradian	510	14,280
Brett A. Reynolds	10,269	287,532
Richard Lanigan	0	0

Directors:
William G. Kobi	0	0
Karen Gilles Larson	82,842	2,319,576
Mark F. Palma	159	4,452
Richard W. Perkins	178,500	4,998,000
Timothy M. Scanlan	55,000	1,540,000
John D. Seaberg	24,000	672,000
Sven A. Wehrwein	5,000	140,000

*	Such executive officer is also a director of Synovis.

Options

As of January 6, 2012, our executive officers and directors as a group held 546,500 Options with an exercise price less than the merger consideration, having a weighted average exercise price of $12.41 per share. In accordance with the merger agreement, at the effective time of the merger, each of these Options, together with all other outstanding Options, will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Options multiplied by the excess, if any, of the merger consideration over the exercise price of the Options, less applicable withholding taxes, if any. As a result, directors or executive officers holding such “in the money” Options may have a financial interest that is different from, or in addition to, the interest of holders of our common stock.

The following table summarizes the Options held as of January 6, 2012 by our executive officers and directors, and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their Options.

	Number of Shares of Common Stock Underlying Options (#)	Weighted Average Exercise Price of Options ($)(1)	Resulting Consideration to be Paid at Completion of Merger ($)(1)
Executive Officers:
Richard W. Kramp*	115,000	12.73	1,756,250.00
Michael K. Campbell	14,000	12.00	224,000.00
Timothy F. Floeder	28,000	13.20	414,500.00
Mary L. Frick	28,000	13.20	414,500.00
Daniel L. Mooradian	28,000	13.20	414,500.00
Brett A. Reynolds	24,000	13.40	350,500.00
Richard Lanigan	9,500	17.62	98,610.00

Directors:
William G. Kobi	57,000	13.06	851,790.00
Karen Gilles Larson	30,000	12.00	480,000.00
Mark F. Palma	48,000	11.60	787,440.00
Richard W. Perkins	57,000	10.82	979,500.00
Timothy M. Scanlan	30,000	12.00	480,000.00
John D. Seaberg	30,000	12.00	480,000.00
Sven A. Wehrwein	48,000	11.60	787,440.00

*	Such executive officer is also a director of Synovis.
(1)	These amounts have been rounded for presentation purposes.

Indemnification; Insurance

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation in the merger will fulfill and honor in all respects the indemnification and advancement of expenses obligations of Synovis pursuant to our organizational documents or any indemnification agreements between Synovis and our directors and officers as of the date of execution of the merger agreement against all losses or claims arising out of such person having served as a director or officer of Synovis or any of our subsidiaries or having served at the request of Synovis or any of our subsidiaries as a director or officer of any other person pertaining to any matter existing or occurring or any acts or omissions occurring prior to the effective time of the merger, whether or not such losses or claims are asserted prior to the effective time of the merger.

In addition, the merger agreement provides that we will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance substantially similar to the insurance applicable to current directors and officers of Synovis, for an aggregate period of not less than six years from the effective time of the merger.

See the section of this proxy statement entitled “Proposal No. 1: The Merger Agreement — Indemnification; Insurance” beginning on page 62.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Market under the symbol “SYNO.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on the NASDAQ Global Market. These prices do not include adjustments for retail mark-ups, mark-downs, or commissions.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal year ending October 31, 2012 (through December 12, 2011)
High	$18.84	$—	$—	$—
Low	$16.48	$—	$—	—
Fiscal year ended October 31, 2011
High	$16.98	$21.19	$20.59	$19.20
Low	$14.99	$15.31	$16.46	$13.33
Fiscal year ended October 31, 2010
High	$13.30	$15.78	$16.28	$16.26
Low	$11.54	$12.47	$13.61	$13.80

We have never declared or paid cash dividends in the past and intend to retain all future earnings for the operation and expansion of our business.

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Market on December 12, 2011, the last full trading day before the public announcement of the merger, and on January 11, 2012, the latest practicable trading day prior to the printing of this proxy statement:

Date	Common Stock Closing Price
December 12, 2011	$18.44
January 11, 2012	$27.89

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended.

REGULATORY MATTERS

We and Baxter have agreed to use our reasonable best efforts to make any required submissions under the HSR Act, and any applicable foreign antitrust laws which we or Baxter determine should be made with respect to the merger, the merger agreement, and the other transactions contemplated by the merger and the merger agreement.

Mergers and acquisitions that may have an impact in the United States are subject to review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the merger between us and Merger Sub, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). On December 21, 2011, we and Baxter filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act and requested early termination of the applicable waiting period. Early termination of the waiting period under the HSR Act was granted on January 3, 2012.

In addition, we and Baxter are required to make filings and obtain regulatory approvals from various other governmental authorities. We must receive approval of the Austrian governmental authorities prior to completion of the merger. We made the Austrian filing on December 22, 2011, and we expect to receive clearance from the Austrian governmental authorities on January 20, 2012.

It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to completion of the merger not being satisfied. See “Proposal No. 1: The Merger Agreement — Covenants Relating to the Conduct of Our Business” beginning on page 56 and “Proposal No. 1: The Merger Agreement — Conditions to Completion of the Merger” beginning on page 64.

DISSENTERS’ RIGHTS

Sections 471 and 473 of the MBCA entitle any holder of our common stock as of the record date for the special meeting of our shareholders, in lieu of receiving the merger consideration that such holder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of our common stock held by such holder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 471 AND 473 OF THE MBCA (COPIES OF WHICH ARE ATTACHED AS ANNEX D TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS MAY BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights, which should be read in conjunction with the full text of Section 473 of the MBCA appearing in Annex D to this proxy statement. The following description does not purport to be a complete statement of the provisions of Section 473 of the MBCA and is qualified in its entirety by reference thereto.

Under Section 473, Subd. 3 of the MBCA, a holder of our common stock as of the record date of our special meeting of shareholders who wishes to exercise dissenters’ rights (sometimes referred to as a “dissenter”) must give to Synovis (at Synovis Life Technologies, Inc., Attn: Chief Financial Officer, 2575 University Avenue W., St. Paul, Minnesota 55114-1024), before the vote on the merger, a written notice that such holder objects to the merger proposal and that such holder intends to demand the “fair value” of such holders’ shares of our common stock if the merger proposal is approved. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES OF OUR COMMON STOCK IN FAVOR OF APPROVING THE MERGER AGREEMENT. A VOTE AGAINST APPROVING THE MERGER AGREEMENT WILL NOT ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND A WAIVER OF STATUTORY DISSENTERS’ RIGHTS.

If the merger agreement is approved by our shareholders, we will send to all dissenters who filed the necessary notice of intent to demand the “fair value” of their shares of our common stock, and who did not vote their shares of our common stock in favor of approving the merger agreement, a notice containing certain information required by Section 473, Subd. 4 of the MBCA, including, without limitation, (i) the address to which a dissenter must send a demand for payment and certificates representing shares of our common stock in order to obtain payment for such shares and the date by which they must be received and (ii) a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment. In order to receive the “fair value” of the shares of our common stock under Section 473 of the MBCA, a dissenter must demand payment and deposit certificates representing shares of our common stock within 30 days after such notice from us is given. Under Minnesota law, notice by mail is given by us when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 473, SUBD. 4 OF THE MBCA WILL NOT BE A DISSENTER AND WILL LOSE THE RIGHT TO RECEIVE THE “FAIR VALUE” OF HIS OR HER SHARES OF OUR COMMON STOCK UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 473 SUBD. 3 OF THE MBCA, BUT WILL BE ENTITLED TO THE MERGER CONSIDERATION PAYABLE UNDER THE MERGER AGREEMENT, WHICH MAY BE MORE OR LESS THAN OR EQUAL TO THE “FAIR VALUE” OF THE SHARES DETERMINED UNDER 473 OF THE MBCA.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section discusses the material United States federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of our capital stock who will surrender their shares of our stock in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of our stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the “IRS,” or opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion is not intended to constitute a complete description of all United States federal income tax consequences relating to the merger, and does not address potential foreign, state, local and other tax consequences of the merger. In addition, the discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•

financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	certain former citizens or residents of the United States, or U.S. persons that have a functional currency other than the U.S. dollar;

•	holders that are pass-through entities or who hold our stock through partnerships or other pass-through entities;

•	holders of Options to acquire our stock or any other form of equity-based compensation;

•	holders who acquired our stock pursuant to the exercise of Options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our stock as qualified small business stock;

•	holders who exercise dissenters’ rights; or

•	holders that are subject to the alternative minimum tax.

The discussion below applies only to shareholders that hold our stock as a capital asset at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to holders of our stock.

If shares of our stock are held by a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our stock and partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our stock, who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if either (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person for United States federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of our stock that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.

U.S. Holders

General

The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes. Accordingly, a U.S. holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received in the merger and the U.S. holder’s adjusted tax basis in the shares surrendered.

Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. If, at the time of the merger, a non-corporate U.S. holder’s holding period for the shares of our stock is more than twelve months, any gain recognized generally will be subject to tax at the rate applicable to long term capital gains. If a non-corporate U.S. holder’s holding period for the shares of our stock is twelve months or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. For corporations, capital gain is taxed at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding

To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each U.S. holder must either (1) provide a correct taxpayer identification number and certify under penalties of perjury that such U.S. holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or (2) establish a basis for exemption from backup withholding. U.S. holders who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on the cash received in exchange for their shares at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a U.S. holder results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that the required information is timely furnished to the IRS. Certain taxpayers, such as corporations and financial institutions, are exempt from backup withholding.

Non-U.S. Holders

General

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States, in the aggregate, for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•	Synovis is or has been a “United States real property holding corporation,” or “USRPHC,” for United States federal income tax purposes within the five years preceding the merger.

Unless a tax treaty provides otherwise, a non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. A non-U.S. holder that is a corporation and whose gain is described under the first bullet point above may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above generally will be subject to tax at a 30% rate on the gain realized, equal to the difference, if any, between the amount of cash received in exchange for shares of our stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by certain U.S.-source capital losses incurred in the same taxable year, even though the individual is not considered a resident of the United States.

We believe that we are not currently and have not previously been a USRPHC for United States federal income tax purposes.

Information Reporting and Backup Withholding

Cash received by non-U.S. holders in the merger will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder, unless the holder or other payee establishes an exemption in a manner satisfactory to the exchange agent (generally, by providing the exchange agent with a signed statement on an applicable Form W-8 attesting to such non-U.S. holder’s exempt status) and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

EACH HOLDER OF OUR CAPITAL STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15, respectively, with the SEC.

CLASS ACTION COMPLAINTS RELATING TO THE MERGER

Beginning December 14, 2011, two putative shareholder class action complaints challenging the transaction were filed in Ramsey County District Court, Second Judicial District, State of Minnesota, against Baxter, Merger Sub, Synovis and individual members of our board of directors. The complaints generally allege, among other things, that the members of our board of directors breached their fiduciary duties owed to the shareholders of Synovis by entering into the merger agreement, approving the proposed merger, failing to take steps to maximize the value of Synovis to its shareholders, and making materially inadequate disclosures regarding the proposed merger, and that Synovis, Baxter and Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the transaction improperly favors Baxter and that certain provisions of the merger agreement unduly restrict Synovis’s ability to receive a topping bid or negotiate with rival bidders. The complaints seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from completing the merger and other forms of equitable relief. On January 12, 2012, counsel for the parties in the two complaints entered into a memorandum of understanding in which they agreed on the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all of the defendants relating to, among other things, the merger and any related disclosures. The proposed settlement is conditional upon, among other things, the consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses. In exchange for the releases provided in the settlement, Synovis has provided additional disclosure requested by the plaintiffs and reflected in this proxy statement related to, among other things, the negotiations between Baxter and Synovis that resulted in the execution of the merger agreement and the description of financial projections provided by Synovis. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect any provision of the merger agreement or the form or amount of the merger consideration that Synovis shareholders are entitled to receive in the merger.

PROPOSAL NO. 1: THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to approve the merger agreement, which approval shall include the adoption of the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Synovis board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

The following is a description of the material aspects of the merger agreement but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Synovis or its business. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Synovis, with Synovis surviving as a wholly owned subsidiary of Baxter. At the effective time of the merger, the separate corporate existence of Merger Sub will cease, and Synovis will continue as the surviving corporation and succeed to and assume all the rights and obligations of Merger Sub.

Effective Time

The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Minnesota, provided that upon the mutual consent of Merger Sub and Synovis, the articles of merger may provide for a later date or time of effectiveness of the merger.

Articles of Incorporation and Bylaws

The merger agreement provides that at the effective time of the merger, our articles of incorporation will be amended and, as amended, will be the amended and restated articles of incorporation of the surviving corporation. The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will become the amended and restated bylaws of the surviving corporation.

Directors and Officers

The initial directors and officers of the surviving corporation will be the directors and officers of Merger Sub immediately prior to the effective time of the merger.

Effect on Capital Stock

Common Stock

At the effective time of the merger, each issued and outstanding share of the common stock of Merger Sub will be converted into one share of common stock of the surviving corporation. Each share of our common stock that is held by any wholly owned subsidiary of Synovis and any share of our common stock owned by Baxter or any wholly owned subsidiary of Baxter will be canceled and cease to exist, with no consideration delivered in exchange. Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive an amount equal to $28.00 in cash, without interest and less any applicable withholding taxes (which amount, subject to adjustment in the limited circumstances described below, we sometimes refer to in this proxy statement as the “merger consideration”). Shares held by shareholders who have properly exercised their dissenters’ rights in accordance with Minnesota law will not be converted into the right to receive the merger consideration. See the section of this proxy statement entitled “The Merger — Dissenter’s Rights,” beginning on page 45.

If we complete the merger, at the effective time of the merger each Option that is outstanding and unexercised immediately prior to the effective time will immediately and fully vest. Each such Option will terminate and be canceled in exchange for the right to receive an amount equal to the product of (A) the excess, if any, of the merger consideration over the exercise price of the Option, multiplied by (B) the number of shares of common stock subject to the Option, less applicable withholding taxes, if any.

Shareholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the exchange agent or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described in “Proposal No 1: The Merger Agreement — Procedures for Exchange of Certificates” beginning on page 52.

Baxter has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

Dissenting Shares

Shares of our common stock issued and outstanding prior to the effective time of the merger and held by a shareholder who has not approved the merger agreement and has properly exercised dissenters’ rights in accordance with Sections 471 and 473 of the MBCA will not be converted into the right to receive the merger consideration, but rather, the dissenting shares will only represent the right to receive the fair value of such shares in accordance with Sections 471 and 473 of the MBCA. If any dissenting shareholder fails to properly exercise dissenters’ rights under Sections 471 and 473 of the MBCA, or subsequently delivers an effective written withdrawal of the shareholder’s demand, or fails to establish his, her, or its entitlement to dissenters’ rights, or if a court determines that such shareholder is not entitled to receive payment, or if the shareholder otherwise loses his, her or its dissenters’ rights, then each share held by the shareholder will automatically be converted into and represent only the right to receive the merger consideration as set forth above, upon surrender of the certificate or certificates representing the shares.

Effect on Options

Each Option to purchase shares of our common stock that is outstanding and unexercised immediately prior to the effective time of the merger will immediately and fully vest. Each such Option will terminate and be canceled in exchange for the right to receive, as soon as practicable following the effective time of the merger (and in any event with in five business days), a single lump sum cash payment equal to the product of:

•	the excess, if any, of the merger consideration over the exercise price of the Option, multiplied by

•	the number of shares of common stock subject to the Option,

•	and less any income or employment tax required to be withheld under any applicable state, local, or foreign tax laws or any other applicable law.

Procedures for Exchange of Certificates

Baxter has selected American Stock Transfer & Trust Company, LLC to act as exchange agent. Promptly following the effective time of the merger, Baxter will deposit with the exchange agent, to be used to exchange for outstanding shares, an amount in cash equal to the aggregate merger consideration. As soon as reasonably practicable, but in no event later than five business days after the effective time of the merger, the exchange agent will mail to each record holder of shares of our common stock, which at the effective time were converted into the right to receive the merger consideration, a letter of transmittal containing instructions for use in effecting the surrender of such shares in exchange for the merger consideration. Upon surrender for cancellation to the exchange agent of shares together with the letter of transmittal, duly completed and validly executed, the shareholder will be entitled to receive in exchange the merger consideration, and the surrendered shares will be canceled. If any portion of the merger consideration is to be paid to any person other than the person in whose name the applicable surrendered share is registered, the share must be in proper form for transfer and the person requesting payment must pay any transfer or other similar taxes required as a result of such payment or establish that the tax has been paid or is not payable. Except for interest required to be paid in respect of dissenting shares pursuant to the MBCA, no interest will be paid or accrue on any cash payable to shareholders. Each of Baxter, Merger Sub, the surviving corporation or the exchange agent is entitled to deduct and withhold from the consideration otherwise payable such amounts as are required to be deducted and withheld with respect to the payment under the federal tax code or any provision of state, local or foreign tax law.

You should not send your certificates or instruments representing our common stock to the exchange agent until you have received the letter of transmittal from the exchange agent. Do not return your stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

If you own shares of our common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

Return of Exchange Fund

Any portion of the funds deposited with the exchange agent that remains undistributed to the former shareholders of our common stock six months after the effective time of the merger will be delivered to Baxter, upon the demand of Baxter. Any of our former shareholders who has not yet complied with the requirements for exchange of shares may thereafter look only to Baxter for payment of his, her or its claim for merger consideration. None of Baxter, the surviving corporation or the exchange agent will be liable to any of our former shareholders for any merger consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Adjustment of Merger Consideration

Pursuant to the merger agreement, the merger consideration is subject to adjustment only in the event of any reclassification, stock split, reverse stock split, division or subdivision of shares, combination of shares, recapitalization, stock dividend or other similar transaction (including the declaration of any such transaction) with respect to our common stock or any change or conversion of our common stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the effective time of the merger.

Ownership Rights, Closing of Transfer Books and Lost Certificates

All consideration paid upon the surrender for exchange of Synovis shares in accordance with the terms of this agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares. At the effective time of the merger, our stock transfer books will be closed and no transfer of shares of our common stock thereafter will be made on the records of Synovis. If, after the effective time of the merger, certificates representing shares of our common stock are presented to the surviving corporation, the exchange agent or Baxter, they shall be canceled and exchanged for the merger consideration.

If you have lost your stock certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by Baxter or the exchange agent, you will have to post a bond in a reasonable amount as indemnity against any claim that may be made against Baxter, the surviving corporation or the exchange agent with respect to the lost, stolen or destroyed certificate.

Closing

The consummation of the merger will take place no later than the second business day following the day on which the last of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy have been fulfilled or waived (if permissible) or at such other time and place as Baxter and Synovis shall agree.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Baxter and Merger Sub and by Baxter and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are qualified by information in a confidential disclosure letter that we have exchanged in connection with signing the merger agreement, or as otherwise provided in the merger agreement. While we do not believe that the confidential disclosure letter contains information that securities laws require us to publicly disclose other than information that has already been so disclosed, the confidential disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Baxter and Synovis, rather than to establish matters as facts. The confidential disclosure letter contains information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in Synovis’s or Baxter’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

At the effective time of the merger, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by shareholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by any party thereto after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Synovis and the merger that is contained in this proxy statement as well as in the filings that Synovis makes and has made with the SEC.

Synovis has made representations and warranties to Baxter and Merger Sub regarding, among other things:

•	corporate matters, including due organization, valid existence and good standing, and having the requisite power and authority to carry on our business;

•	our capitalization, including the number of shares of our common stock, preferred stock and options outstanding;

•	our subsidiaries and our ownership interests in them;

•	authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•

the timeliness of filing of the reports and financial statements that we have filed with the SEC since October 31, 2008, the compliance of these SEC filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as “GAAP,” and the accuracy of information contained in these SEC filings;

•	the adequacy of our disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	the absence of undisclosed liabilities;

•	the absence since July 31, 2011 of changes or events that would have a material adverse effect on us and the absence of certain actions by us since that date;

•	the absence of material litigation pending or threatened against Synovis or any of our subsidiaries, or any government investigation;

•	the possession of and compliance with all government permits necessary for the lawful conduct of our business;

•	compliance with our organizational documents, applicable law, and any court orders;

•	real property matters, including leased properties;

•	tax matters;

•	material contracts and the performance of obligations thereunder;

•	employee benefits matters;

•	compliance with worker safety and environmental laws;

•	labor matters;

•	intellectual property matters, including our rights to use owned and licensed intellectual property and any infringement matters;

•	information technology matters, including security and privacy;

•	insurance policies;

•	receipt of an opinion from our financial advisor;

•	inapplicability of Minnesota anti-takeover statutes or those of any other state;

•	required vote of our shareholders;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger;

•	regulatory compliance;

•	relationships with customers and suppliers; and

•

the amendment of the Rights Agreement dated June 1, 2006 between Synovis and American Stock Transfer & Trust Company, LLC to avoid any potential effects that agreement would otherwise have had on the merger agreement.

Baxter and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, valid existence and good standing, and having the requisite power and authority to carry on business;

•	authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

the absence of conflicts with, or violations of, their respective organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	required governmental filings and consents;

•	accuracy of information supplied for inclusion or incorporation by reference in this proxy statement by Baxter or Merger Sub;

•	the sufficiency of available funds for the merger; and

•	the operations of Merger Sub.

Material Adverse Effect

It is a condition to Baxter’s and Merger Sub’s obligation to complete the merger that (i) most of our representations and warranties be true and correct, except where all failures of such representations and warranties to be true and correct have not had, or would not be reasonably expected, individually or in the aggregate, to have a material adverse effect on us and (ii) a limited number of our representations and warranties be true and correct in all respects or in all material respects. For purposes of this determination, materiality qualifications in representations and warranties are disregarded.

The representations and warranties subject to clause (i) in the immediately preceding paragraph include representations and warranties relating to our organization and good standing, the absence of conflicts with our organizational documents or other obligations, the truthfulness and compliance of documents filed with the SEC with requirements, the accuracy and compliance as to form of this proxy statement, the absence of undisclosed liabilities, the absence of certain events or changes, litigation, permits and compliance, real property leases, the accuracy of our tax returns, the validity of our contracts, employee benefits matters, our compliance with worker safety and environmental laws, labor matters, intellectual property rights, information technology matters, insurance, our receipt of an opinion from our financial advisor, regulatory compliance, and our relationships with customers and suppliers. Our other representations and warranties are subject to clause (ii) above, with representations and warranties as to our capitalization required to be true and correct in all respects (subject to permitted de minimis exceptions) and the remainder of our representations and warranties required to be true and correct in all material respects.

A material adverse effect is defined in the agreement as any event, occurrence, fact, condition, effect, change or development that is materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Synovis and its subsidiaries, taken as a whole, other than any event, occurrence, fact, condition, effect, change or development arising out of or resulting from: (i) general economic conditions in the United States or conditions in the financial or commodities markets in general, (ii) conditions generally affecting the industries in which Synovis or its subsidiaries operate, (iii) the announcement of the merger agreement or the transactions contemplated by, or the performance of, the merger agreement, (iv) changes, after the date of the merger agreement, in law or GAAP, (v) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (vi) any change in Synovis’s stock price or trading volume, (vii) the failure of Synovis to meet projections of earnings, revenues or other financial measures (it being understood that, in the case of clauses (vi) and (vii), the events, occurrences, facts, conditions, effects, changes or developments giving rise to any such change or failure may be taken into account in determining whether there has been a material adverse effect), or (viii) any action taken by Synovis after the date of the merger agreement with the written consent of Baxter; except in the case of each of clauses (i), (ii), (iv) and (v) to the extent that Synovis and its subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which Synovis and its subsidiaries operate.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until the earlier of the effective time of the merger or the date on which the merger agreement is terminated in accordance with its terms, we have agreed (and have agreed to cause each of our subsidiaries) to conduct our operations in the ordinary course consistent with past practice (including with respect to research, development and clinical trial activities and programs), and to use our commercially reasonable efforts to preserve intact our business organization, to keep available the services of our present officers and employees, and to preserve our relationships with customers, suppliers and others having business dealings with us. During the same period, we have also agreed that we will not, and will not allow our subsidiaries to, among other things, do any of the following without the prior written consent of Baxter, subject to certain exceptions:

•	declare, set aside, make or pay any dividend or distribution on any shares of our capital stock;

•

split, combine or reclassify any of our capital stock or authorize issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock, or purchase, redeem or otherwise acquire, modify or amend any shares of capital stock of Synovis or any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•

authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any encumbrance or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber or subject to any encumbrance any shares of our capital stock, any other voting securities or equity equivalent, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or convertible or exchangeable securities (other than shares issuable upon exercise of existing Options, or pursuant to the rights outstanding under our Employee Stock Purchase Plan, as amended effective December 10, 2009), enter into any amendment of any term of any of our outstanding securities, or accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

•	amend or propose to amend our articles of incorporation or bylaws or other comparable organizational documents;

•

acquire or agree to acquire by any manner any business, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to Synovis and its subsidiaries, taken as a whole;

•

sell, transfer, lease, license (as licensor of intellectual property rights of Synovis), mortgage, pledge, encumber or subject to any encumbrance, or otherwise dispose of any of our properties or assets, other than in the ordinary course of business consistent with past practice and not material to Synovis and its subsidiaries, taken as a whole;

•

incur, assume or modify any debt or otherwise become liable or responsible for any debt, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or enter into any “keep well” agreement, other than in the ordinary course of business, in amounts and on terms consistent with past practice, in an aggregate amount up to $100,000;

•	alter (through merger, liquidation, dissolution, reorganization, restructuring, recapitalization or in any other fashion) the corporate structure or ownership of Synovis or any subsidiary;

•	enter into, adopt or amend any employment benefit plan, collective bargaining agreement or employment or consulting contract, except as required by applicable law;

•

grant any increases in the compensation or benefits to directors, officers or employees (other than increases in salaries or wages of employees who are below the level of Vice President in the ordinary course of business consistent with past practice), or grant any severance, change of control, retention or termination pay to, or enter into or amend any employment, change of control, retention or severance contract with, any current or former director, officer or employee of Synovis or any of its subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed on us or on any subsidiary by any applicable material federal, state or local law;

•	change any financial accounting methods, practices or policies, except as required by GAAP or Regulation S-X of the Exchange Act;

•

enter into, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, a contract other than in the ordinary course of business consistent with past practice, or waive, release or assign any rights under any contract;

•

enter into any contract containing noncompetition, exclusivity, most favored nation or non-solicitation provisions, or any contract that would reasonably be expected to impair in any material respect the ability of Synovis to perform its obligations under the merger agreement;

•

authorize, or enter into any commitment for, any capital expenditures not contemplated by capital expenditure budgets made available to Baxter and exceeding $500,000 for any one project or series of projects;

•

waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent SEC documents filed by Synovis prior to the date of the merger agreement, or incurred in the ordinary course of business consistent with past practice;

•	initiate any material litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding or any claim involving intellectual property;

•	enter into any agreement or arrangement that would be required to be reported pursuant to applicable securities regulations;

•	enter into any new material line of business or distribute any new products or services;

•

other than in the ordinary course of business and for an amount less than $250,000 in the aggregate, enter into any contracts relating to research development, sale, supply, marketing or manufacturing by third parties of our products or products licensed by us, enter into any contracts relating to clinical trials, or initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product;

•	convene any annual or special meeting of the shareholders, other than the meeting described in this proxy;

•	authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract to do any of the foregoing; or

•

take any action, or omit to take any action, where such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the merger or the other transactions contemplated by the merger agreement except as otherwise expressly permitted by the merger agreement.

No Solicitation of Alternative Transactions

The merger agreement provides that we will not and will not permit our subsidiaries to, and will not authorize or permit any officer, director, employee, agent, financial advisor, attorney, accountant, investment advisor or other advisor or representative to, directly or indirectly:

•	solicit, initiate, or knowingly facilitate, induce or encourage the making, announcement or submission of any alternative proposal,

•	enter into any letter of intent or agreement in principle or any contract contemplating, providing for, relating to or in connection with, any alternative proposal,

•	knowingly furnish any information regarding Synovis or any of its subsidiaries to any person in connection with or in response to an alternative proposal,

•	approve, endorse or recommend any alternative proposal, or

•	enter into, continue or otherwise participate in any discussions or negotiations (including furnishing any information) regarding any alternative proposal.

Prior to obtaining approval by our shareholders of the merger agreement, however, in the event that we receive an unsolicited, bona fide written alternative proposal that did not result from our breach of our non- solicitation obligations, we may provide information to (so long as it has previously been, or is concurrently, made available to Baxter) or enter into discussions and negotiations with a third party that makes an alternative proposal or inquiry so long as the third party has executed a confidentiality agreement at least as restrictive in all material respects as the confidentiality agreement entered into by Baxter, if:

•

our board determines in good faith, after consultation with our outside legal and financial advisors, that such unsolicited bona fide alternative proposal is, or is reasonably likely to result in, a superior proposal; and

•	we provide Baxter with prior written notice of our intent to take any such action at least one business day prior to taking such action.

We also have agreed to promptly (within one business day) notify and provide specified information to Baxter if any nonpublic information is requested or an inquiry that relates to or would reasonably be expected to lead to any alternative proposal is made, provide Baxter with written notice of the material terms and conditions of the alternative proposal, request or inquiry and the identity of the person or group making it, and provide copies of all written materials provided to us in connection with the alternative proposal, request or inquiry. In addition, we are required to provide Baxter as promptly as practicable (and in any event within one business day) with such information as is reasonably necessary to keep Baxter fully informed of all material written communications regarding, and the status and changes to the economic or other material terms of, any such alternative proposal, request or inquiry, and provide, as promptly as reasonably practicable, to Baxter a copy of all material written communications (including material written communications provided by email or otherwise in electronic format) provided by or to Synovis, any of our subsidiaries or any of our representatives in connection with such alternative proposal, request or inquiry.

The merger agreement provides that neither we nor our board of directors may do any of the following:

•

withhold, withdraw or qualify (or amend or modify in a manner adverse to Baxter), or propose publicly to withhold, withdraw or qualify (or amend or modify in a manner adverse to Baxter), the approval, recommendation or declaration of advisability by our board of directors or any committee of the merger agreement, the merger or the other transactions contemplated by the agreement or make any public statement in connection with such recommendations that is inconsistent with the recommendation of the board to the shareholders to approve the merger and adopt the plan of merger;

•	recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative proposal; or

•	fail to make certain public announcements and statements in support of the merger and in opposition to any tender offer or alternative proposal.

However, our board of directors may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Baxter or Merger Sub, its recommendation that our shareholders approve the merger agreement or terminate the merger agreement as follows (and only as follows):

•

if such action is taken in response to a superior proposal that was unsolicited and made after the date of the merger agreement and that did not otherwise result from a breach of the merger agreement or in the absence of a superior proposal, if there are material events or changes in circumstances after the date of the merger agreement that were neither known to nor reasonably foreseeable by us as of or prior to the date of the merger agreement, that materially improve the financial condition, results of operations or prospects of Synovis and its subsidiaries, and that do not relate to (1) an alternative proposal, (2) any events or changes in circumstances relating to Baxter or Merger Sub or any of their affiliates, (3) clearance of the merger under the HSR Act or any other antitrust law or (4) the fact that we meet or exceed any projections of our financial performance, or changes in the market price or trading volume of our common stock or in our credit rating, provided that the following conditions are met, as applicable:

•	in the case of a change in recommendation in response to a superior proposal, the superior proposal has been made and has not been withdrawn and continues to be a superior proposal;

•	the approval of our shareholders has not been obtained;

•

we have (A) provided to Baxter four business days’ prior written notice of (1) the existence of the superior proposal or intervening event, (2) the material terms of the superior proposal, together with a copy of the relevant proposed transaction agreements, (3) the material details of the intervening event and (4) that we intend to terminate the merger agreement, and (B) prior to terminating the merger agreement, to the extent requested by Baxter, we have engaged in good faith negotiations with Baxter to amend the merger agreement so that the alternative proposal ceases to be a superior proposal, or so that the intervening event does not cause our board of directors to change its recommendation regarding the merger;

•	we pay all fees and expenses as required by the merger agreement; and

•

our board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of the superior proposal or intervening event, a failure to change its recommendation would reasonably constitute a breach of the fiduciary duties of our board of directors to our shareholders under applicable law.

An “alternative proposal” is defined under the merger agreement as any inquiry, indication of interest, request for information, offer or proposal relating to any “alternative transaction.” An “alternative transaction” is defined with respect to any entity, as any transaction or series of related transactions other than the merger with Merger Sub involving, directly or indirectly, (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity or any of its subsidiaries is a constituent corporation and which would result in a third party, or the shareholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such person or any of its subsidiaries, or the entity resulting from such transaction or the parent of such entity; (ii) in which an entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of entities directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries; or (iii) in which such entity or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related alternative proposal or 15% or more of the fair market value of the consolidated assets of such entity or any of its subsidiaries or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Synovis or any of its subsidiaries.

A “superior proposal” is defined under the merger agreement as a bona fide written alternative proposal (provided that, for the purposes of this definition references to “15%” in the definition of alternative transaction are replaced with reference to “50%”) on terms that, in the reasonable good faith judgment of our board of directors, after consultation with its outside financial advisors, are more favorable to our shareholders from a financial point of view than the terms of the merger with Merger Sub, and is reasonably likely to be completed on a timely basis after taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement).

Shareholder Approval

The merger agreement requires us, as soon as practicable following the date on which the SEC’s comments, if any, to this proxy statement are resolved, to establish a record date for, duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining the required shareholder approval of the merger agreement and adoption of the plan of merger and to vote, on an advisory basis, on a proposal to approve the compensation that may be payable to our named executive officers in connection with the merger, and to not submit any other proposals to our shareholders without the prior written consent of Baxter.

Except in the limited circumstances described above in “The Merger Agreement — No Solicitation of Alternative Transactions,” our board of directors is required to recommend that our shareholders vote in favor of the approval of the merger agreement and we must use our reasonable best efforts to obtain from our shareholders the vote in favor of the approval of the merger agreement.

Access to Information; Confidentiality

The merger agreement requires us to afford to Baxter and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access to all of our and our subsidiaries’ properties, books, contracts and records, but only to the extent that such access is not prohibited by applicable law and does not unreasonably interfere with the business or operations of Synovis and its subsidiaries. Synovis must also promptly provide to Baxter a copy of each report or other document filed after the date of the merger agreement pursuant to the requirements of federal or state securities laws, a copy of each correspondence or written communication with any U.S. federal or state governmental entity, and all other information concerning Synovis’s and its subsidiaries’ business, properties and personnel that Baxter may reasonably request, provided that doing so does not result in violation of applicable law or loss of attorney-client privilege. Baxter and its officers, employees, accountants, counsel, financial advisors and other representatives are required to hold all information received from Synovis in confidence in accordance with the terms of our confidentiality agreement until the effective time of the merger.

Company Stock Options and Employee Stock Purchase Plan

The merger agreement requires our board of directors or any appropriate committee of the board to take certain actions with respect to our 2006 Stock Incentive Plan, our Employee Stock Purchase Plan, as amended effective December 10, 2009, and any other plan pursuant to which stock options or employee stock purchase rights are outstanding. As soon as practicable after the date of the merger agreement, the terms of all outstanding company stock options must be adjusted to provide that, at the effective time of the merger, each option outstanding immediately prior to the effective time is canceled and its holder becomes entitled to receive cash payment, and any other changes that Synovis and Baxter agree are appropriate to give effect to the merger agreement must be made. Participation in the Employee Stock Purchase Plan following the date of the merger agreement will be limited to those employees who participated in it on the date of the merger agreement, participants will not be allowed to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement, no offering period will commence after the date of the merger agreement, each participant’s outstanding right to purchase shares of Synovis common stock under the Employee Stock Purchase Plan will terminate on the day immediately prior to the day on which the merger takes place, at which time all amounts allocated to each participant’s account will be used to purchase shares of Synovis common stock, and the Employee Stock Purchase Plan will terminate immediately following those purchases of shares of Synovis common stock. The merger agreement requires us to ensure that after the effective time of the merger, no holder of a company stock option or other stock-based award, and no current or former participant in any company stock plan, has the right to acquire any capital stock of, or other equity interest in, Synovis, the surviving corporation or their subsidiaries. We are required to cause the transactions described in this section that involve a Synovis officer or director to meet the requirements of Rule 16b-3 for exemption from insider trading rules.

Reasonable Best Efforts

Synovis, Baxter and Merger Sub have agreed to prepare and file as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all permits which are material to Synovis and its subsidiaries, taken as a whole, with respect to the transactions contemplated by the merger agreement.

HSR Act and Competition Filings

With respect to the HSR Act and other antitrust filings, Baxter and Synovis have agreed to make any required HSR filings as promptly as reasonably practicable, and no later than ten business days after the date of the merger agreement. Baxter and Synovis have agreed to, and to cause their respective subsidiaries to:

•	use their commercially reasonable efforts to obtain prompt termination of any waiting period under the HSR Act or other antitrust laws;

•

cooperate and consult with each other in connection with the making of all HSR filings and any other material actions with respect to antitrust laws, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any antitrust authority and by providing counsel for the other party with copies of all filings, submissions and correspondence between such party (and its advisors) and any antitrust authority in connection with HSR filings or any applicable antitrust laws in connection with the transactions; provided, however, that materials may be redacted before being provided to the other party (A) to remove references concerning valuation, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns or reasonable confidentiality concerns;

•	furnish to the other parties, upon request, information and assistance in connection with the preparation of any submissions to, or agency proceedings by, any antitrust authority;

•

promptly inform the other party of any communications with, and inquiries or requests for information from, any antitrust authority in connection with the transactions contemplated by the merger agreement and permit the other party to participate in communications to the extent permitted by the antitrust authority.

In addition, each party has agreed to cooperate and use its commercially reasonable efforts to assist in any defense by any other party of the transactions contemplated by the merger agreement before any antitrust authority reviewing the transactions, including by providing (as promptly as practicable) information requested by the antitrust authority or assistance reasonably requested by the other party.

If any objections are asserted by any antitrust authority, or if any action is instituted by any governmental entity challenging any of the transactions contemplated by the merger agreement or an order is issued enjoining the transactions, Baxter has agreed to use its commercially reasonable efforts to resolve any such objections or challenge or to have any order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by the merger agreement to be consummated by June 12, 2012 (or, if either Baxter or Synovis elects to extend that deadline, by December 12, 2012), and Synovis has agreed to use its commercially reasonable efforts to assist Baxter.

Baxter is not obligated to agree, and neither Synovis nor any subsidiary may agree without Baxter’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement that (i) would reasonably be expected to require Baxter, Synovis or their respective subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets, (ii) would reasonably be expected to result in any limitations on Baxter, Synovis or their respective subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets or (iii) would reasonably be expected to require Baxter, Synovis or their respective subsidiaries to grant any material right or commercial or other accommodation to, or enter into any commercial contractual or other commercial relationship with, any third party, if the actions would be material to the business or financial condition of Baxter and its subsidiaries, taken as a whole, or Synovis and its subsidiaries, taken as a whole.

Public Announcements

Synovis, Baxter and Merger Sub have agreed to consult with each other before making any press release or other public statement with respect to the merger agreement and the merger.

State Takeover Laws

If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation becomes applicable to the merger, the merger agreement requires Baxter and Synovis to use reasonable best efforts to grant such approvals and take such actions as are necessary to allow the merger to be consummated as promptly as practicable on the terms of the merger agreement, and to otherwise eliminate the effects of such statute or regulation.

Indemnification; Insurance

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation in the merger will fulfill and honor in all respects the indemnification and advancement of expenses obligations of Synovis pursuant to our organizational documents or any indemnification agreements between Synovis and our directors and officers in effect immediately prior to the date of execution of the merger agreement and disclosed to Baxter for the benefit of any of our current or former directors and officers and any person who becomes a director or officer of Synovis or any of its subsidiaries prior to the effective time of the merger.

In addition, the merger agreement provides that Baxter will provide, or cause the surviving corporation to provide, to our current directors and officers, for an aggregate period of not less than six years from the effective time of the merger, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the merger that is substantially similar to our existing policy, or if substantially similar insurance is unavailable, the best available coverage. However, Baxter and the surviving corporation will not be required to pay an annual premium for directors’ and officers’ insurance in excess of 250% of the last annual premium paid prior to the date of the merger agreement. If premiums for substantially similar insurance or the best available coverage, as applicable, would exceed 250% of our premium prior to the date of the merger agreement, then Baxter is required to provide the maximum coverage available at an annual premium equal to 250% of the prior premium.

Notification of Certain Matters

Each of Baxter and Synovis has agreed to give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in the merger agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in the merger agreement not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a material adverse effect on the notifying party.

Employee Matters

The merger agreement provides that:

•

with respect to each employee benefit plan of Baxter in which our and our subsidiaries’ employees participate after the effective time of the merger, Baxter will use commercially reasonable efforts to cause the plan to recognize prior, continuous services with Synovis and its subsidiaries as service with Baxter and its subsidiaries, for purposes of any waiting period and eligibility requirements, and for purposes of determining the amount of severance benefits, under any “welfare plan,” and for purposes of eligibility and vesting under any “pension plan”;

•

if applicable and to the extent possible under Baxter’s benefits plans, Baxter will use commercially reasonable efforts to cause any eligible expenses incurred by our employees and their eligible dependents during the plan year to be taken into account under Baxter’s plan for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements under any of Baxter’s employee plans in which our and our subsidiaries’ employees are eligible to participate after the effective time of the merger; and

•	unless otherwise instructed by Baxter, we will terminate our 401(k) plan effective no later than the day prior to the effective date of the merger.

Tax and Accounting Matters

The merger provides that until the Effective Time of the merger, except as required by applicable law or with Baxter’s prior written consent, neither Synovis nor any of our subsidiaries will:

•	make or change any tax election;

•	file any material amended tax return;

•	agree to any material adjustment of any tax attribute;

•	change (or make a request to any governmental entity to change) any of its methods of reporting income or deductions for Federal income tax purposes;

•	file any claim for a material refund of taxes;

•	consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment that could adversely affect Baxter’s tax liability;

•

make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable law or as recommended by our independent auditor; or

•

settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to Synovis or any of its subsidiaries or enter into any material closing agreement that could adversely affect Synovis’s tax liability for any taxable period beginning on or after the effective time of the merger.

The merger agreement requires Synovis and its subsidiaries to retain all books, documents and records reasonably necessary for the preparation of tax returns.

Certain Litigation

The merger agreement requires us to promptly advise Baxter of any litigation commenced on or after the date of the merger agreement against Synovis or any of its directors, by any shareholder of Synovis, relating to the merger agreement or the merger, and to keep Baxter reasonably informed regarding any such litigation. We are required to give Baxter an opportunity to consult with us regarding the defense or settlement of any such litigation, consider Baxter’s views, and not settle any such litigation without the prior written consent of Baxter.

Conditions to Completion of the Merger

The obligations of each of Baxter and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the fulfillment or waiver, at or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to approve the merger agreement by our shareholders at the special meeting;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction that prohibits completion of the merger or any of the other material transactions contemplated by the merger agreement, and the requirement that no governmental entity shall have enacted, issued, enforced, entered, or promulgated any law that prohibits or makes illegal the completion of the merger or any of the other material transactions contemplated by the merger agreement;

•

expiration or termination of the applicable waiting period under the HSR Act and completion of all filings with or receipt of all permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any other antitrust authority and required to complete the merger; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.

The obligation of Baxter and Merger Sub to complete the merger is subject to the additional condition that no material adverse effect (as defined in the merger agreement and described above under “The Merger Agreement — Material Adverse Effect”) shall have occurred to us since the date of the merger agreement.

The merger is not conditioned upon Baxter or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our shareholders of the merger agreement:

•	by mutual written consent of Baxter and us;

•	by either Baxter or us, if:

•

the merger has not occurred on or before June 12, 2012 (or, if extended at the election of either party due to a condition relating to HSR Act or other antitrust authority approval has not been satisfied when the other conditions to closing have been satisfied, December 12, 2012) and the failure of the merger to occur is not principally due to the terminating party’s material breach of a representation, warranty or covenant in the merger agreement;

•

any governmental entity of competent jurisdiction has issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, such order, decree, ruling or action has become final and nonappealable, and the terminating party’s breach of the merger agreement has not been the principal cause of the action; or

•	we do not obtain the required shareholder approval in favor of approval of the merger agreement;

•	by Baxter, if:

•

there is any continuing inaccuracy in our representations and warranties or we are failing to perform any of our covenants or other agreements set forth in the merger agreement such that the conditions to closing relating to our performance of our obligations and the accuracy of our representations and warranties would not be satisfied at the time of termination, which is not curable or is not cured within 30 days after written notice is given to us by Baxter;

•

our board of directors or any committee has not recommended, has effected an adverse change in its recommendation, or has failed to include its recommendation of approval of the merger agreement in this proxy statement, or if our board of directors takes any other action or makes any other statement in connection with the shareholder meeting described in this proxy statement inconsistent with the recommendation that the shareholders approve and adopt the merger agreement, or if our board of directors or any committee has publicly announced its intention to do any of the foregoing, or if the company has breached its obligations relating to not soliciting an alternative proposal; or

•	there has been a material adverse effect to Synovis that is not curable or, if curable, is not cured within thirty (30) days after written notice is given by Baxter to us;

•	by us, if:

•

there is any continuing inaccuracy in Baxter’s or Merger Sub’s representations and warranties or Baxter or Merger Sub is failing to perform any of its covenants or other agreements set forth in the merger agreement such that the conditions to closing relating to its performance of its obligations and the accuracy of its representations and warranties would not be satisfied at the time of termination, which is not curable or is not cured within 30 days after written notice is given to Baxter by us;

•

at any time prior to the approval of the merger agreement and approval of the merger by our shareholders, our board of directors authorizes us to enter into a definitive agreement concerning a transaction that constitutes a superior proposal, our board of directors, after complying with the restrictions set forth in the merger agreement, continues to believe the alternative proposal constitutes a superior proposal, we enter into a definitive agreement on the date of termination for the transaction contemplated by the superior proposal, and we have paid Baxter the $9,750,000 termination fee; or

•

at any time prior to the approval of the merger agreement and approval of the merger by our shareholders, the board of directors effects a change in its recommendation of approval of the merger as a result of an intervening event, our board of directors, after complying with the restrictions set forth in the merger agreement, continues to believe that failure to change its recommendation as a result of the intervening event would constitute a violation of its fiduciary duties to our shareholders, and we have paid Baxter the $9,750,000 termination fee.

Termination Fee; Expenses

In the event that Baxter terminates the merger agreement due to our failure to recommend, change in our recommendation, action inconsistent with such recommendation, announcement of our intention to do any of the foregoing, or breach of our non-solicitation obligations, then we must pay to Baxter a termination fee of $9,750,000 as promptly as possible (but in any event within one business day) following such termination.

In the event that we terminate the merger agreement in connection with accepting a superior proposal or as the result of an intervening event, then we must pay Baxter a termination fee of $9,750,000 concurrently with any such termination.

In the event that (A) prior to the termination of the merger agreement, any alternative proposal is proposed or disclosed, and the merger agreement is terminated by Baxter or by us because the merger has not occurred on or before June 12, 2012 or, as applicable, December 12, 2012, or the merger agreement is terminated by Baxter because of our uncured or incurable breach of any of our representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to Baxter’s obligation to complete the merger not being satisfied, or (B) prior to our shareholders meeting, an alternative proposal is proposed or disclosed and the merger agreement is terminated by Baxter or by us because we do not obtain the required shareholder approval in favor of approval of the merger agreement, then we must pay to Baxter its documented fees and expenses incurred or paid in connection with the merger, but no more than $2,000,000, no later than three business days after receipt of documentation supporting such expenses. If, concurrently with or within twelve months after any such termination described in the immediately preceding sentence, Synovis enters into a definitive agreement with respect to, or consummates, any alternative proposal, then we must pay to Baxter the termination fee of $9,750,000 as promptly as possible (but in any event within one business day) following the earlier of the entry into such definitive agreement or consummation of such alternative proposal; provided that, the amount of any expenses previously paid to Baxter will be credited against the payment of the termination fee.

If we fail to promptly pay the amounts due, and, in order to obtain such payment Baxter commences a suit which results in a judgment against us, then we must pay Baxter’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due.

Expenses

Whether or not the merger is completed, the parties must pay their own costs and expenses incurred in connection with the merger, except that we may be obligated to reimburse Baxter for its fees and expenses, up to a maximum of $2,000,000, following certain terminations as described under “Proposal No 1: The Merger Agreement — Termination Fee” above.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the merger agreement has been approved by our shareholders, no amendment may be made which by law requires further approval by our shareholders without such further approval. At any time prior to the completion of the merger, the parties may (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by any other applicable party, or (iii) waive compliance by any party with any of the covenants, agreements or conditions contained in the merger agreement that may be legally waived, provided that no such retention or waiver that by law requires further approval by our shareholders may be made without such further approval. Any such extension or waiver by a party must be in writing signed on behalf of such party.

Certain Additional Agreements — Voting Agreements

As a condition to Baxter and Merger Sub entering into the merger agreement, Baxter entered into a voting agreement with each of our directors and executive officers, concurrently with the execution and delivery of the merger agreement. As of the record date for the special meeting, an aggregate of 627,427 shares of our common stock, representing approximately 5.6% of the shares of our common stock outstanding on the record date, were subject to these voting agreements. The form of voting agreement is attached as Annex B hereto.

PROPOSAL NO. 2: THE COMPENSATION PROPOSAL

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, Synovis is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal.

Synovis believes that the information regarding the compensation proposal is reasonable and demonstrates that Synovis’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Synovis’s shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Synovis’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of shareholders to approve the merger agreement.

The Synovis board of directors unanimously recommends that you vote “FOR” the compensation proposal.

The vote to approve the compensation proposal is advisory and, therefore, will not be binding on Synovis. However, Synovis’s board of directors values the opinions of Synovis’s shareholders, and Synovis’s board of directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Synovis’s board of directors will consider the affirmative vote of a majority of the shares of Synovis common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you vote to “ABSTAIN”, it will have the same effect as a vote “AGAINST” the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust of other nominee, it will have no effect on the compensation proposal.

More information regarding the compensation that may become payable to Synovis’s named executive officers in connection with the completion of the merger is set forth in the section captioned “Interests of Our Directors and Executive Officers in the Merger,” beginning on page 40 of this proxy statement.

PROPOSAL NO. 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

If at the special meeting the votes present or represented and voting in favor of approval of the merger agreement are not sufficient to approve the merger agreement under Minnesota law, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the Synovis shareholders approve the meeting adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Synovis capital stock that have previously voted “AGAINST” the merger proposal. Among other things, approval of the meeting adjournment proposal could mean that, even if we had received proxies representing a majority of votes “AGAINST” the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The Synovis board of directors believes that if the number of shares of Synovis’s capital stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to approve the merger agreement, it is in the best interests of the holders of Synovis capital stock to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

The Synovis board of directors unanimously recommends that you vote “FOR” the meeting adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth security ownership information pertaining to persons known by us to beneficially own more than 5% of our common stock, our directors, our executive officers and all of our directors and executive officers as a group as of January 6, 2012. Except as otherwise described with respect to our officers and directors in the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page 37 or unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Ownership
Other Beneficial Owners:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	717,045	(1)	6.20%

WealthTrust Axiom, LLC 4 Radnor Corporate Center, Suite 520 Radnor, PA 19087	587,862	(2)	5.08%

Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391-1769	171,950	(3)	1.49%

Executive Officers and Directors:
Richard W. Kramp	191,697	(4)	1.66%
Michael K. Campbell	157,163	(5)	1.36%
Timothy F. Floeder	22,000	(6)	0.19%
Mary L. Frick	36,287	(7)	0.31%
Daniel L. Mooradian	22,510	(8)	0.19%
Brett A. Reynolds	27,269	(9)	0.24%
William G. Kobi	47,000	(10)	0.41%
Karen Gilles Larson	102,842	(11)	0.89%
Mark F. Palma	38,159	(12)	0.33%
Richard W. Perkins	225,500	(13)	1.95%
Timothy M. Scanlan	75,000	(14)	0.65%
John D. Seaberg	44,000	(15)	0.38%
Sven A. Wehrwein	43,000	(16)	0.37%
All directors and executive officers as a group (13 persons)	1,034,927		8.94%

(1)	The number of shares is based upon a Schedule 13G filed on February 8, 2011 reporting beneficial ownership as of December 31, 2010. BlackRock, Inc. reported that it has sole voting power as to 717,045 of the shares and sole dispositive power as to 717,045 of the shares.
(2)	The number of shares is based upon a Schedule 13G filed on November 9, 2011 reporting beneficial ownership as of November 4, 2011. WealthTrust Axiom, LLC reported that it has sole voting power as to none of the shares and sole dispositive power as to 587,862 of the shares.
(3)	Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins Capital Management, Inc. (“PCM”), a registered investment advisor. PCM disclaims beneficial ownership of the 171,950 shares (the “PCM Shares”), which are held for the account of its clients. Of the 171,950 shares, PCM has sole dispositive power with regard to all such shares and sole voting power over 56,550 of such shares.
(4)	Includes 85,000 shares that may be acquired within 60 days of January 6, 2012.
(5)	Includes 7,000 shares that may be acquired within 60 days of January 6, 2012.
(6)	Includes 22,000 shares that may be acquired within 60 days of January 6, 2012.
(7)	Includes 22,000 shares that may be acquired within 60 days of January 6, 2012.

(8)	Includes 22,000 shares that may be acquired within 60 days of January 6, 2012.
(9)	Includes 17,000 shares that may be acquired within 60 days of January 6, 2012.
(10)	Includes 47,000 shares that may be acquired within 60 days of January 6, 2012.
(11)	Includes 20,000 shares that may be acquired within 60 days of January 6, 2012.
(12)	Includes 38,000 shares that may be acquired within 60 days of January 6, 2012.
(13)	Includes 21,000 shares held by the Perkins Foundation and 157,500 shares held by various trusts of which Mr. Perkins is the sole trustee. Also includes 47,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise of options. Excludes the 171,950 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.
(14)	Includes 20,000 shares that may be acquired within 60 days of January 6, 2012.
(15)	Includes 20,000 shares that may be acquired within 60 days of January 6, 2012.
(16)	Includes 38,000 shares that may be acquired within 60 days of January 6, 2012.

SHAREHOLDER PROPOSALS

Once the merger is completed, there will be no public participation in any future meetings of shareholders of Synovis. If the merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings. Any proposal by a shareholder to be included in our proxy material and presented at the 2012 Annual Meeting of Shareholders must have been received at our principal executive offices, 2575 University Avenue W., St. Paul, Minnesota 55114-1024, Attention: Corporate Secretary, no later than September 20, 2011. Any director nominee proposed by a shareholder for inclusion in our proxy material and presentation at the 2012 Annual Meeting of Shareholders must have been received at our principal executive offices no later than September 20, 2011. In addition, in connection with any matter to be proposed by a shareholder at the 2012 Annual Meeting, but not proposed for inclusion in our proxy materials, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal was not received by our Corporate Secretary at our principal executive office by December 5, 2011.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Synovis proxy statements, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statements, or if you are receiving multiple copies of proxy statements and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. For copies of the proxy statement, shareholders should write to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038.

WHERE YOU CAN FIND MORE INFORMATION

Synovis files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Synovis files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “www.sec.gov.” Copies of our SEC filings are also available through our website (www.synovislife.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

CERTAIN INFORMATION REGARDING SYNOVIS AND BAXTER

We have supplied all information contained in this proxy statement relating to us, and Baxter has supplied all information contained in this proxy statement relating to Baxter.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

199 Water Street, 26th Floor

New York, NY 10038

(866) 295-4321 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

Our shareholders should not send in their Synovis stock certificates until they receive the transmittal materials from the exchange agent. Our shareholders of record who have further questions about their stock certificates or the exchange of our capital stock for cash should call the exchange agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 12, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

BAXTER INTERNATIONAL INC.,

TWINS MERGER SUB, INC.

AND

SYNOVIS LIFE TECHNOLOGIES, INC.

Dated as of December 12, 2011

AGREEMENT OF PLAN AND MERGER

A-i

A-ii

Page
Section 8.11	Severability	A-43
Section 8.12	Definitions	A-43

Exhibit A	Form of Voting Agreement

Exhibit B	Amended and Restated Articles of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2011 (this “Agreement”), is made by and among Baxter International Inc., a Delaware corporation (“Parent”), Twins Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Synovis Life Technologies, Inc., a Minnesota corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $.01 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by Parent or any Subsidiary of the Company, except shares of Company Common Stock held by holders who comply with the provisions of the Minnesota Business Corporation Act (the “MBCA”) regarding the right of shareholders to dissent from the Merger, will be converted into the right to receive the Per Share Merger Consideration (as hereinafter defined);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interest of the Company and its shareholders, (ii) has approved this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”) and the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) is recommending that the Company’s shareholders approve the Merger and adopt the Plan of Merger, as applicable; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a voting agreement with the members of the Board of Directors of the Company and certain officers of the Company, substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MBCA.

Section 1.2     Effective Time. The Merger shall become effective when the articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MBCA, are filed with the Secretary of State of the State of Minnesota; provided, however, that, upon the mutual consent of Merger Sub and the Company, the Articles of Merger may provide for a later date or time of effectiveness of the Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

Section 1.4     Charter and Bylaws; Directors and Officers.

(a)     At the Effective Time, the Restated Articles of Incorporation, as amended, of the Company shall be amended as set forth in Exhibit B and, as so amended, shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein by the MBCA or any other applicable foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Entity, including all Orders (“Laws”). At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Amended and Restated Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Amended and Restated Articles of Incorporation of the Surviving Corporation.

(b)     The directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:

(a)     Each issued and outstanding share of common stock, $.01 par value, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)     All shares of Company Common Stock (“Company Shares”) that are held by any wholly owned Subsidiary of the Company and any Company Shares owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)     Subject to the provisions of Section 1.9, each Company Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b), shall be converted into the right to receive $28.00 in cash without interest (the “Per Share Merger Consideration”). At the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any Per Share Merger Consideration upon the surrender of such certificate in accordance with Section 1.6.

(d)     Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time which are held of record by shareholders who shall not have approved the Merger and who shall have properly exercised dissenters’ rights in accordance with Sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA; provided, however, that (i) if such a holder fails to properly exercise dissenters’ rights with respect to his, her or its shares in accordance with Sections 302A.471 and 302A.473 of the MBCA or, after making a demand for dissenters’ rights, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to dissenters’ rights as provided in Sections 302A.471 and 302A.473 of the MBCA, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his, her or its Dissenting Shares or such holder shall otherwise lose his, her or its dissenters’ rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company pursuant to Section 302A.473 of the MBCA, and Parent and Merger Sub

shall have the right to participate in all negotiations and proceedings with respect to such demands, except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

(e)     Each Company Stock Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest. Subject to the terms and conditions set forth below in this Section 1.5(e), each such Company Stock Option shall terminate and be cancelled at the Effective Time and each holder of a Company Stock Option will be entitled to receive from the Company, and Parent shall cause the Company to pay as soon as practicable (and in any event within five Business Days) following the Effective Time, in settlement of each Option a single lump sum cash payment equal to the net amount of (i) the product of (A) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Stock Option, multiplied by (B) the number of shares subject to such Company Stock Option, less (ii) any income or employment Tax required to be withheld under any applicable state, local, or foreign Tax Laws or any other applicable Law. If the exercise price per share of any Company Stock Option equals or exceeds the Per Share Merger Consideration, the Cash Amount therefor shall be zero and, for the avoidance of doubt, such Company Stock Options shall terminate and be canceled at the Effective Time.

Section 1.6     Exchange of Shares. Parent shall authorize a reputable bank or trust company that is reasonably satisfactory to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). Promptly following the Effective Time, Parent shall deposit with the Exchange Agent for exchange with outstanding Company Shares all cash payable pursuant to Section 1.5(c) (such cash deposit being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Shares and (ii) promptly applied to making the payments provided for in the agreement with the Exchange Agent. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the cash payable pursuant to Section 1.5(c) as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. The Exchange Agent shall deliver the Per Share Merger Consideration contemplated to be paid pursuant to Section 1.5(c) out of the Exchange Fund. Parent shall instruct the Exchange Agent, as soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), to mail to each record holder of Company Shares, which at the Effective Time were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon actual delivery of the Company Shares to the Exchange Agent, and shall contain instructions for use in effecting the surrender of such Company Shares in exchange for the Per Share Merger Consideration (the “Transmittal Letter”)). Upon surrender for cancellation to the Exchange Agent of its, his or her Company Shares, together with the Transmittal Letter, duly completed and validly executed, the holder of such Company Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration to which such holder is entitled pursuant to Section 1.5(c), and any Company Shares so surrendered shall forthwith be canceled. If any portion of the Per Share Merger Consideration is to be paid to any person other than the person in whose name the applicable surrendered Company Share is registered, it shall be a condition to the payment thereof that the surrendered Company Share be in proper form for transfer and that the person requesting such payment of the Per Share Merger Consideration pay any transfer or other similar Taxes required as a result of such payment to a person other than the registered holder of such Company Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.6, each Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration upon such surrender. Except for interest required to be paid in respect of Dissenting Shares pursuant to the MBCA, no interest shall be paid or will accrue on any cash payable to holders of Company Shares pursuant to the provisions of this Article I.

Section 1.7     Withholding. Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any Person such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent.

Section 1.8     Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Per Share Merger Consideration. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for any such Per Share Merger Consideration which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.9     Adjustment of Per Share Merger Consideration. In the event of any reclassification, stock split, reverse stock split, division or subdivision of shares, combination of shares, recapitalization, stock dividend or other similar transaction (including the declaration of any such transaction) with respect to Company Common Stock or any change or conversion of Company Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time (but excluding any change that results from any exercise of Company Stock Options (as defined in Section 3.2(b)) or from the vesting and settlement of awards under the Company Stock Plans (as defined in Section 5.4), in each case, outstanding as of the date hereof), appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration, and all references to the Per Share Merger Consideration in this Agreement shall be deemed to be to the Per Share Merger Consideration as so adjusted.

Section 1.10     No Further Ownership Rights in Company Common Stock. Subject to Section 1.5(d) hereof with respect to any Dissenting Shares, all Per Share Merger Consideration paid upon the surrender for exchange of Company Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares.

Section 1.11     Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made on the records of the Company. If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Corporation, the Exchange Agent or Parent, such certificates shall be canceled and exchanged as provided in this Article I.

Section 1.12     Lost Certificates. If any certificate representing any Company Share(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Company Share(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent

with respect to such certificate, the Exchange Agent or Parent will pay or cause to be paid in exchange for such lost, stolen or destroyed certificate representing any Company Share(s) the Per Share Merger Consideration to which the holder thereof is entitled.

Section 1.13     Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

Section 1.14     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle St., Chicago, IL 60654, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

Section 1.15     Tax Treatment. The parties agree and acknowledge that the Merger will be treated as a taxable purchase of each of the Company Shares for the Per Share Merger Consideration (and not as a reorganization within the meaning of Section 368(a) of the Code) for United States federal, state and local income Tax purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 2.1     Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and Merger Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.2     Authority. On or prior to the date of this Agreement, the Boards of Directors of each of Parent and Merger Sub have approved this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the filing of appropriate merger documents as required by the MBCA. This Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby have been approved by the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this

Agreement by the Company and the validity and binding effect of this Agreement on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms. Parent has delivered or made available to the Company complete and correct copies of the Certificate of Incorporation and Bylaws of Parent, and the Articles of Incorporation and Bylaws of Merger Sub.

Section 2.3    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub; (ii) any Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iii) any judgment, order, decree, injunction, statute, Law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Merger Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or is necessary for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by state takeover Laws (the “State Takeover Approvals”); (iv) applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”) and the New York Stock Exchange; (v) applicable requirements, if any, under foreign Laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Merger Sub.

Section 2.4    Information Supplied. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement included therein relating to the Company Shareholder Meeting (as defined in Section 5.1(a)) (together with any amendments or supplements thereto, the “Proxy Statement”) will at the time of the mailing of the Proxy Statement and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.5    Financing. Parent and Merger Sub have, and will at the Effective Time have, sufficient funds available to pay (i) the aggregate Per Share Merger Consideration (the “Merger Consideration”) and (ii) to the Company such amounts as are sufficient to pay holders of Company Stock Options in accordance with Section 1.5(e) and Section 5.4.

Section 2.6    Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 2.7    No Other Representations; Non-Reliance. Parent acknowledges that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the Company Letter or any agreement entered into or certificate delivered pursuant to this Agreement, and that is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except with respect to the representations and warranties set forth in this Agreement, the Company Letter or any agreement entered into or certificate delivered pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face) delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Letter”), and (ii) subject to the last sentence of Section 8.3, as disclosed in the Company SEC Documents (excluding any exhibit or schedule thereto) filed with, or furnished to, the SEC since October 31, 2010 and prior to the date hereof (provided that any disclosure in the Company SEC Documents shall qualify the representations and warranties set forth in this Article III only to the extent to which the applicability of such disclosure is reasonably apparent on its face and provided further that in no event shall the Company SEC Documents qualify or serve as exceptions to any of Sections 3.1-3.4, 3.8(v), 3.20-3.23 or 3.25-3.26), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2    Capital Structure.

(a)    The authorized capital stock of the Company consists of 20,000,000 Company Shares and 5,000,000 shares of preferred stock, each with $.01 par value per share (“Company Preferred Stock”).

(b)    At the close of business on December 9, 2011, (A) 11,167,690 Company Shares were issued and outstanding, (B) 815,556 Company Shares were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) and (C) no shares of Company Preferred Stock were issued or outstanding.

(c)    Since the close of business on December 9, 2011, (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of Company Shares pursuant to the exercise of Company Stock Options and purchase rights under the Company’s Employee Stock Purchase Plan, as amended effective December 10, 2009 (the “ESPP”), outstanding as of the close of business on December 9, 2011, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Shares or the value of the Company or any part thereof, other than purchase rights under the ESPP.

(d)    All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or purchase rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 3.2 and except for the transactions contemplated by this Agreement and except as provided by the Rights Agreement dated as of June 1, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), as of the date hereof, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or derivative securities or other rights that are linked to the value of the Company Shares or the value of the Company, any of its Subsidiaries or any part thereof and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of Company Shares in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options, in each case in accordance with their terms as in effect on the date of this Agreement).

(e)    Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(f)    Section 3.2 of the Company Letter sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 3.2 of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture.

Section 3.3    Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger, (iii) resolved, subject to its right to withdraw, qualify, modify or amend such recommendation pursuant to Section 4.2(d), to recommend the approval of the Merger and adoption of the Plan of Merger by the Company’s shareholders and (iv) directed that the Merger and the Plan of Merger be submitted to the Company’s shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and adoption of the Plan of Merger by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of the Merger and adoption of the Plan of Merger by the shareholders of the Company and (y) the filing of appropriate Merger documents as required by the MBCA. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC and the execution and delivery of the Rights Agreement Amendment have been duly authorized and approved by the Company’s Board of Directors. The Company has delivered or made available to Parent complete and correct copies of the Amended and Restated Articles of Incorporation, as amended, of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) and the Certificate or Articles of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries.

Section 3.4    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter, bylaws or organizational documents of any of the Company’s Subsidiaries; (iii) any Contract applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) any judgment, order, decree, injunction, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) and (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair or delay the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) applicable requirements, if any, of Blue Sky Laws and the Nasdaq Global Market; (v) applicable requirements, if any, under foreign Laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair or delay the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company.

Section 3.5    SEC Documents and Other Reports; Internal Controls and Procedures.

(a)    The Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it since October 31, 2008 under the Securities Act or the Exchange Act (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis, the “Company SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”), and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company has not, since October 31, 2010, made or adopted any material change in its accounting methods, practices or policies in effect on October 31, 2010.

(b)    The Company is in compliance in all material respects with (i) the applicable provisions of SOX and (ii) the applicable rules and regulations of the Nasdaq Global Market.

(c)    The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since October 31, 2010, relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(d)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable

Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Company, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such joint venture, off balance sheet partnership or similar Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(f)    Since October 31, 2008, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 3.6    Information Supplied. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

Section 3.7    No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated July 31, 2011 included in the Form 10-Q filed by the Company with the SEC on September 9, 2011 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Entity (an “Order”) or those arising under any Contract (“Liabilities”), except (a) Liabilities incurred since July 31, 2011, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (b) Liabilities expressly contemplated by this Agreement.

Section 3.8    Absence of Certain Changes or Events. Since July 31, 2011, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1, (iii) the Company has not filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (iv) neither the Company nor any of its Subsidiaries has amended, terminated or granted any waiver under the Rights Agreement (other than the amendment to the Rights Agreement described in Section 3.26) or any “standstill” or similar agreement and (v) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9    Litigation. There is no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets. Neither the Company nor any of its Subsidiaries is subject to any Order or, to the Knowledge of the Company, any investigation by any Governmental Entity.

Section 3.10    Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or other assets or to carry on its business or operations as now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable Law; or (iii) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No written or, to the Knowledge of the Company, other notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, other notice that any action, demand or investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their respective properties or assets under any Law is pending, and no suit (other than suits currently under seal), action or proceeding by any other person with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Law, is pending, or to the Knowledge of the Company, is threatened or currently under seal, except, in each case, as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11    Properties.

(a)    Neither the Company nor any of its Subsidiaries owns any real property.

(b)    Section 3.11(b) of the Company Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”). Each premises subject to a Real Property Lease is hereinafter referred to as a “Leased Property.” The Company has made available to Parent a true, correct and complete copy of each Real Property Lease. Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease; (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (v) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease and (vi) to the Knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting any Leased Property.

(c)    Each of the Company and its Subsidiaries, in all material respects, (i) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances.

Section 3.12    Tax Matters.

(a)    The Company, each of its Subsidiaries and the Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party.

(b)    Except as set forth on Section 3.12(b) of the Company Letter:

(i)    none of the Company or any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

(ii)    none of the Company or any of its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority;

(iii)    no deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary, other than deficiencies or proposed adjustments which have been settled or otherwise resolved;

(iv)    there is no action, suit, proceeding by a taxing authority or audit now in progress, or to the Company’s Knowledge, pending or threatened against or with respect to the Company or any Subsidiary;

(v)    no claim has been made during the five-year period preceding the date of the Agreement and remains pending or otherwise unresolved by a taxing authority of a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary, respectively, is or may be subject to taxation by that jurisdiction;

(vi)    none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing as a result of any (A) change in method of accounting for a taxable period ending on or prior to the date of the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date of the Closing; (C) intercompany transactions or any excess loss account described in

Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the date of the Closing; or (E) prepaid amount received on or prior to the date of the Closing;

(vii)    none of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement;

(viii)    none of Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(ix)    none of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than the Affiliated Group) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise;

(x)    the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662;

(xi)    since October 31, 2010, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice;

(xii)    neither the Company nor any of its Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Code Section 355(a)(1)(A)) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Code Section 355;

(xiii)    neither the Company nor any of its Subsidiaries has ever made an election under Code Section 1362 to be treated as an S corporation for federal income Tax purposes, or similar election under any comparable provision of any state, local or foreign Tax Law;

(xiv)    neither the Company nor any of its Subsidiaries has been required to file any report pursuant to Code Section 999(a)(1) or participated in an international boycott within the meaning of Code Section 999(b); and

(xv)    neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)    Section 3.12(c) of the Company Letter lists all U.S. federal, foreign, and material state and local income and franchise Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after October 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Company has delivered or made available to Parent correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since October 31, 2008.

(d)    The Company is not a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for federal income Tax purposes.

Section 3.13    Certain Agreements.

(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)    Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)    Contract which purports to limit or restrict in any material respect the manner or localities in which the Company or any of its Affiliates may conduct business or which gives or grants to a customer or supplier of the Company or any of its Affiliates most favored nation pricing or exclusivity or which contains non-solicitation provisions that restrict the actions of the Company or any of its Affiliates with respect to customers or suppliers;

(iii)    Contract for the employment of any officer, employee or other Person (to the extent the Company or any of its Subsidiaries have any obligations thereunder that have not been fully satisfied) or relating to loans to officers, directors or Affiliates;

(iv)    Contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000 (excluding ordinary course advances of travel and similar expenses to employees of the Company and its Subsidiaries);

(v)    Contract relating to borrowed money or other Indebtedness in excess of $100,000, or the mortgaging, pledging or otherwise placing of any Encumbrance (other than immaterial Permitted Encumbrances) on any asset or group of assets of the Company or any of its Subsidiaries with a fair market value in excess of $100,000;

(vi)    any Guaranty for the Indebtedness of any Person in excess of $100,000;

(vii)    Real Property Lease or any other Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $500,000;

(viii)    Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries with annual payments to the Company in excess of $100,000, other than Contracts for lease of the Company’s products made in the ordinary course of business and Contracts that contain licenses or other use rights with respect to Intellectual Property Rights made in the ordinary course of business;

(ix)    Contract or group of related Contracts with the same party or group of affiliated parties, including outstanding purchase orders and other Contract(s) requiring the Company or any of its Subsidiaries to make purchases from any other Person (including such Person’s Affiliates), the performance of which involves consideration not yet paid in the aggregate in excess of $500,000;

(x)    assignment, license or Contract with respect to any intangible property (including any Intellectual Property Rights) granted or made to the Company or any of its Subsidiaries, or granted or made by the Company or any of its Subsidiaries to third parties, except licenses to the Company or any of its Subsidiaries of commercially available, “off the shelf” software used solely for the Company’s and its Subsidiaries’ own internal use (“Commercial Software”) or for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $250,000 annually and licenses granted with respect to the Company’s software made in the ordinary course of business;

(xi)    warranty Contract other than in the ordinary course of business with respect to its services rendered or its products sold or leased and which involves consideration in excess of $250,000 annually;

(xii)    Contract under which it has granted any Person any registration rights;

(xiii)    sales, distribution, manufacturing or franchise Contract that involves a consideration in excess of $500,000 annually;

(xiv)    Contract with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon 30 days’ (or less) notice without penalty and involves a consideration in excess of $500,000 annually;

(xv)    Contract regarding voting, transfer or other similar arrangements related to (a) the Company’s or any Subsidiary’s capital stock (or any equivalents or other securities) or (b) warrants, options or other rights to acquire any of the Company’s or any Subsidiary’s capital stock (or any equivalents or other securities);

(xvi)    Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries;

(xvii)    Contract to which the Company or any of its Subsidiaries is a party and pursuant to which amounts of more than $500,000 in the aggregate over the term of such Contract have been paid to any party other than the Company and its Subsidiaries, relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (A) products (including products under development) of the Company or any Subsidiary of the Company, (B) products (including products under development) licensed by the Company or any Subsidiary of the Company or (C) the Intellectual Property Rights of the Company or any Subsidiary of the Company, other than software licenses for Commercial Software and other generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements, material transfer agreements and product distribution agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(xviii)    Contract that (A) grants or obligates the Company or any Subsidiary of the Company to grant an exclusive right to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any (i) product involving consideration of in excess of $50,000 annually or (ii) Intellectual Property Right or (B) requires or obligates the Company or any Subsidiary of the Company to purchase specified minimum amounts in excess of $250,000 of any product or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Subsidiary of the Company;

(xix)    pension, profit sharing, stock option, employee stock purchase or other plan, arrangement or other Contract providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan, arrangement or other Contract, or any collective bargaining agreement or any other Contract with any labor union, or severance Contracts, programs, policies or arrangements; or

(xx)    other Contract which is material to its operations and business prospects or involves a consideration in excess of $500,000 annually.

(b)    The Company has previously made available to Parent complete and correct copies of each written Contract of the type described in this Section 3.13 that is in force as of the date of this Agreement. All Contracts of the type described in this Section 3.13 shall be referred to as “Company Contracts” regardless of whether they were entered into before, on or after the date of this Agreement.

(c)    All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in the ordinary course of business in accordance with their terms), except where the failure to be in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Contract including minimum purchase requirements by the Company or any of its Subsidiaries, the Company and its Subsidiaries have either fully satisfied such requirements (with respect to preceding periods) or have satisfied all such requirements on a pro rata basis for applicable periods beginning prior to the date on which this representation is given and ending on a date after the date of this representation (such that, for the avoidance of doubt, the Company and its Subsidiaries will not be disproportionately responsible for satisfying the minimum purchase requirements in the post-Closing portion of such period). There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the agreements and instruments set forth or required to be set forth on Section 3.13 of the Company Letter.

(d)    Each Person who has proprietary knowledge of or information relating to the material and confidential elements of the design, the manufacturing processes or the formulation of the products of the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement or agreements restricting such person’s right to use and disclose confidential information of the Company or any of its Subsidiaries.

Section 3.14    ERISA.

(a)    Each Company Plan is listed in Section 3.14(a) of the Company Letter. With respect to each Company Plan, to the extent applicable, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Forms 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance and administrative Contract relating to each such Company Plan; (iv) a written summary of each unwritten Company Plan; (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (vi) the most recent determination or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; (vii) any request for a determination currently pending before the IRS; and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding inquiry, controversy or audit. Each Company Plan has been funded, administered and maintained, in form and operation, in all material respects with its terms, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations, and the plan sponsor of each Company Plan is in compliance with all filing and disclosure requirements imposed on it with respect to such Company Plans. Neither the Company nor any current or former ERISA Affiliate has sponsored, has contributed to, has or had an obligation to contribute to, or has any liability with respect to (x) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (y) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (z) a plan subject to Section 302 of ERISA or Section 412 of the Code.

(b)    Neither the Company nor any ERISA Affiliate has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Plan that could subject such fiduciary, the Company or any of the Subsidiaries of the Company to any material liability. There is no pending or, to the Knowledge of the Company, threatened action, claim or lawsuit relating to any Company Plan (other than routine claims for benefits) that could result in a material liability. There is no audit, inquiry or examination pending or, to the Knowledge of the Company, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental body with respect to any Company Plan. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, are entitled to rely on a prototype opinion letter issued by the IRS, or a timely application for such determination is now pending and no circumstances exist (x) which could result in loss of such qualification under Section 401(a) of the Code or (ii) which could result in a material penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Neither the Company nor any of its Subsidiaries has any liability or obligation under any Company Plan or otherwise to provide benefits after termination of employment to any person other than as required by Section 4980B of the Code or applicable state Law. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan.

(c)    Except to the extent set forth in Sections 5.4 and any required distribution from the Company’s 401(k) Plan as a result of the termination of the Company’s 401(k) Plan in accordance with Section 5.11, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement

(either alone or in combination with another event) will or is reasonably expected to (i) entitle any current or former director, officer, employee or consultant of the Company to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation, (ii) result in the acceleration of payment, funding or vesting under any Company Plan or (iii) result in any forfeiture of or increase in benefits payable under any Company Plan.

(d)    Each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code, except for any failure that would not result in a material liability to the Company. No person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code and no person is entitled to receive any additional payment as a result of the imposition of a Tax under Section 409A of the Code.

(e)    With respect to each Company Plan not subject to United States Law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(f)    The Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.15    Compliance with Worker Safety and Environmental Laws. Since January 1, 2009, the properties, assets and operations of the Company and its Subsidiaries are and have at all times been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”). There have been no Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would require any material investigation or clean-up under Environmental Laws. There is no material investigation, suit, claim, action or proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding. Neither the Company nor any of its Subsidiaries is subject to any material restriction on the sale or distribution of its products as a result of any existing or pending (but not yet final) requirement of Environmental Law, and such products are not subject to any material restriction regarding post-consumer use, handling or recycling. Neither the Company nor any of its Subsidiaries has entered into or assumed, by Contract or operation of Law or otherwise, any material obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws that imposes ongoing obligations on the Company or any of its Subsidiaries. To the Knowledge of the Company there are no facts, circumstances or conditions, and there has been no exposure to Hazardous Materials, that would reasonably be expected to form the basis for any material investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law, including certain metals (e.g., lead, mercury or cadmium), petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through to the environment.

Section 3.16    Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment Laws with respect to any Persons employed by or otherwise performing services for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board, any state or federal agency, or any other third party with respect to the Company Business Personnel, except where such unfair labor practice, complaint, grievance or other administrative or judicial complaint, action or investigation would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17    Intellectual Property.

(a)    Except for computer software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $50,000, the Company and its Subsidiaries either own, free and clear of all Encumbrances except Permitted Encumbrances, or have a perpetual royalty-free right to use under a valid and enforceable license or other agreement, all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), that, to the Knowledge of the Company and its Subsidiaries, are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Immediately following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is infringing, misappropriating or violating or has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. To the Knowledge of the Company, no third party infringes, misappropriates or violates, or since January 1, 2006 has infringed, misappropriated or violated, in any material respect any Intellectual Property Rights owned by or exclusively licensed by or to the Company or any of its Subsidiaries.

(b)    Section 3.17(b) of the Company Letter contains a list of (i) all registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and foreign patents and pending patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all domain names, in each case owned by the Company and its Subsidiaries.

(c)    Except for objections or rejections in the normal course of patent and trademark application proceedings, (i) there are no actions, suits or claims or administrative proceedings or investigations pending or to the Knowledge of the Company threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries and (ii) the Company has not within the past three years received any written correspondence from any third party demanding that the Company, inviting the Company to, or suggesting that the Company is required to, license any Intellectual Property Rights from such third party.

(d)    Since January 1, 2009, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in the Intellectual Property Rights owned by them (“Owned Intellectual Property Rights”), and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of material confidential information that is owned, used or held by the Company and its Subsidiaries in the conduct of the business. To the Knowledge of the Company, such material confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

(e)    All employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property Rights (i) have at all times since their engagement or hire been and are a party to “work-for-hire” arrangements with Company or one of its Subsidiaries or (ii) have assigned to Company or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Owned Intellectual Property Rights.

Section 3.18    Information Technology; Security and Privacy.

(a)    All information technology and computer systems owned or leased by the Company or any of its Subsidiaries that are used in the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, that is used in or necessary for the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been maintained, in all material respects, in a commercially reasonably manner, and are in good working condition. The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program which provides for the regular back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b)    The use by the Company and its Subsidiaries of the data included in the Intellectual Property Rights that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) does not violate the rights of any third party. To the Knowledge of the Company, all computer programs included within the Owned Intellectual Property Rights are not licensed pursuant to a so-called “open source” license and do not incorporate any computer programs that are licensed pursuant to a so-called “open source” license.

(c)    The Company has established and is in material compliance with a written information security program or programs covering the Company and its Subsidiaries that the Company believes in good faith is reasonable and sufficient to protect Company Data and provide reasonable assurance that adequate internal controls can be maintained over Company IT Systems, and (i) includes adequate safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) are designed to protect against unauthorized access to the Company IT Systems and Company Data.

Section 3.19    Insurance. Section 3.19 of the Company Letter sets forth a complete and accurate list of all insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years prior.

Section 3.20    Opinion of Financial Advisor. The Company has received the written opinion of Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair to the Company’s shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 3.21    State Takeover Statutes. No further action is required by the Board of Directors of the Company (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Merger, the Amended Company Rights Agreement and the other transactions contemplated by this Agreement the restrictions on (i) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA and (ii) “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA to the extent such restrictions would otherwise be applicable to this Agreement, the Merger, the Amended Company Rights Agreement and the other transactions contemplated by this Agreement, and accordingly, none of the foregoing sections or any other Minnesota antitakeover or similar statute applies to any such transactions. To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger, the Amended Company Rights Agreement, this Agreement or the transactions contemplated hereby.

Section 3.22    Required Vote of Company Shareholders. The affirmative vote of the holders of a majority of the outstanding Company Shares is required to approve and adopt this Agreement. No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.23    Brokers. No broker, investment banker or other Person, other than Piper Jaffray & Co., the fees and expenses of which (in an amount that has been separately provided to Parent) will be paid by the Company (as reflected in an agreement between Piper Jaffray & Co. and the Company, dated August 2, 2011, a redacted copy of which has been furnished to Parent), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24    Regulatory Compliance.

(a)    As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”, a “Biologic”, a “Drug”, a Human Cell, Tissues, and Cellular and Tissue-Based Product (a “HCT/P”)), each such Medical Device, Biologic, Drug or HCT/P is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Laws, including those relating to investigational use, premarket clearance, listing, approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic, a new Drug or a new HCT/P, good manufacturing practices, quality systems regulations, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic, Drug or HCT/P by the Company or any of its Subsidiaries of any Law.

(b)    No Medical Device, Biologic, Drug or HCT/P is under consideration by the Company or, to the Company’s Knowledge, by any Governmental Entity for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons that are not in any way related to safety, regulatory requirements, noncompliance with any Law or any other similar reason) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic, Drug or HCT/P are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any prior time.

(c)    As to each Medical Device, Biologic, HCT/P or Drug of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, biological license application, new drug application, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, 360 and 360e, 42 U.S.C. §262 and 21 C.F.R. Parts 312, 314, 600 and 601, 807, 812 or 814, respectively, as applicable, and similar Laws and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such Medical Device, Biologic, HCT/P or Drug of the Company, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, Biologic, HCT/P or Drug of the Company, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in compliance in all material respects with all applicable registration requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Laws.

(d)    No article of any Medical Device, Biologic, Drug or HCT/P manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 350e, 42 U.S.C. § 262 and 21 C.F.R 1271 (or similar Laws), in any manner which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.

(f)    Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to enjoin the distribution of any Medical Device, Biologic, Drug or HCT/P or (ii) commenced, or threatened to initiate, any action to enjoin the manufacture of any Medical Device, Biologic, Drug or HCT/P produced at any facility where any Medical Device, Biologic, Drug or HCT/P is manufactured, tested, processed, packaged or held for sale.

(g)    To the Knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws or (v) the Foreign Corrupt Practices Act.

(h)    Each of the Company and its Subsidiaries has in effect all material Company Permits under the FDCA and the regulations of the FDA promulgated thereunder (such Company Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.

Section 3.25    Relationships with Customers and Suppliers. Since October 31, 2010, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, since October 31, 2010, decreased or limited in any material respect, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.

Section 3.26    Rights Agreement. The Company has amended the Rights Agreement to provide that: (a) none of the Parent, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) neither a Stock Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) the Rights (as defined in the Rights Agreement) will not separate from the Company Shares as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement; (d) the Rights Agreement is inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement; and (e) the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time (the Rights Agreement, as so amended, being referred to as the “Amended Company Rights Agreement”).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1    Conduct of Business Pending the Merger. Except as expressly permitted by clauses (a) through (v) of this Section 4.1, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including with respect to research, development and clinical trial activities and programs) and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such other than dividends or distributions from wholly owned Subsidiaries of the Company to the Company or other wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(b)    (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any Encumbrance or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber or subject to any Encumbrance any shares of its capital stock, any other voting securities or equity equivalent, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or convertible or exchangeable securities (other than the issuance of Company Shares (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms or (B) pursuant to the rights outstanding under the ESPP on the date hereof, in accordance with their terms as of the date hereof, subject to Section 5.4), (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(c)    amend or propose to amend its certificate of incorporation or bylaws or other comparable organizational documents;

(d)    acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(e)    sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or subject to any Encumbrance, or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(f)    (i) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or other obligations of another Person or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, obligations, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any of the wholly owned Subsidiaries of the Company or

(iv) enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in the ordinary course of business, and in amounts and on terms consistent with past practice, in an aggregate amount up to $100,000;

(g)    alter (through merger, liquidation, dissolution, reorganization, restructuring, recapitalization or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

(h)    enter into, adopt or amend any Company Plan, collective bargaining agreement or employment or consulting Contract, except as required by applicable Law;

(i)    increase the compensation or benefits payable or to become payable to its directors, officers or employees (except, in the case of employees below the level of Vice President, for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries) or grant any severance, change of control, retention or termination pay to, or enter into or amend any employment, change of control, retention or severance Contract with, any current or former director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(j)    knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local Law;

(k)    make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or Regulation S-X of the Exchange Act);

(l)    (i) enter into, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Company Contract (or any other Contract to the extent such action would cause such Contract to be a Company Contract), other than in the ordinary course of business consistent with past practice or (ii) waive, release or assign, in any respect, any material rights under any Company Contract (or any other Contract to the extent such action would cause such Contract to be a Company Contract);

(m)    enter into any Contract, or amend or extend any existing Contract, (i) that would, after the Effective Time, restrict the Company or any of its Affiliates with respect to engaging in any line of business or in any geographical area, (ii) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier that would, after the Effective Time, apply to Parent or any of its Affiliates or (iii) that would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement;

(n)    authorize, or enter into any commitment for, any capital expenditures not contemplated by capital expenditure budgets made available to Parent and exceeding $500,000 for any one project or series of related projects;

(o)    waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date of this Agreement, or incurred in the ordinary course of business consistent with past practice;

(p)    initiate any material litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding or any claim involving intellectual property;

(q)    enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r)    (i) enter into (A) any material line of business in the United States other than the line of business in the United States in which the Company and its Subsidiaries is currently engaged or (B) any line of business outside of the United States other than the line of business outside of the United States in which the Company and its Subsidiaries is currently engaged, in each case as of the date of this Agreement or (ii) distribute products or services (A) in the United States other than the products and services that the Company and its Subsidiaries are currently distributing in the United States or (B) to any country outside the United States other than the products and services that the Company and its Subsidiaries are currently distributing outside the United States, in each case as of the date of this Agreement;

(s)    (i) other than in the ordinary course of business consistent with past practice and for an amount which is less than $250,000 in the aggregate, enter into any Contracts relating to research, development, sale, supply, marketing or manufacturing by third parties of products (including products under development) of the Company or any Subsidiary of the Company or products (including products under development) licensed by the Company or any Subsidiary of the Company, (ii) other than in the ordinary course of business consistent with past practice and for an amount which is less than $250,000 in the aggregate, enter into any Contracts relating to clinical trials or (iii) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(t)    convene any annual or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Company Shareholder Meeting;

(u)    authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing; or

(v)    take any action, or omit to take any action, where such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement except as otherwise expressly permitted under Section 4.2.

None of the covenants contained in this Section 4.1 is intended to give Parent or Merger Sub the right to control or direct the Company’s or any of its Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, in accordance with the terms and conditions of this Agreement, operational control over their respective businesses, assets and properties.

Section 4.2    No Solicitation.

(a)    From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent, financial advisor, attorney, accountant, investment banker or other advisor or representative (“Representatives”) of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the making, announcement or submission of, any Alternative Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to an Alternative Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract contemplating, providing for, relating to or in connection with, any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal; (iii) knowingly furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Alternative Proposal; (iv) approve, endorse or recommend any Alternative

Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal or (v) enter into, continue or otherwise participate in any discussions or negotiations (including furnishing any information) regarding any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal. Without limiting the foregoing, it is agreed that (x) any violation of the restrictions set forth in this Section 4.2(a) by any of the Company or its Subsidiaries or their respective directors, officers, employees or Representatives and (y) any violation of the restrictions set forth in Section 4.3 of the Voting Agreement shall be deemed to be a breach of this Section 4.2(a) by the Company. The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 4.2.

(b)    Notwithstanding anything to the contrary contained in Section 4.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Shareholder Approval, an unsolicited, bona fide written Alternative Proposal that did not result from any breach of any of the provisions in this Section 4.2 and that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be a Superior Proposal or to be reasonably likely to result in a Superior Proposal, the Company may, in response to such Alternative Proposal, subject to compliance with this Section 4.2 and receiving from such Person an executed confidentiality agreement containing terms no less favorable to the Company than the terms of the Confidentiality Agreement (provided that such confidentiality agreement may contain a less restrictive or no standstill restriction for any Person or any of such Person’s Affiliates not already subject to a confidentiality agreement with the Company, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable), then (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal; provided that, contemporaneously with furnishing any such information to such Person, it furnishes such information to Parent and (ii) engage in discussions or negotiations with such Person with respect to such Alternative Proposal; provided that, at least one Business Day prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person. It is understood that the Company may enter into negotiations solely with respect to entering into a confidentiality agreement with a Person who has made an unsolicited, bona fide written Alternative Proposal that is or is reasonably likely to result in a Superior Proposal without breaching, or being deemed to breach, this Section 4.2.

The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing information to Parent that is required to be provided under this Section 4.2.

(c)    In addition to the obligations of the Company set forth in Sections 4.2(a), 4.2(b) and 4.2(d), as promptly as practicable (and in any event within one Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry that, in any such case, relates in any way to, or would reasonably be expected to lead to, any Alternative Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable (and in any event within one Business Day) with such information as is reasonably necessary to keep Parent fully informed of all material written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Parent a copy of all material written communications (including material written communications provided by email or otherwise in electronic format) provided by or to the Company, any of its Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry. The Company shall provide Parent with forty eight (48) hours prior written notice, or if such meeting is scheduled on less than 48 hours notice then as promptly as practicable prior to such meeting, of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Proposal.

(d)    Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, the Plan of Merger, the Merger or the other transactions contemplated by this Agreement or make any public statement in connection with such recommendations by the Company’s Board of Directors or Company Shareholder Meeting or in reference to an Alternative Proposal, that is inconsistent with the recommendation of the Company’s Board of Directors to the Company’s shareholders to approve the Merger and adopt the Plan of Merger, (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal or (C) (1) fail to publicly reaffirm the recommendation of the Company’s Board of Directors to the Company’s shareholders to approve the Merger and adopt the Plan of Merger, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s shareholders, within five Business Days after Parent requests in writing that such action be taken; (2) fail to publicly announce, within five Business Days after a tender offer or exchange offer relating to the securities of the Company and, in each case, which is an Alternative Proposal, shall have been commenced, a statement disclosing that the Company’s Board of Directors recommends rejection of such tender or exchange offer; or (3) fail to issue publicly, within five Business Days after an Alternative Proposal is publicly announced, a press release announcing its opposition to such Alternative Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 4.2(d) or in any other provision of this Agreement, the Board of Directors of the Company may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(f) and (solely with respect to clause (x) of this sentence) concurrently enter into a definitive agreement with respect to such Superior Proposal, if and only if either (x) such action is taken in response to a Superior Proposal that was made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.2 or (y) in the absence of a Superior Proposal, there are material events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by the Company as of or prior to the date hereof, that materially improve the financial condition, results of operations or prospects of the Company and its Subsidiaries and that do not relate to (1) an Alternative Proposal, (2) any events or changes in circumstances relating to Parent or Merger Sub (or any of their respective Affiliates), (3) clearance of the Merger under the HSR Act or any other Antitrust Laws or (4) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or any credit rating of the Company (provided that the events or changes giving rise to or contributing to such material improvement or improvements may be taken into account in making the determination under this clause (y)) (an “Intervening Event”); provided that all of the following conditions in clauses (i) through (vi) are met, as applicable:

(i)    in the case of a Company Adverse Change Recommendation or termination in response to a Superior Proposal, such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)    the Company Shareholder Approval has not been obtained;

(iii)    the Company has (A) provided to Parent four (4) Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal or that there has been an Intervening Event, (2) the material terms and conditions of any Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Transaction Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new four (4) Business Day period), (3) the material details of any Intervening Event (including specifying the estimated dollar value or range of estimated dollar values attributed to such Intervening Event) and (4) that it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that, in the case of a Superior Proposal, the transaction contemplated by the Alternative Transaction Agreement ceases to constitute a Superior Proposal or, in the case of an Intervening Event, that causes the Company’s Board of Directors not to adopt a Company Adverse Recommendation Change;

(iv)    the Company shall have complied with this Section 4.2;

(v)    the Company pays all fees and expenses as required pursuant to Section 7.3; and

(vi)    the Company’s Board of Directors determines in good faith, after having consulted with its outside legal counsel, that, in light of the Superior Proposal or Intervening Event, a failure to make a Company Adverse Recommendation Change would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s shareholders under applicable Law.

(e)    Notwithstanding anything to the contrary in Section 4.2(a) or 4.2(d), prior to the Company Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of an Alternative Proposal to the extent the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure is reasonably likely to result in a breach of its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.2(d) (it being understood that any accurate disclosure of factual information required to be made under applicable Law shall not be considered a modification prohibited by Section 4.2(d) and that the issuance of any “stop, look and listen” communication under Rule 14d-9(f) of the Exchange Act would not violate Section 4.2(d)).

Section 4.3    Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive, or permit the release of any Person from, any provision of any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, and will use commercially reasonable efforts to cause each such agreement to be enforced at the request of Parent, including obtaining injunctions to prevent any breaches of, and to enforce specifically, such agreements.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1    Preparation of the Proxy Statement. Parent and the Company will as promptly as practicable after the date of this Agreement jointly prepare the Proxy Statement, and the Company shall file the Proxy Statement with the SEC, and shall use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Shareholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions, and Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (a) shall provide Parent an opportunity to review and comment on such document or response and (b) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

Section 5.2    Company Shareholder Meeting.

(a)    The Company will, as soon as practicable following the date on which the SEC’s comments to the Proxy Statement, if any, are resolved, establish a record date for, duly call, give notice of, convene and hold a meeting of shareholders (the “Company Shareholder Meeting”) for the purpose of the Company’s shareholders duly approving the Merger and adopting the Plan of Merger (the “Company Shareholder Approval”) and to vote, on an advisory basis, on a proposal to approve the compensation that may be payable to the Company’s named executive officers in connection with the Merger (a “say-on-golden parachute compensation” vote) as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, and shall not submit any other proposals to such holders without the prior written consent of Parent. The Company shall take all action necessary in accordance with applicable Law and the Company Charter and Company Bylaws to duly call, give notice of, and convene the Company Shareholder Meeting. Subject to Section 4.2(d), the Company shall (i) solicit from the Company’s shareholders entitled to vote at the Company Shareholder Meeting proxies in favor of such approval and (ii) take all other action reasonably necessary to secure the vote or consent of such holders required by the MBCA or this Agreement to effect the Merger. The Company shall ensure that all proxies solicited by the Company and its Subsidiaries and their Representatives in connection with the Company Shareholder Meeting are solicited in compliance with all applicable Laws.

(b)    The Company shall, through its Board of Directors, recommend to its shareholders approval of the Merger and adoption of the Plan of Merger, shall use commercially reasonable efforts to solicit such approvals and adoption by its shareholders and such Board of Directors or committee thereof shall not, directly or indirectly, withhold, withdraw, qualify, amend or modify in a manner adverse to Parent such recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its shareholders or resolve or propose to do any of the foregoing, except to the extent expressly permitted by Section 4.2(d). The Proxy Statement shall include the recommendation of the Board of Directors of the Company, subject to any modification, amendment or withdrawal thereof, and the Company represents that Piper Jaffray & Co. has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

Section 5.3    Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts and records but only to the extent that such access is not prohibited by applicable Law and does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it after the date of this Agreement pursuant to the requirements of Federal or state securities Laws, other than any such report, schedule, registration statement or other document that is available in unredacted form on EDGAR, (b) a copy of each correspondence or written communication, other than immaterial correspondence and written communication, with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such copies or other information to the extent that doing so would result in a violation of applicable Law or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a violation of applicable Law or loss of attorney-client privilege). Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and shall otherwise comply with the Confidentiality Agreement with respect to such information; provided that the Confidentiality Agreement shall terminate at the Effective Time. No investigation pursuant to this Section 5.3 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.4    Company Stock Options and ESPP.

(a)    As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company’s 2006 Stock Incentive Plan, the ESPP and any other plan pursuant to which stock options or employee stock purchase rights are outstanding (collectively, the “Company Stock Plans”) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)    adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive the cash payment described in Section 1.5(e); and

(ii)    make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b)    As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an

“employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) each participant’s outstanding right to purchase Company Shares under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (v) assuming the occurrence of the Effective Time, the ESPP shall terminate immediately following such purchases of Company Shares.

(c)    All amounts payable pursuant to Sections 5.4(a) and 5.4(b) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.

(d)    The Company shall ensure that following the Effective Time, no holder of a Company Stock Option or other stock-based award (or former holder of a Company Stock Option or other stock-based award) or any current or former participant in any Company Stock Plan or Company Plan shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units).

(e)    Prior to the Effective Time, the Company shall take all steps reasonably required to cause the transactions contemplated by this Section 5.4 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.5    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, except with respect to filings under the HSR Act and matters involving Antitrust Laws (which shall be governed by Section 5.6), each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all Company Permits which are material to the Company and its Subsidiaries, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 5.6    HSR and Competition Filings.

(a)    As promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date of this Agreement), each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable (the “HSR Filings”) and in any other jurisdictions in which a competition filing may be required.

(b)    Upon and subject to the terms of this Section 5.6, Parent and the Company shall, and shall cause their respective Subsidiaries to (i) use their commercially reasonable efforts to obtain prompt termination of any waiting period under the HSR Act or other Antitrust Laws; (ii) cooperate and consult with each other in connection with the making of all HSR Filings and any other material actions pursuant to this Section 5.6, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Antitrust Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Antitrust Authority and any other information supplied by such party and such party’s Subsidiaries to an Antitrust Authority or received from an Antitrust Authority in connection with such HSR Filings or any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted before being provided to the other party (A) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns or reasonable confidentiality concerns that cannot be addressed by limiting the distribution of the document to outside counsel; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Antitrust Authority; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Antitrust Authority in connection with the transactions contemplated by the Agreement and permit the other party to participate in such communications to the extent permitted by the Antitrust Authority (with the same provisos as in clauses (ii)(A)-(C) of this Section 5.6(b)). In furtherance and not in limitation of the covenants of the parties contained in Section 5.6(a) and this Section 5.6(b), each party agrees to cooperate and use its commercially reasonable efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Antitrust Authority reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Antitrust Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

(c)    If any objections are asserted by any Antitrust Authority with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the transactions contemplated by this Agreement, in each case under any applicable Antitrust Law, Parent shall, subject to the provisions of this Section 5.6, use its commercially reasonable efforts to resolve any such objections or challenge as such Antitrust Authority may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date (as hereinafter defined), and the Company shall use its commercially reasonable efforts to assist Parent in effectuating the foregoing; provided, however, that (i) the Company shall not take any of the foregoing actions without the prior written consent of Parent, (ii) Parent shall not take any of the foregoing actions without the prior written consent of the Company if such actions would bind the Company to take any action (including paying money or entering into any other obligation) and (iii) that such action shall be conditioned on the consummation of the Merger.

(d)    Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be obligated to agree (and failure to so agree shall not constitute a failure by Parent to satisfy its “commercially reasonable efforts” obligations as provided in this Section 5.6), and neither the Company nor any Subsidiary shall agree without Parent’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their respective Subsidiaries’ assets if such action, condition, restriction, obligation or requirement (i) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets, (ii) would reasonably be expected to result in any limitations on Parent, the Company or their respective Subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets or (iii) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to grant any material right or commercial or other accommodation to, or enter into any commercial contractual or other commercial relationship with, any third party, if the actions referred to in the foregoing (i) – (iii), individually or in the aggregate, would be material to the business or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 5.7    Public Announcements. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form(s) heretofore agreed to by the parties. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.8    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.9    Indemnification; Directors and Officers Insurance.

(a)    For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the articles of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the date of this Agreement and disclosed to Parent for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”).

(b)    Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially similar (with respect to limits and deductibles) to the Company’s existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed 250% of the Company’s Current Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Company’s Current Premium. The Company represents to Parent that the Company’s Current Premium is $115,000.

Section 5.10    Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or, unless the impairment or delay constituting such Parent Material Adverse Effect results from any failure of the conditions set forth in Article VI to be satisfied, a Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11    Employee Benefit Plans and Agreements. Parent shall use commercially reasonable efforts to cause each Parent Plan covering employees of the Company or its Subsidiaries to recognize prior, continuous service of such employees with the Company and its Subsidiaries as service with Parent and its Subsidiaries (i) for purposes of any waiting period and eligibility requirements (and for purposes of determining the amount of severance payable under any severance plan or arrangement maintained by Parent or its Subsidiaries) under any Parent Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (to the extent permitted under the terms of the insurance policy of any insured benefit plans) and (ii) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA), to the extent such service was recognized for such purposes under the applicable Company Plan. In addition, subject to approval by Parent’s benefit plan administrative committee, for each Parent Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA that Parent makes available to such employees in lieu of a similar Company Plan), Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by employees of the Company or its Subsidiaries and covered dependents of such employees during the portion of the plan year of the applicable Company Plan in which such employees participated immediately before the Effective time, ending on the date such employees’ participation in the corresponding Parent Plan begins, to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan (to the extent permitted under the terms of the insurance policy of any insured benefit plans). Prior to the Effective Time (but not earlier than five (5) Business Days prior to the Effective Time), the Company shall (unless otherwise instructed by the Buyer prior to the taking of such actions) take all such actions as are necessary, including without limitation, adoption of board resolutions or consents dated no later than the day immediately prior to the Effective Time, to terminate the Company’s 401(k) Plan, effective no later than the day immediately prior to the Effective Time. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s, the Company’s or any of their Subsidiaries’ ability to amend, modify or terminate any benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.12    Tax and Accounting Matters. During the period from the date of this Agreement to the Effective Time:

(a)    Except as required by applicable Tax Law or with Parent’s prior written consent, neither the Company nor any of its Subsidiaries will (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) agree to any material adjustment of any Tax attribute, (iv) change (or make a request to any Governmental Entity to change) any of its methods of reporting income or deductions for Federal income Tax purposes, (v) file any claim for a material refund of Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect Parent’s Tax liability, (vii) make any change in any financial or Tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable Law or as recommended by the Company’s independent auditor or (viii) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax or enter into any material closing agreement that could adversely affect Parent’s Tax liability for any taxable period beginning on or after the Effective Time.

(b)    The Company and each of its Subsidiaries will retain all books, documents and records reasonably necessary for the preparation of Tax Returns.

Section 5.13     Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)     Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and the Company Bylaws.

(b)     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(c)     Antitrust Laws. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated. All filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Antitrust Authority (other than pursuant to the HSR Act) required to consummate the Merger shall have been obtained or filed or shall have occurred.

Section 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)     Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)     Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 2.2 and 2.5 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (ii) the other representations and warranties of Parent and Merger Sub shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date), except where all failures of such representations and warranties to be so true and correct (without giving effect to any Parent Material Adverse Effect or materiality qualifications), has not had, or would not be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(c)     Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the date of Closing, as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

Section 6.3     Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)     Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)     Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 shall be true and correct in all respects (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties of the Company contained in Sections 3.3, 3.21, 3.22, 3.23 and 3.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (iii) the other representations and warranties of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date), except in the case of this clause (iii) where all failures of such representations and warranties to be so true and correct (without giving effect to any Company Material Adverse Effect or materiality qualifications), has not had, or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(d)     Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the date of Closing, as to the satisfaction of the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company:

(i)     if the Merger shall not have been consummated on or before June 12, 2012 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; provided, further, that if any condition set forth in Section 6.1(c) shall not have been satisfied on June 12, 2012, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the date of the Closing) shall have been satisfied, at the election of either Parent or the Company by written notice to the other party, the Outside Date may be extended until December 12, 2012; or

(ii)     if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, in either case, (A) on the basis that the Merger and the transactions contemplated thereby are violative of any Antitrust Law or (B) for any reason other than as contemplated by Section 7.1(b)(ii)(A), and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to any party whose breach of this Agreement has been the principal cause of such action; or

(c)     by Parent (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement such that, in the case of either clause (i) or (ii), the conditions to closing set forth in Section 6.3(a) or 6.3(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company;

(d)     by the Company (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement such that, in the case of either clause (i) or (ii), the conditions to closing set forth in Section 6.2(a) or 6.2(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent;

(e)     by Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(f)     by the Company, at any time prior to obtaining the Company Shareholder Approval, if (in each case subject to the Company’s compliance with this Agreement, including Section 4.2) (i) the Board of Directors of the Company (or any committee thereof) authorizes the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company enters into such definitive agreement concurrently with such termination or (ii) the Board of Directors of the Company (or any committee thereof) effects a Company Adverse Recommendation Change as a result of an Intervening Event, and, in either case, as a condition to the effectiveness of such termination, the Company pays the Termination Fee (and any other expenses payable) in accordance with the procedures and within the time periods set forth in Section 7.3; provided, however, that such proposal continues to constitute a Superior Proposal or, in the case of an Intervening Event, continues to result in the Company’s Board of Directors determining that a failure to effect a Company Adverse Recommendation Change as a result of the Intervening Event would constitute a violation of its fiduciary duties to the Company’s shareholders;

(g)     by Parent if (i) the Board of Directors of the Company or any committee thereof (A) shall not have recommended or shall have effected a Company Adverse Recommendation Change or shall have failed to include its recommendation of the approval and adoption of this Agreement by the Company’s shareholders in the Proxy Statement, (B) shall have taken any other action or made any other statement in connection with the Company Shareholder Meeting inconsistent with such recommendation that the shareholders of the Company approve and adopt this Agreement and approval or (C) shall have publicly announced its intention to do any of the foregoing; or (ii) the Company has breached its obligations under Section 4.2; or

(h)     by Parent if there shall have been a Company Material Adverse Effect and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2     Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for the penultimate sentence of Section 5.3, the entirety of Sections 7.2 and 7.3 and the entirety of Article VIII, all of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3     Payments.

(a)     Company Termination Fee.

(i)     In the event that Parent terminates this Agreement pursuant to Section 7.1(g), then the Company shall pay to Parent $9,750,000 (the “Termination Fee”) as promptly as possible (but in any event within one (1) Business Day) following such termination.

(ii)     In the event that the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent the Termination Fee concurrently with any such termination.

(iii)     In the event that (A) prior to the termination of this Agreement, any Alternative Proposal is proposed or disclosed prior to the Termination Date, and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or this Agreement is terminated by Parent pursuant to Section 7.1(c) or (B) prior to the Company Shareholders Meeting, an Alternative Proposal is proposed or disclosed and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), then the Company shall pay to Parent the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal, then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within one (1) Business Day) following the earlier of the entry into such definitive agreement or consummation of such Alternative Proposal; provided that, the amount of any Expenses previously paid to Parent pursuant to this Section 7.3(a)(iii) shall be credited against the payment of such Termination Fee.

Any fee due and Expenses to be reimbursed under this Section 7.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company

(b)     Each of the Company and Parent acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 7.3(a), and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Section 7.3(a), then the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Section 7.3(a) at the prime rate of Citibank, NA in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by such party.

(c)     Upon payment of the Termination Fee and the Expenses, as applicable, to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent; provided that nothing herein shall release any party from liability for willful or intentional breach or fraud.

Section 7.4     Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5     Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived; provided that no such retention or waiver that by Law requires further approval of the Company’s shareholders shall be made without such further approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1     Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day following the day when deposited with a reputable and established overnight express courier (charges prepaid) or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Parent, Merger Sub and the Company shall be sent to the addresses indicated below:

(a)     if to Parent or Merger Sub, to

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Attention: General Counsel
Facsimile No.: (847) 948-2450

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
300 N. LaSalle St.
Chicago, Illinois 60654
Attention: R. Scott Falk, P.C.
Roger D. Rhoten
Facsimile No.: (312) 862-2200

(b)    if to the Company, to

Synovis Life Technologies, Inc.
2575 University Ave. W.
St. Paul, Minnesota 55114
Attention: Chief Executive Officer
Facsimile No.: (651) 642-9018

with a copy (which shall not constitute notice to the Company) to:

Dorsey & Whitney LLP
Suite 1500 50 South Sixth Street Minneapolis, Minnesota 55402-1498
Attention: Timothy S. Hearn Jonathan Van Horn
Facsimile No.: (612) 340-2868

Section 8.3    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to matters disclosed in the Company SEC Documents exclude any disclosures under the heading “Risk Factors” or similar headings and any other disclosures of risks that are predictive or forward-looking in nature.

Section 8.4    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the penultimate sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, except for the provisions of Section 5.9 (which upon the Effective Time are intended to benefit the Indemnified Parties), is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

Section 8.7    Specific Performance; Submission To Jurisdiction. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties hereto agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled pursuant hereto. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Delaware, in any action or proceeding arising out of, or relating to, this Agreement, irrevocably consents to the service of process by registered mail or personal service and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, any defense of inconvenient forum to the maintenance of any action or proceeding so brought, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 8.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Merger Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10    Expenses. Except as provided in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 8.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.12    Definitions.

(a)    In this Agreement, the following terms have the meanings specified or referred to in this Section 8.12(b) and shall be equally applicable to both the singular and plural forms.

(i)    “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(ii)    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(iii)    “Affiliated Group” means the affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is the common parent.

(iv)    “Alternative Proposal” means any inquiry, indication of interest, request for information, offer or proposal relating to any Alternative Transaction.

(v)    “Alternative Transaction” means, with respect to any Person, any transaction or series of related transactions other than the Merger involving, directly or indirectly, (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Person or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the shareholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Person or any of its Subsidiaries, or the Person resulting from such transaction or the parent of such Person; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Person or any of its Subsidiaries; or (iii) in which such Person or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Person or any of its Subsidiaries, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Alternative Proposal or 15% or more of the fair market value of the consolidated assets of such Person or any of its Subsidiaries or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries.

(vi)    “Antitrust Authority” means, in their capacity as an enforcement agency with respect to Antitrust Laws, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any attorney general of any state of the United States or any Governmental Entity having competition Law authority in any other applicable jurisdiction.

(vii)    “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.

(viii)    “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

(ix)    “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

(x)    “Company Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that is materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, occurrence, fact, condition, effect, change or development arising out of or resulting from: (i) general economic conditions in the United States or conditions in the financial or commodities markets in general, (ii) conditions generally affecting the industries in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement or the transactions contemplated hereby or the performance of this Agreement, (iv) changes, after the date hereof, in Law or GAAP, (v) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (vi) any change in the Company’s stock price or trading volume, (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (it being understood that, in the case of clauses (vi) and (vii), the events, occurrences, facts, conditions, effects, changes or developments giving rise to any such change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) any action taken by the Company after the date of this Agreement with the written consent of Parent; except in the case of each of clauses (i), (ii), (iv) and (v) to the extent that the Company and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate.

(xi)    “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

(xii)    “Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment, severance or change in control agreement or similar practice, policy or arrangement maintained by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of the Company or any Subsidiary.

(xiii)    “Confidentiality Agreement” means that certain letter agreement, dated as of September 19, 2011, between Baxter Healthcare Corporation and the Company.

(xiv)    “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, debenture, loan or credit agreement, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(xv)    “Effective Time” means the date and time at which the Articles of Merger are accepted for recording or such later time established by the Articles of Merger.

(xvi)    “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xvii)    “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(xviii)    “Expenses” means documented fees and expenses incurred or paid to Third Parties by or on behalf of Parent and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent and its Affiliates, but in no event more than $2,000,000.

(xix)    “FDA” means the U.S. Food and Drug Administration.

(xx)    “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

(xxi)    “Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the debt, obligation or other liability of any other Person, or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

(xxii)    “Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, including, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from deferred compensation arrangements and all obligations under severance plans or arrangements, bonus plans or similar arrangements that are or may become payable as a result of the consummation of the transactions contemplated hereby; (v) all obligations of such Person secured by an Encumbrance (other than a Permitted Encumbrance); and (vi) all capital lease obligations.

(xxiii)    “IRS” means the U.S. Internal Revenue Service.

(xxiv)    “Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.

(xxv)    “Knowledge of the Company” means the actual knowledge, after reasonable investigation, of the individuals identified in Section 8.12(xxv) of the Company Letter.

(xxvi)    “Parent Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development would reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(xxvii)    “Parent Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment, severance or change in control agreement or similar practice, policy or arrangement maintained by Parent, or to which Parent or any ERISA Affiliate is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of Parent or any Subsidiary.

(xxviii)    “Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

(xxix)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(xxx)    “SEC” means the U.S. Securities and Exchange Commission.

(xxxi)    “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

(xxxii)    “Superior Proposal” means a bona fide written Alternative Proposal (provided that, for the purposes of this definition references to “15%” in the definition of Alternative Transaction shall be deemed replaced with reference to “50%”) on terms that, in the reasonable good faith judgment of the Board of Directors of Company, after consultation with its outside financial advisors, are more favorable to Company’s shareholders from a financial point of view than the terms of the Merger, and is reasonably likely to be completed on a timely basis after taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement).

(xxxiii)    “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(xxxiv)    “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

(xxxv)    “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates.

(b)    Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section
Agreement	Introduction
Alternative Transaction Agreement	4.2(d)(iii)
Amended Company Rights Agreement	3.26
Articles of Merger	1.2
Blue Sky Laws	2.3
Closing	1.14
Commercial Software	3.13(a)
Company	Introduction
Company Adverse Recommendation Change	4.2(d)
Company Business Personnel	3.16
Company Bylaws	3.3
Company Charter	3.3
Company Common Stock	Recitals

Defined Term	Section
Company Contract	3.13(b)
Company Data	3.18(b)
Company Foreign Benefit Plan	3.14(e)
Company IT Systems	3.18(a)
Company Letter	Article II
Company Permits	3.10
Company Preferred Stock	3.2(a)
Company SEC Documents	3.5(a)
Company Shareholder Approval	5.2(a)
Company Shareholder Meeting	5.2(a)
Company Shares	1.5(b)
Company Stock Options	3.2(b)
Company Stock Plans	5.4(a)
Company’s Current Premium	5.9(b)
D&O Insurance	5.9(b)
Dissenting Shares	1.5(d)
Environmental Laws	3.15
ERISA	3.14(a)
ESPP	3.2(c)
Exchange Act	2.3
Exchange Agent	1.6
Exchange Fund	1.6
GAAP	3.5(a)
Governmental Entity	2.3
Hazardous Materials	3.15
HCT/P	3.24(a)
HSR Act	2.3
HSR Filings	5.6(a)
Indemnified Parties	5.9(a)
Intellectual Property Rights	3.17(a)
Intervening Event	4.2(d)
Laws	1.5(d)
Leased Property	3.11(b)
Liabilities	3.7
MBCA	Recitals
Merger	Recitals
Merger Consideration	2.5
Merger Sub	Introduction
Notice Period	4.2(d)(iii)
Order	3.7
Owned Intellectual Property Rights	3.17(d)
Parent	Introduction
Per Share Merger Consideration	1.5(c)
Plan of Merger	Recitals
Proxy Statement	2.4
Real Property Leases	3.11(b)
Regulatory Permits	3.24(h)
Release	3.15
Representatives	4.2(a)
Rights Agreement	3.2(d)
Securities Act	3.5(a)

Defined Term	Section
Social Security Act	3.25(e)
SOX	3.5(a)
State Takeover Approvals	2.3
Surviving Corporation	1.1
Termination Fee	7.3(a)(i)
Transmittal Letter	1.6
Voting Agreement	Recitals
Worker Safety Laws	3.15

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BAXTER INTERNATIONAL INC.

By:	/s/ Ludwig N. Hantson
	Name:	Ludwig N. Hantson
	Its:	CVP / President Bioscience

TWINS MERGER SUB, INC.

By:	/s/ Ludwig N. Hantson
	Name:	Ludwig N. Hantson
	Its:	President

SYNOVIS LIFE TECHNOLOGIES, INC.

By:	/s/ Richard W. Kramp
	Name:	Richard W. Kramp
	Its:	Chief Executive Officer

Exhibit A

Form of Voting Agreement

See Annex B.

EXHIBIT B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SYNOVIS LIFE TECHNOLOGIES, INC.

ARTICLE ONE

The name of the corporation is Synovis Life Technologies, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Minnesota is 2575 University Avenue, St. Paul, Minnesota, 55114-1024.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of Minnesota.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 100 shares of Common Stock, with a par value of $.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of shareholders may be held within or without the State of Minnesota, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Minnesota at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

ARTICLE NINE

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any losses, claim, damages or liabilities arising out of or in connection with such person’s actions as a director, except for any such loss, claim, damage or liability caused by the negligence or willful misconduct or such person or any other director of the Corporation. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in these amended and restated articles of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Minnesota, and all rights conferred upon shareholders herein are granted subject to this reservation.

* * * * *

Annex B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 12, 2011 (this “Agreement”), by and among Baxter International Inc., a Delaware corporation (“Parent”), and              (the “Shareholder”) in his/her capacity as a shareholder of Synovis Life Technologies, Inc., a Minnesota corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company and Twins Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Per Share Merger Consideration specified therein;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of the Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Shareholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Shareholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Control” (including with its correlative meaning, “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Shares” means the Shareholder’s Existing Shares, together with any shares of Company Common Stock or other voting capital stock of the Company and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Shareholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumber” shall have a correlative meaning to the term Encumbrance.

“Existing Shares” means the shares of Company Common Stock that are Beneficially Owned by the Shareholder as of the date hereof, as set forth on Schedule 1 hereto.

“Expiration Date” shall mean the date on which this Agreement shall terminate in accordance with its terms.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1    Agreement to Vote.

(a)    The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Shareholder Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, the Shareholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i)    appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Certificate) covering, all of the Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company shareholders at which any of the foregoing matters are submitted for consideration and vote of the Company shareholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and (c) against any Alternative Proposal or Alternative Transaction and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Shareholder of its obligations under this Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (y) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Charter or Company Bylaws.

(b)    The Shareholder hereby waives, and agrees not to exercise or assert, any rights of dissent or similar rights (including under Sections 302A.471 and 302A.473 of the MBCA) in connection with the Merger.

(c)    The Shareholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivate or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

(d)    The obligations of the Shareholder specified herein (including this Section 2.1) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

2.2    No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while the Merger Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement. The Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable and the Shareholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Covered Shares.

2.3    Proxy. The Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact, David P. Scharf, the general counsel of Parent, and Ludwig N. Hantson, Corporate Vice President of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1 prior to the Expiration Date at any annual or special meetings of shareholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1 is to be considered; provided however, that the Shareholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Shareholder has not delivered to the Secretary of the Company at least ten Business Days prior to the meeting at which any of the matters described in Section 2.1 is to be considered a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares be voted in accordance with Section 2.1. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. The Shareholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy at any time at its sole election by written notice provided to the Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a)    Authorization; Validity of Agreement; Necessary Action. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)    Ownership. The Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Expiration Date will be, Beneficially Owned by the Shareholder. The Shareholder has good and valid title to the Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Shareholder. The Shareholder has and will have at all times through the Expiration Date sole voting power (including the right to Control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Expiration Date.

(c)    No Violation. The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Shareholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Shareholder pursuant to, any Contract or other instrument or obligation to which the Shareholder is a party or by which the Shareholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)    Consents and Approvals. The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

(e)    Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)    Finder’s Fees. Except as described in Section 3.23 of the Merger Agreement, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

(g)    Reliance by Parent. The Shareholder has received and reviewed a copy of the Merger Agreement. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder and the representations and warranties of the Shareholder contained herein. The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

3.2    Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1    Prohibition on Transfers; Other Actions. Until the Expiration Date, the Shareholder agrees that it shall not (a) Transfer any Covered Shares, Beneficial Ownership thereof or any other interest therein; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. The Shareholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Covered Shares.

4.2    Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3    No Solicitation; Support of Acquisition Proposals. From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, the Shareholder shall not, and shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the making, announcement or submission of, any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract contemplating, providing for, relating to or in connection with, any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal; (iii) knowingly furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Alternative Proposal; (iv) approve, endorse or recommend any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal or (v) enter into, continue or otherwise participate in any discussions or negotiations (including furnishing any information) regarding any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal. The Shareholder will, and will cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal.

4.4    Notice of Acquisitions. The Shareholder agrees to notify Parent as promptly as practicable orally or in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

4.5    Further Assurances. From time to time, at Parent’s reasonable request and without further consideration, the Shareholder agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Entities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, the Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Shareholder’s identity and ownership of Covered Shares and the nature of the Shareholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1    Termination. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, the provisions of this ARTICLE V shall survive any termination of this Agreement without regard to any temporal limitation. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party for any breach of this Agreement occurring prior to such termination or expiration; provided that upon payment by the Company of the Termination Fee and the Expenses, as applicable, to Parent pursuant to the terms of the Merger Agreement, the Shareholder shall have no further liability with respect to this Agreement or the transactions contemplated hereby or by the Merger Agreement to Parent; provided further that nothing herein shall release any party from liability for willful or intentional breach or fraud.

5.2    No Ownership Interest. The Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. The Shareholder shall be entitled to receive any cash dividend paid by the Company with respect to the Covered Shares during the term of this Agreement. Nothing in this Agreement shall be interpreted as (i) obligating any Shareholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent to:

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Facsimile: (847) 948-2450

Attention: General Counsel

with a copy (which shall not constitute notice to Parent) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention:  R. Scott Falk, P.C.

                  Roger D. Rhoten

(b)	if to the Shareholder, to:

c/o Synovis Life Technologies, Inc.

2575 University Avenue West

St. Paul, Minnesota 55114

Facsimile: (651) 642-9018

Attention:  Chief Executive Officer

with a copy (which shall not constitute notice to the Shareholder) to:

Dorsey & Whitney LLP

Suite 1500

50 South Sixth Street

Minneapolis, Minnesota 55402-1498

Facsimile: (612) 340-2868

Attention: Timothy S. Hearn

                 Jonathan Van Horn

5.4    Interpretation; Definitions. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

5.5    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.6    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

5.7    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

(b)    Exclusive Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Delaware, in any action or proceeding arising out of, or relating to, this Agreement, irrevocably consents to the service of process by registered mail or personal service and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, any defense of inconvenient forum to the maintenance of any action or proceeding so brought, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(c)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8    Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Shareholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

5.9    Remedies. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties hereto agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

5.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

5.11    Successors and Assign. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void, except that Parent, upon prior written notice to the Shareholder, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.12    Action by Shareholder Capacity Only. Parent acknowledges that the Shareholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by the Shareholder or its Affiliate or designee, or require the Shareholder or its Affiliate or designee to take any action or refrain from taking any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or the failure to refrain from taking any actions, by it or him in such capacity as a director or officer of the Company (including actions taken, or the failure to refrain from taking any action, as permitted in Section 4.2 of the Merger Agreement) shall not be deemed to constitute a breach of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SHAREHOLDER:

By:
Name:

BAXTER INTERNATIONAL INC.

By:
Name:
Title:

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Class	Number of Existing Shares
Company Common Stock

Annex C

December 12, 2011

Board of Directors

Synovis Life Technologies, Inc.

2575 University Avenue West

St. Paul, Minnesota 55114

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Synovis Life Technologies, Inc. (the “Company”), of the Per Share Merger Consideration (as defined below), to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among Baxter International, Inc. (the “Acquiror”), the Company and Twins Merger Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by any subsidiary of the Company or by the Acquiror or any subsidiary of the Acquiror, will be converted into the right to receive $28.00 in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated December 8, 2011; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts on a stand-alone basis, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available or furnished to us by management of the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

Opinion of Piper Jaffray & Co.

December 12, 2011

We have relied on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion, except in accordance with the terms of our engagement letter with the Company and upon its specific request.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result,

Opinion of Piper Jaffray & Co.

December 12, 2011

Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Merger and the participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Per Share Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Per Share Merger Consideration to be received by holders of Company Common Stock in the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex D

SECTIONS 471 AND 473 OF THE

MINNESOTA BUSINESS CORPORATION ACT

302A.471        Rights of Dissenting Shareholders.

Subdivision 1.    Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)    alters or abolishes a preferential right of the shares;

(2)    creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)    alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)    excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5)    eliminates the right to obtain payment under this subdivision;

(b)    a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)    a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d)    a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e)    a plan of conversion adopted by the corporation; or

(f)    any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subdivision 2.    Beneficial owners.

(a)    A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)    A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subdivision 3.    Rights not to apply.

(a)    Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)    If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c)    Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1)    The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2)    The applicability of clause (1) is determined as of:

(i)    the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii)    the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3)    Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subdivision 4.    Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473        Procedures for asserting dissenters’ rights.

Subdivision 1.    Definitions.

(a)    For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)    “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)    “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)    “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subdivision 2.    Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subdivision 3.    Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subdivision 4.    Notice of procedure; deposit of shares.

(a)    After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)    the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)    any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3)    a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4)    a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)    In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subdivision 5.    Payment; return of shares.

(a)    After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)    the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)    an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)    a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)    The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)    If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subdivision 6.    Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subdivision 7.    Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subdivision 8.    Costs; fees; expenses.

(a)    The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)    If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

SYNOVIS LIFE TECHNOLOGIES, INC.

SPECIAL MEETING OF SHAREHOLDERS

February 14, 2012

9:00 a.m. local time

OFFICES OF DORSEY & WHITNEY LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota

SYNOVIS LIFE TECHNOLOGIES, INC.	proxy
2575 University Avenue W.
St. Paul, Minnesota 55114-1024

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Special Meeting of Shareholders and Proxy Statement dated January 12, 2012, appoints Richard W. Kramp and Brett A. Reynolds proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the matters shown on the reverse side, all shares of common stock of Synovis Life Technologies, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of Synovis Life Technologies, Inc., to be held on February 14, 2012 at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota at 9:00 a.m. local time and any adjournment thereof.

See reverse for voting instructions.

Synovis Life	c/o Georgeson Inc.
Technologies, Inc.	199 Water Street. 26th Floor New York, NY 10038

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – Shareholders of record can access www.voteproxy.com and follow the on-screen instructions to vote their proxy. Have your proxy card available when you access the web page. Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on February 13, 2012.

PHONE – Shareholders of record call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on February 13, 2012. Have your proxy card available when you call.

Beneficial owners may vote by telephone or internet if their bank or broker makes those methods available, in which case, the bank or broker will include the instructions with the proxy materials.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Synovis Life Technologies, Inc., c/o Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of December 12, 2011, by and among Baxter International Inc., Twins Merger Sub, Inc. and Synovis Life Technologies, Inc.	☐ For	☐ Against	☐ Abstain

2.	A proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Synovis Life Technologies, Inc. in connection with the completion of the merger.	☐ For	☐ Against	☐ Abstain

3.	Proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Address Change? Mark Box ☐ Indicate changes below:		Date

Signature(s) in Box

Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.